As filed with the U.S. Securities and Exchange Commission on May 7, 2007
Registration No. 333-142599

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

YTB INTERNATIONAL, INC.
(Name of small business issuer in its charter)

Delaware	4700	20-2181181
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1901 East Edwardsville Road Wood River, Illinois 62095 (618) 655-9477
	(Address and telephone number of principal executive offices)

J. Scott Tomer Chief Executive Officer YTB International, Inc. 1901 East Edwardsville Road Wood River, Illinois 62095 (618) 655-9477
(Name, address and telephone number of agent for service)

Copy to: Robert H. Cohen, Esq. Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York, New York 10166 Tel: (212) 801-9200; Fax: (212) 801-6400

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	865,724 shares		$4.55	(2)	$3,939,044.20	$120.93
Warrant to Purchase Common Stock	400,000 shares			(3)	$(3)	(3)
Common Stock underlying Warrant	400,000 shares	(4)	$4.55	(5)	$1,820,000	$55.87
Total	$176.80	(6)

(1) This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock, as quoted by the Pink Sheets Electronic Quotation Service on May 1, 2007.

(3) Under Rule 457(g), no separate registration fee is required with respect to the warrant, as it is being registered on the same registration statement as the common stock offered pursuant thereto.

(4) Represents the common stock issuable upon the exercise of the warrant being registered hereby.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), based upon the highest of the following: (i) the price at which the warrant may be exercised, (ii) the offering price of securities of the same class included in the registration statement, or (iii) the price of securities of the same class, calculated in accordance with Rule 457(c).

(6) Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. OUR SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MAY 7, 2007

YTB INTERNATIONAL, INC.

1,265,724 Shares

Common Stock

Common Stock of YTB International, Inc.

This prospectus relates to the sale of up to 1,265,724 shares of our common stock by the selling stockholder listed in this prospectus. Of these shares of common stock, 893,065 shares are currently outstanding, and 400,000 shares are issuable upon the exercise of an outstanding warrant to purchase common stock.

These shares may be sold by the selling stockholder from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Pursuant to registration rights granted by us to the selling stockholder, we are obligated to register shares held of record and shares issuable upon exercise of the warrant by the selling stockholder. The distribution of the shares by the selling stockholder is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the above-referenced shares by the selling stockholder, except upon exercise of the warrant. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholder will borne by it.

Our common stock is quoted on the Pink Sheets Electronic Quotation Service under the symbol YTBL.PK. The high and low bid prices for shares of our common stock on May 1, 2007, were $4.60 and $4.35 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the Pink Sheets network. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

The selling stockholders and any broker-dealer executing sell orders on behalf of the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933.

An investment in these securities involves a high degree of risk.
Please carefully review the section titled “Risk Factors” beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May __, 2007

In considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

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SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding us and the common stock being sold in this offering. Unless the context otherwise requires, “we,” “our,” “us” and similar phrases refer to YTB International, Inc., together with its wholly-owned subsidiaries, RezConnect Technologies Inc., YTB Travel Network, Inc. and YourTravelBiz.com, Inc.

Our Business

YTB International, Inc., a Delaware corporation, engages in an active travel services business and has operated in the travel services industry for 25 years. We offer an interactive, real-time travel booking engine and access to preferred deals with leading travel industry suppliers to our licensees and to small office and home office agencies and independent travel agencies. Our revenue stream is comprised primarily of initial license fees as each online travel agency is sold, monthly license fees from our licensed travel agents, which we refer to as “Referring Travel Agents” or “RTAs”, and commissions on the sale of travel products. For a description of our current and prospective business activities, see “Business.”

We conduct our business operations through three distinct wholly-owned subsidiaries: YourTravelBiz.com, Inc., which uses a referral marketing system to offer and sell licenses for online travel agencies; YTB Travel Network, Inc., together with its subsidiary YTB Travel Network of Illinois, Inc., which licenses and services our RTAs; and REZconnect Technologies, Inc., a franchisor of traditional “brick and mortar” travel agencies, as well as Internet-based travel-related services and technology, which offers proprietary reservation systems for the travel and entertainment industry.

We operate our businesses under various trade names “YourTravelBiz.com,” “YourTravelBiz,” “YTBnet.com,” “YTB Travel and Cruises,” “Travel Network,” “Global Travel Network,” “Travel Network Vacation Central,” “YTB.com,” as well as web sites “Bookmytravel.com,” and “REZconnect.com.”

While previously concentrating on the establishment of our “brick and mortar” franchise operations, our management recognized that margins in the travel agency industry are generally shrinking, due in large measure to reductions by airlines in commission rates and to greater competition throughout the industry. To combat these trends and strengthen our competitive position, we sought to bring advanced technology to our operations by investing in software development and offering new online travel agency opportunities. All travel arrangements from the online travel sites that we host are serviced by the divisions of our company. As of May 1, 2007, there were approximately 91,000 such online sites in operation.

We were originally incorporated in the State of New York in June 1982 as Travel Network, Ltd., doing business as Global Travel Network. Summary information regarding the development of our business is found below under “Business - Corporate History.”

YourTravelBiz.com, Inc., referred to as “YTB Marketing”, conducts business through recruitment, enrollment, training, and support of its sales force. There are currently approximately 178,000 independent contractors, known as Independent Marketing Representatives (each, an “IMR”), who are responsible for enrolling RTAs, most of whom work from their homes. IMRs are compensated via a multilevel marketing commission structure. An IMR might utilize a number of methods for attracting new RTAs, including the use of informational meetings and events, newspaper advertising, and one-on-one meetings with individuals seeking a home-based business enterprise.

YTB Marketing was created to market travel agency websites to RTAs in a referral marketing program that provides IMRs with incentives to bring RTAs into the system. RTAs are also independent contractors and are provided with training materials and onsite training at various locations throughout the United States. YTB Marketing charges an initial license feel of $449.95 plus $49.95 per month, on a month-to-month basis, for RTAs to own and operate an online travel site.

YTB Travel Network, Inc. and its subsidiary YTB Travel Network of Illinois, Inc. make up our “YTB Travel” operating division. This division handles arrangements to sell airline tickets, cruise packages and other services, plus travel sales, from the approximately 91,000 RTAs’ web sites that it hosts. YTB Travel handles travel processing, document distribution and travel commission payments, including tracking transactions for each of the sites. RTAs are schooled through our travel training courses. This training is accomplished through a combination of company conference calls, e-training modules and hands-on certification seminars.

REZconnect Technologies, Inc., which we refer to as “Technologies”, includes a “brick and mortar” travel franchise system and provides our technology software and services to the travel industry. Technologies builds reservation systems using proprietary applications for suppliers within the travel industry. Technologies sells and services travel stores within the travel industry and includes RezCity.com, an online city guide and travel store. Technologies operates under the following brands: Travel Network, Global Travel Network and Travel Network/Vacation Central.

Technologies’ consumer-driven websites provide strong content and booking-ability, with over 60 booking engines incorporated into any one site, covering all aspects of the travel industry.

Until recently, our common stock was quoted on the Over-The-Counter Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol YTBL.OB. Because of our inability to remain current in our periodic reporting obligations under the Securities Exchange Act of 1934, as amended, our common stock was removed from the Over-The-Counter Bulletin Board and is now quoted on the Pink Sheets under the symbol YTBL.PK. We have now become current with our periodic reports under the Exchange Act and we intend to have our common stock quoted on the Over-The-Counter Bulletin Board once again and to apply for its listing in the near future on the American Stock Exchange, although no assurances can be given in this regard. See “Risk Factors - Risks Related to Our Common Stock - Liquidity on the Pink Sheets Electronic Quotation service is limited and we may not be able to obtain listing of our common stock on a more liquid market”.

Corporate Information

Our principal executive offices are located at 1901 E. Edwardsville Road, Wood River, Illinois 62095, and our telephone number is (618) 655-9477. Our websites are located at www.rezconnect.com and www.ytb.com. Information on our websites is not, and should not be considered, part of this prospectus.

THE OFFERING

Common stock offered by the selling stockholders:

Presently outstanding number of shares	865,724 shares

Maximum number of shares that may be issued upon exercise of an outstanding warrant	400,000 shares

Total shares offered	1,265,724 shares

Common stock outstanding	38,646,967 shares (1) (2)

Use of proceeds
We will receive none of the proceeds from the sale of the shares by the selling stockholder, except upon exercise of the warrant. We will use the proceeds from any exercise of warrant for general working capital purposes.

Trading symbol	YTBL.PK

(1) As of May 1, 2007. Does not include shares of our common stock that are reserved for issuance pursuant to outstanding stock options and warrants.

(2) As of May 1, 2007, 38,646,967 shares of our common stock, par value $0.001 were outstanding. Of the 38,646,967 outstanding shares, 6,537,108 represent restricted shares that have been issued but have not yet vested and are therefore not beneficially owned by any stockholder.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our ongoing activities may require us to seek additional financing, which may not be obtainable or may be unduly onerous or dilutive.

Historically, we have financed operations through revenue and the sale of equity securities. Even if we are successful in raising additional capital to meet our working capital requirements, we may nevertheless need to obtain additional financing to fund ongoing operations or expansion of our business through such measures as increases in sales and marketing expense, joint ventures, acquisitions or other strategic transactions we deem in the best interests of the company. We would expect to seek such financing through bank borrowings and/or sales of our equity or debt securities. There can be no assurance that we will be able to obtain such financing as and when necessary to meet our operating requirements or expansion plans, if any, or that the terms of any available financing will not be unduly onerous or dilutive to our stockholders.

Because our management team controls a large percentage of our common stock, they have the ability to influence matters affecting our stockholders.

Our management team controls 43.85% of the total voting power the company. Given their large voting control, it is expected that management will exert nearly total control over the policies of the company. As such, management will have substantial influence over us, which influence may not necessarily be consistent with the interests of our other stockholders.

Our Board of Directors has submitted to a vote of our stockholders proposals that will solidify the continuing control of our management team over our company and that may ultimately have a negative effect on the liquidity and price of our shares.

At our next Annual Meeting of Stockholders, scheduled for June 11, 2007, our stockholders will be voting on anti-takeover amendments to our Certificate of Incorporation and a reclassification and stock split that will enhance the ability of our current management to retain control of our company. Because our management team controls 43.85% of our total voting power, these proposals, which are described below, are likely to be approved.

Anti-Takeover Measures: Our Board of Directors has approved and recommended that our stockholders approve, the classification of our Board of Directors into three classes of directors with staggered terms of office. The Board has also approved and recommended to our stockholders supermajority voting requirements for certain merger and change in control transactions that have not been approved by the Board. These provisions may discourage acquisition proposals or have the effect of delaying or preventing entirely a change in control of our company, which could harm our stock price. Having staggered terms for our directors also will make it more difficult for our stockholders to change the composition of our Board.

Reclassification and Stock Split: Our Board of Directors is proposing to provide for two classes of common stock through an increase in our total authorized capital to 405,000,000 shares, of which 300,000,000 shares would be designated as Class A common shares, with one-tenth of a vote per share, 100,000,000 shares would be designated as Class B common shares, including all currently issued and outstanding shares of our common stock, with one vote per share, and 5,000,000 shares would be designated preferred stock, to be issued with such terms and rights as our Board of Directors may determine. Upon transfer (except for certain gifts to trusts or family members) Class B common shares would automatically convert into shares of Class A common stock.

Upon approval of the reclassification, our Board of Directors intends to authorize a stock split in the form of a share dividend. The stock split would take place in two steps. Each holder of the newly designated Class B common stock (the currently designated “common stock”) would receive a dividend of one share of Class B common stock for each share of Class B common stock they held. After giving effect to the first step, each holder of Class B common stock would receive a dividend of one share of Class A common stock for every two shares of Class B common stock held. As a result of the reclassification and the stock split, each holder of one share of our common stock on the record date, which is scheduled for late June 2007, would hold three shares of common stock consisting of two shares of Class B common stock and one share of Class A common stock.

Lloyd J. Tomer, the Chairman of our Board, J. Scott Tomer, Chief Executive Officer and a director of our company, and J. Kim Sorensen, President and a director of our company (collectively referred to below as the “Tomer Group”), have a strong interest in the approval of the reclassification because the implementation of the reclassification would enhance their ability to retain voting control of the company. As of May 1, 2007, the Tomer Group has the right to vote approximately 36.7% of the issued and outstanding existing common stock of our company, which gives it the effective ability to control our company.

Because of the proposed characteristics of the Class B common stock, which would automatically convert into lower-voting Class A common stock upon sale, implementation of the reclassification is likely to limit to a greater degree than the current share structure the future circumstances in which a sale by the Tomer Group of its equity interest in the company could lead to a merger proposal or tender offer that is not acceptable to the Tomer Group or a proxy contest for the removal of our incumbent directors. Consequently, implementation of the reclassification might reduce the possibility that our stockholders will have an opportunity to sell their shares at a premium over prevailing market prices by reason of an acquisition of our company and make it more difficult to replace our current Board of Directors and management.

In addition, Class A common stock could be issued by our Board of Directors in order to dilute the equity ownership of persons seeking to obtain control of our company, thereby possibly discouraging or deterring a non-negotiated attempt to obtain control of the company and making removal of our incumbent management more difficult. The proposal of the reclassification, however, is not a result of, nor does our Board of Directors have knowledge of, any effort to accumulate our capital stock or to obtain control of us by means of a merger, tender offer, solicitation in opposition to our existing Board of Directors or otherwise.

Implementation of the reclassification also may affect the decision of some institutional investors that would otherwise consider investing in the existing common stock. The holding of common stock with less than one vote per share may not be permitted by the investment policies of some institutional investors. This may limit our ability to raise capital necessary to fund and grow our business in the future.

In addition, the reclassification and stock split may have a negative effect on the liquidity and price of our shares. The existence of two classes of common stock could result in less liquidity for either class of common stock than if there were only one class of our common stock. Also, since Class B common stock will automatically convert into lower voting Class A common stock upon sale, a stockholder selling Class B common stock will not be able to transfer such stock with the same voting rights to a purchaser. A purchaser may not be willing to pay the same price for a share of Class A common stock as the purchaser would have paid if the purchaser were permitted to receive Class B common stock.

The proposed changes to our certificate of incorporation will also give our Board of Directors the ability to issue an additional 300,000,000 shares of our common stock without further stockholder approval. The issuance of this much stock would severely dilute the economic and voting interests of our existing stockholders. Purchasers of our stock may discount the price that they are willing to offer for shares of our stock as a result of our ability to issue these authorized shares.

Our revenues are highly dependent on licensing fees received from travel agents and agencies.

Licensing fees from hosting websites that we offer to home based representatives, make-up over 70% of our revenues. While our business model is based primarily on licensing our various products and services, we do intend to pursue other sources of revenue to lower this percentage. In the event we are unable to do so, we will remain dependent on licensing. The majority of our licensing agreements are terminable at will or upon 30 days’ notice. While we are dependent on fees from licensing, no single license accounts for more than 1% of our licensing revenues. In the event of a substantial decrease in the licenses we grant or renew, or the fees we are able to charge for those licenses, our financial condition, results of operations and future growth may be substantially impaired.

If we fail to attract and retain Individual Marketing Representatives (IMRs) and Referring Travel Agents (RTAs) in a cost-effective manner, our ability to grow and become profitable may be impaired.

Our business strategy depends on increasing our overall number of customer transactions in a cost-effective manner. In order to increase our number of transactions, we must attract new online travel agencies to the company through our IMRs and additional visitors to all our websites, convert these visitors into paying customers and capture repeat business from existing RTAs and their customers. Although we have spent significant financial resources on sales and marketing and plan to continue to do so, there are no assurances that these efforts will be cost effective at attracting new IMRs, RTAs or end customers or increasing transaction volume. In particular, we believe that rates for desirable advertising and marketing placements are likely to increase in the foreseeable future, and we may be disadvantaged relative to our larger competitors in our ability to expand or maintain our advertising and marketing commitments. If we do not achieve our marketing objectives, our ability to grow and become profitable may be impaired.

Our failure to establish and maintain travel agent relationships for any reason could negatively impact sales of our products and harm our financial condition and operating results.

We sell travel products through RTAs and travel agencies, and we depend upon them for sales revenue. To increase our revenue, we must increase the number of, or the productivity of, our RTAs and other travel agents. Accordingly, our success depends in significant part upon our ability to attract, retain and motivate a large base of RTAs and other travel agents. There may be a high rate of turn over among our RTAs and other travel agents. The loss of a significant number of RTAs and other travel agents for any reason could negatively impact sales of our products and could impair our ability to attract new RTAs and other travel agents.

In our efforts to attract and retain RTAs and other travel agents, we compete with other travel companies. Our operating results could be harmed if our existing and new business opportunities and products do not generate sufficient interest to retain existing RTas and other travel agents and attract new RTAs and other travel agents.

Travel agents have highly variable levels of training, skills and capabilities. The turnover rate of our RTAs and other travel agents, and our operating results, can be adversely impacted if we do not provide the necessary mentoring, training and business support tools for new travel agents to become successful sales people in a short period of time.

Adverse publicity associated with our products, services or network marketing program, or those of similar companies, could harm our financial condition and operating results.

The results of our operations may be significantly affected by the public’s perception of our company and similar companies. This perception is dependent upon opinions concerning:

•	the quality of our products and services;

•	our service providers and suppliers;

•	our network marketing program; and

•	the direct selling business generally.

Adverse publicity concerning any actual or purported failure of our company or our IMRs or RTAs to comply with applicable laws and regulations, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse affect on the goodwill of our company and could negatively affect our ability to attract, motivate and retain IMRs and RTAs, which would negatively impact our ability to generate revenue. We cannot ensure that all IMRs and RTAs will comply with applicable legal requirements.

Our marketing program could be found not to be in compliance with current or newly adopted laws or regulations in one or more markets, which could prevent us from conducting our business of marketing online travel agencies in these markets and harm our financial condition and operating results.

Our network marketing program is subject to a number of federal and state regulations administered by the Federal Trade Commission and various state agencies in the United States. We are subject to the risk that, in one or more markets, our network marketing program could be found not to be in compliance with applicable laws or regulations. Regulations applicable to network marketing organizations generally are directed at preventing fraudulent or deceptive schemes, often referred to as “pyramid” or “chain sales” schemes, by ensuring that sales ultimately are made to end users and that advancement within an organization is based on sales of the organization’s products rather than investments in the organization or other non-retail sales-related criteria. The regulatory requirements concerning network marketing programs do not include “bright line” rules and are inherently fact-based and thus, even in jurisdictions where we believe that our network marketing program is in full compliance with applicable laws or regulations governing network marketing systems, we are subject to the risk that these laws or regulations or the enforcement or interpretation of these laws and regulations by governmental agencies or courts can change. The failure of our network marketing program to comply with current or newly adopted regulations could negatively impact our business in a particular market or in general.

We are also subject to the risk of private party challenges to the legality of our network marketing program. The multi-level marketing programs of other companies have been successfully challenged in the past. An adverse judicial determination with respect to our network marketing program, or in proceedings not involving us directly but which challenge the legality of multi-level marketing systems, in any market in which we operate, could negatively impact our business.

In addition, in the United States, the Federal Trade Commission, has recently issued a notice of proposed rulemaking which, if implemented, will regulate all sellers of “business opportunities” in the United States. These regulations are in the early stages of development and the final rules may differ substantially from the rules as originally proposed by the Federal Trade Commission. However, the proposed rules, if adopted, may have a negative impact on our U.S. business.

Since we cannot exert the same level of influence or control over our IMRs and RTAs as we could were they our own employees. Our IMRs and RTAs could fail to comply with our policies and procedures, which could result in claims against us that could harm our financial condition and operating results.

We are not in a position to directly provide the same direction, motivation and oversight for our IMRs and RTAs as we would if they were our own employees. As a result, there can be no assurance that our IMRs and RTAs will participate in our strategies or plans, accept our introduction of new products and services, or comply with our policies and procedures.

While we have implemented policies and procedures designed to govern the conduct of our IMRs and RTAs and to protect the goodwill associated with our company, it can be difficult to enforce these policies and procedures because of the number of IMRs and RTAs and their independent status. Violations by our IMRs or RTAs of applicable laws or of our policies and procedures in dealing with customers could reflect negatively on our products and operations, and harm our business reputation. In addition, it is possible that a court could hold us civilly or criminally accountable based on vicarious liability because of the actions of our IMRs or RTAs.

Our growth cannot be assured; even if we do experience growth, we cannot assure you that we will grow profitably.

Our business strategy is dependent on the growth of our business. For us to achieve significant growth, potential IMRs and RTAs, consumers and travel suppliers must accept our websites as a valuable commercial tool. Consumers who have historically purchased travel products through traditional commercial channels, such as using local travel agents and calling suppliers directly, must instead purchase these products on our RTAs’ websites or our own website. Travel suppliers will also need to accept or expand their use of our website and to view our website as an efficient and profitable channel of distribution for their travel products.

Our growth will depend on our ability to broaden the range of travel products we offer.

Our business strategy is dependent on expanding our revenues from lodging, car rentals, cruises, vacation packages, corporate travel and other travel related products. Key components of this strategy include the growth of our air ticketing. If we are unable to improve the competitiveness of our travel offerings, our business may suffer. We cannot assure you that our efforts will be successful or result in increased revenues, higher margins or continued profitability.

Although not currently a major component of our future revenue model, our growth is also dependent on our ability to broaden the appeal of our website to business and other travelers. We have limited experience with corporate travel, and our ability to offer products and services that will attract a significant number of business travelers to use our services is not certain. If any of these initiatives are not successful, our growth may be limited and we may be unable to maintain profitability. Our plans to pursue other opportunities for revenue growth and cost reduction are at an early stage, and we cannot assure you that our plans will be successful or that we will actually proceed with them as described.

Adverse changes or interruptions in our relationships with travel suppliers could affect our access to travel offerings and reduce our revenues.

We rely on various agreements with our airline, hotel and auto suppliers, and these agreements contain terms that could affect our access to travel services and reduce our revenues. Most of the relationships we have are freely terminable by the supplier upon notice. The majority of our remaining agreements are one year agreements. None of these arrangements are exclusive and any of our suppliers could enter into, and in some cases may have entered into, similar agreements with our competitors.

We cannot assure you that our arrangements with travel suppliers will remain in effect or that any of these suppliers will continue to supply us with the same level of access to inventory of travel offerings in the future. If our access to inventory is affected, or our ability to obtain inventory on favorable economic terms is diminished, it could have a material adverse effect on our business, financial condition or results of operations.

Airline “journey controls” may reduce the number of low-priced connecting itineraries we can present to our customers.

Some carriers currently employ, or may adopt, “journey control logic” designed to enhance the management of airfares and seat availability for connecting itineraries, based on a traveler’s origin and final destination. Our software is capable of accommodating journey control restrictions, but only if the particular airline implements procedures to assure availability of information to our database and update it regularly. If the carrier does not implement these procedures to keep the database updated, then the journey control logic will cause some fare and flight combinations for connecting itineraries to be rejected by the airline. Consumers attempting to book a reservation on one of these itineraries will receive an error message indicating that the desired fare and flight combination is not available, which may affect their perception of the reliability of our service. We believe that our charter associate agreements and, as applicable, supplier link agreements with participating carriers require them to provide availability data on a timely basis to our database on our behalf. If airlines activate journey control restrictions, then our ability to present a large number of low-priced fare and flight combinations on connecting itineraries that can be successfully booked by consumers may be compromised. This could have a material adverse effect on our business and financial results.

We operate in a highly competitive market and we may not be able to compete effectively.

The market for travel products is intensely competitive. We compete with a variety of companies with respect to each product or service we offer, including:

• InterActiveCorp, an interactive commerce company, which owns or controls numerous travel-related enterprises, including Expedia, an online travel agency, Hotels.com, a distributor of online lodging reservations, Hotwire, a wholesaler of airline tickets, lodging and other travel products and Ticketmaster and Citysearch, both of which offer destination information and tickets to attractions;

• Sabre Holdings, which owns Travelocity, an online travel agency, GetThere, a provider of online corporate travel technology and services, and the Sabre Travel Network, a GDS (or “global distribution system” as described below);

• Orbitz, Inc., an online travel company that enables travelers to search for and purchase a broad array of travel products, including airline tickets, lodging, rental cars, cruises and vacation packages;

• Cendant, a provider of travel and vacation services, which owns or controls the following: Galileo International, a worldwide GDS; Cheap Tickets, an online travel agency; Lodging.com, an online distributor of hotel rooms; Howard Johnson, Ramada Inns and other hotel franchisors; Avis and Budget car rental companies; Travelport, a provider of online corporate travel services and other travel-related brands;

• other consolidators and wholesalers of airline tickets, lodging and other travel products, including Priceline.com and Travelweb; and

• other local, regional, national and international traditional travel agencies servicing leisure and business travelers.

Many of our competitors have longer operating histories, larger customer bases, more established brands and significantly greater financial, marketing and other resources than we do. Some of our competitors have operated their respective businesses for significantly longer and may benefit from greater market share, brand recognition, product diversification, scale and operating experience than we do. In addition, some of our competitors have each established exclusive relationships as preferred travel partners for widely used Internet destinations such as America Online, MSN and Yahoo! These exclusive arrangements, and similar relationships that may be secured in the future, could provide these competitors with a significant advantage in obtaining new customers.

Travel agents depend on computer reservation systems, referred to as electronic “global distribution systems” (or “GDSs”) to access flight and other travel product availability and pricing, and to book air and other travel products. The effect of these arrangements may be to preclude us from successfully bargaining for superior airline inventory or other promotional advantages, and to reduce our relative attractiveness as a distribution channel for these airlines. If other travel industry participants, especially some of the larger, more well-known ones, introduce changes or developments we cannot meet in a timely or cost-effective manner, our business may be adversely affected. We cannot assure you that we will be able to effectively compete with other travel industry providers.

We expect existing competitors and business partners and new entrants to the travel business to constantly revise and improve their business models in response to challenges from competing Internet-based businesses, including ours. For example, firms that provide services to us and our competitors may introduce pricing or other business changes that adversely affect our attractiveness to suppliers in favor of our competitors. Similarly, some of our airline suppliers have recently entered into arrangements with GDS providers containing “most favored nations” obligations in which they have committed, in exchange for reduced GDS booking fees, to provide to the GDS and its subscribers, including some of our online travel agency competitors, all fares the supplier offers to the general public through any distribution channel.

In addition, consumers may use our or our online travel agents’ websites for route pricing and other travel information, and then may choose to purchase travel products from a source other than ours or our online travel agents’, including travel suppliers’ own websites. Many travel suppliers, including airlines, lodging, car rental companies and cruise operators, also offer and distribute travel products, including products from other travel suppliers, directly to the consumer through their own websites. In many cases, these competitors offer advantages, such as bonus miles or lower transaction fees, that we do not or cannot provide to consumers. In addition, the airline industry has experienced a shift in market share from full-service carriers to low-cost carriers that focus primarily on discount fares to leisure destinations. Some low-cost carriers do not distribute their tickets through other third-party intermediaries.

A reduction in transaction fees or the elimination of commissions paid by travel suppliers could reduce our revenues.

The minimum transaction fees many of our airline suppliers have agreed to pay to us decrease in amount each year over the term of our charter associate agreements. In recent years, less than 5% of our revenues came from transaction and segment fees paid directly by travel suppliers for airline bookings made by our customers through our online travel service. Where we have charter associate agreements with airline suppliers, these agreements obligate the airline to pay us transaction fees on published fares that are not less than certain agreed-upon floor rates for tickets sold on our website. These minimum transaction fees decrease in amount each year and are expected to continue to decline on an annual basis as a percentage of gross revenues, among other reasons because it is unlikely that any of our charter associate airlines will choose to pay us transaction fees above the minimum levels specified in our contracts. Furthermore, our charter associate agreements have defined durations, and we cannot assure you that our transaction fees will not be reduced or eliminated in the future or will be competitive with market terms during the duration of the agreements. Nonetheless, the service and airline segment fees now charged to the traveling customer has actually offset the reduced commissions over the period but there is no guarantee that this will continue.

Interruptions in service from third parties or transitions to new service providers could impair the quality of our service.

We rely on third-party computer systems and other service providers, including the computerized central reservation systems of the airline, lodging and car rental industries, to make airline ticket, lodging and car rental reservations and credit card verifications and confirmations. Other third parties provide, for instance, our data center, telecommunications access lines and significant computer systems and software licensing, support and maintenance services. In the past, third parties like these have suffered system outages that have adversely affected the ability of their clients to offer travel services or to process booking transactions. Any future interruption in these, or other, third-party services or a deterioration in their performance could impair the quality of our service. We cannot be certain of the financial viability of all of the third parties on which we rely. We work with many vendors in the telecommunications industry, including Broadview and Verizon for Internet access. If our arrangements with any of these third parties is terminated or if they were to cease operations, we might not be able to find an alternate provider on a timely basis or on reasonable terms, which could hurt our business.

We rely on relationships with licensors for key components of our software.

We also rely on licensed technology and hire contractors to assist in the development and maintenance of our systems. Continued access to these licensors and contractors on favorable contract terms or access to alternative software licenses and information technology contractors is important to our operations. Adverse changes in any of these relationships could have a material adverse effect on our business, financial condition or results of operations.

We attempt to negotiate favorable pricing, service, confidentiality and intellectual property ownership or licensing terms in our contracts with all of our service providers. These contracts usually have multi-year terms. However, there is no guarantee that these contracts will not terminate and that we will be able to negotiate successor agreements or agreements with alternate service providers on competitive terms. Further, the existing agreements may bind us for a period of time to terms and technology that become obsolete as our industry and our competitors advance their own operations and contracts.

Our success depends on maintaining the integrity of our systems and infrastructure.

In order to be successful, we must provide reliable, real-time access to our systems for our licensed travel agencies, customers and suppliers. As our operations grow in both size and scope, we will need to improve and upgrade our systems and infrastructure to offer an increasing number of people and travel suppliers enhanced products, services, features and functionality. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase.

Consumers and suppliers will not tolerate a service hampered by slow delivery times, unreliable service levels or insufficient capacity, any of which could have a material adverse effect on our business, financial condition or results of operations.

Our computer systems may suffer failures, capacity constraints and business interruptions that could increase our operating costs and cause us to lose customers.

Our operations face the risk of systems failures. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, computer hacking break-ins, earthquake, terrorism and similar events. The occurrence of a natural disaster or unanticipated problems at our facilities or locations of key vendors could cause interruptions or delays in our business, loss of data or render us unable to process reservations. Hardware failure or software error that affects our systems could result in corruption or loss of data and could cause an interruption in the availability of our services. In addition, the failure of our computer and communications systems to provide the data communications capacity required by us, as a result of human error, natural disaster or other occurrence could adversely affect our reputation, brand and business. In the past, third-party failures and human error have resulted in system interruptions, and we cannot assure you that similar system interruptions will not occur in the future.

In these circumstances, our redundant systems or disaster recovery plans may not be adequate. Similarly, although many of our contracts with our service providers require them to have disaster recovery plans, we cannot be certain that these will be adequate or implemented properly. In addition, our business interruption insurance may not adequately compensate us for losses that may occur.

Rapid technological changes may render our technology obsolete or decrease the attractiveness of our products to our RTAs and consumers.

To remain competitive in the online travel industry, we must continue to enhance and improve the functionality and features of our website. The Internet and the online commerce industry are rapidly changing. In particular, the online travel industry is characterized by increasingly complex systems and infrastructures and new business models. If competitors introduce new products embodying new technologies, or if new industry standards and practices emerge, our existing web-sites, technology and systems may become obsolete. Our future success will depend on our ability to do the following:

• enhance our existing products;

• develop and license new products and technologies that address the increasingly sophisticated and varied needs of our prospective customers and suppliers; and

• respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

Developing our website and other technology entails significant technical and business risks.

We may use new technologies ineffectively or we may fail to adapt our website, transaction processing systems and network infrastructure to consumer requirements or emerging industry standards. For example, our website functionality that allows searches and displays of ticket pricing and travel itineraries is a critical part of our service, and it may become out-of-date or insufficient from our customers’ perspective and in relation to the search and display functionality of our competitors’ websites. If we face material delays in introducing new services, products and enhancements, we may have difficulty recruiting and maintaining our IMRs and RTAs and customers and suppliers may forego the use of our products and use those of our competitors.

We may not protect our technology or other intellectual property effectively, which would allow competitors to duplicate our products. This could make it more difficult for us to compete with them.

If our intellectual property is not adequate to provide us with a competitive advantage or to prevent competitors from replicating our products, or if we infringe the intellectual property rights of others, our financial condition and results of operations could be harmed. Our success and ability to compete in the online travel industry depends, in part, upon our ability to timely produce innovative products and product enhancements that motivate our distributors and customers, which we attempt to protect under a combination of trade secret laws, confidentiality procedures and contractual provisions. We rely primarily on trade secret laws and provisions in our contracts to protect our technology. We own, or have licenses to use, the material trademark and trade name rights used in connection with the packaging, marketing and distribution of our products in the markets where those products are sold. Therefore, trademark and trade name protection is important to our business. We attempt to negotiate beneficial intellectual property ownership provisions in our contracts. However, laws and our actual contractual terms may not be sufficient to protect our technology from use or theft by third parties.

We may be unable to prevent third parties from infringing upon or misappropriating our proprietary rights, or from independently developing non-infringing products that are competitive with, equivalent to, and/or superior to our products. For instance, a third party might try to reverse engineer or otherwise obtain and use our technology without our permission and without our knowledge, allowing competitors to duplicate our products. We may have legal or contractual rights that we could assert against such illegal use, but monitoring infringement and/or misappropriation of intellectual property can be difficult and expensive, and we may not be able to detect any infringement or misappropriation of our proprietary rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights is complex and expensive and could cause us to divert financial and other resources away from our business operations. Further, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Additionally, third parties may claim that products we have independently developed infringe upon their intellectual property rights. The laws of some countries in which we may wish to sell our products may not protect software and intellectual property rights to the same extent as the laws of the U.S. We may not be successful in asserting trademark or trade name protection. Resolution of claims may require us to obtain licenses to use intellectual property rights belonging to third parties or possibly to cease using those rights altogether. Any of these events could have a material adverse effect on our business, results of operations or financial condition. The duplication of any of our proprietary technology, legally or illegally, could impair our competitive advantage, which could have a material impact on our financial condition and future profits. The loss or infringement of our trademarks or trade names could impair the goodwill associated with our brands and harm our reputation, which would harm our financial condition and operating results.

If we do not attract and retain qualified personnel, we may not be able to expand our business.

Our business and financial results depend on the continued service of our key personnel, in particular J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen. Their relationship with Referring Travel Agents and their experience and reputation are keys factor in our business. The loss of the services of our executive officers or other key personnel could harm our business and financial results. Our success also depends on our ability to hire, train, retain and manage highly skilled employees. We cannot assure you that we will be able to attract and retain a significant number of qualified employees or that we will successfully train and manage the employees we hire.

We may consider acquisitions or other strategic opportunities that may prove to be unsuccessful.

If appropriate strategic opportunities present themselves, we may acquire businesses, products or technologies that we believe will complement and grow our existing business. We do not currently have any understandings, commitments or agreements with respect to any acquisition or other such strategic transaction. We may not be able to identify, negotiate or finance any future acquisition successfully. Even if we do succeed in acquiring a business, product or technology, or entering into some other form of strategic combination, the process of integration may produce unforeseen operating difficulties and expenditures and may absorb significant attention of our management that would otherwise be available for the ongoing development of our business. Such acquisitions may involve numerous other risks, including: failure to realize expected synergies or cost savings; unidentified issues not discovered in our due diligence process, including product and service quality issues and legal contingencies; potential loss of our key employees or key employees of the acquired company; difficulty in maintaining controls, procedures and policies during the transition and integration process and difficulty in maintaining our relationships with existing travel suppliers or customers. If we make future acquisitions, we may issue shares of stock or convertible debt that dilute the interests of our other shareholders and dilute our earnings per share, expend cash, incur debt, assume contingent liabilities or create additional expenses related to amortizing other intangible assets with estimable useful lives, any of which might harm our business, financial condition or results of operations.

Declines or disruptions in the travel industry, such as those caused by general economic downturns, terrorism, health concerns or strikes or bankruptcies within the travel industry could reduce our revenues.

Our business is affected by the health of the travel industry. Travel expenditures are sensitive to business and personal discretionary spending levels and tend to decline during general economic downturns. A decline in travel could affect our ability to attract IMRs and RTAs. Additionally, travel is sensitive to safety concerns, and thus may decline after incidents of terrorism, during periods of geopolitical conflict in which travelers become concerned about safety issues, or when travel might involve health-related risks. For example, the terrorist attacks of September 11, 2001, which included attacks on the World Trade Center and the Pentagon using hijacked commercial aircraft, resulted in a decline in travel bookings, including those through our website. The long-term effects of events such as these could include, among other things, a protracted decrease in demand for air travel due to fears regarding terrorism, war or disease. These effects, depending on their scope and duration, which we cannot predict at this time, could significantly impact our long-term results of operations or financial condition.

Other adverse trends or events that tend to reduce travel and may reduce our revenues include:

• higher fares and rates in the airline industry or other travel-related industries;

• labor actions involving airline or other travel suppliers;

• political instability and hostilities;

• fuel price escalation;

• travel-related accidents; and

• bankruptcies or consolidations of travel suppliers and vendors.

To the extent we are successful in increasing our business, there may be a strain on our financial, management and other resources.

We intend to pursue an aggressive growth strategy to capitalize on the growing franchising and online travel industry by enhancing our image through expanded marketing efforts. Our future performance will depend in part on our ability to manage change in both the international and domestic markets, and will require us to attract, train and retain additional management, sales, design, marketing and other key personnel. In addition, our ability to effectively manage our growth will require us to continue to improve our operational systems and infrastructure. There can be no assurance that we will be successful in such efforts and the inability of our management to manage growth effectively could have a material adverse effect on our business, financial condition and results of operation.

Evolving government regulation could impose taxes or other burdens on our business, which could increase our costs or decrease demand for our products.

We must comply with laws and regulations applicable to online commerce and the sale of air transportation. Increased regulation of the Internet or air transportation or different applications of existing laws might slow the growth in the use of the Internet and commercial online services, or could encumber the sale of air transportation, which could decrease demand for our products, increase the cost of doing business or otherwise reduce our sales and revenues. The statutes and case law governing online commerce are still evolving, and new laws, regulations or judicial decisions may impose on us additional risks and costs of operations.

In addition to federal regulation, state and local governments could impose additional taxes on Internet-based sales, and these taxes could decrease the demand for our products or increase our costs of operations. We are currently reviewing the tax laws in various states and jurisdictions relating to state and local hotel occupancy taxes. Several jurisdictions have indicated that they may take the position that hotel occupancy tax is applicable to the gross profit on merchant hotel transactions. Historically, we have not paid such taxes. Some state and local jurisdictions could rule that we are subject to hotel occupancy taxes on the gross profit and could seek to collect such taxes, either retroactively or prospectively or both. If hotel occupancy tax is applied to the gross profit on merchant hotel transactions, it could increase our costs or decrease demand for our products. In addition, new regulations, domestic or international, regarding the privacy of our users’ personally identifiable information may impose on us additional costs and operational constraints.

Our business is exposed to risks associated with online commerce security and credit card fraud.

Consumer concerns over the security of transactions conducted on the Internet or the privacy of users may inhibit the growth of the Internet and online commerce. To transmit confidential information such as customer credit card numbers securely, we rely on encryption and authentication technology. Unanticipated events or developments could result in a compromise or breach of the systems we use to protect customer transaction data. Furthermore, our servers and those of our service providers may be vulnerable to viruses or other harmful code or activity transmitted over the Internet. While we proactively check for intrusions into our infrastructure, a virus or other harmful activity could cause a service disruption.

In addition, we bear financial risk from products or services purchased with fraudulent credit card data. Although we have implemented anti-fraud measures, a failure to control fraudulent credit card transactions adequately could adversely affect our business.

As a result of our operating history in online commerce and the variability that can be experienced by our franchising operations, we unable to accurately forecast our revenues.

Our current and future expense levels are based predominantly on our operating plans. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an adverse effect on our business, operating results and financial condition. Further, we currently intend to increase our operating expenses to develop and offer new and expanded travel services, to fund increased sales and marketing and customer service operations to develop our technology and transaction processing systems. To the extent such expenses precede or are not subsequently followed by increased revenues, our operating results will fluctuate and anticipated net losses in a given period may be greater than expected.

We expect to experience significant fluctuations in our future operating results due to a variety of other factors, many of which are outside our control.

Factors that may adversely affect our operating results include, but are not limited to:

•	our ability to retain existing IMRs, RTAs and customers, attract new IMRs, RTAs and customers at a steady rate and maintain satisfaction;

•	changes in inventory availability from third party suppliers or commission rates paid by travel suppliers;

•	the announcement or introduction of new or enhanced sites, services and products by us or our competitors;

•	general economic conditions specific to the Internet, online commerce or the travel industry;

•	the level of use of online services and consumer acceptance of the Internet and commercial online services for the purchase of consumer products and services such as those offered by us;

•	our ability to upgrade and develop our systems and infrastructure in a timely and effective manner;

•	the level of traffic on our online sites,

•	technical difficulties, system downtime or Internet brownouts;

•	the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

•	governmental regulation;

•	unforeseen events affecting the travel industry, including terrorist activities similar to September 11 and the conflict with Iraq; and

•	the ability of our company and our IMRs to attract new RTAs and our RTAs to retain their existing customers, attract new customers and maintain satisfaction.

Our failure to appropriately respond to changing consumer preferences and demand for new products or product enhancements could significantly harm our online travel agency and customer relationships.

Our business is subject to changing consumer trends and preferences. Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not respond in a timely or commercially appropriate manner to such changes. Our failure to accurately predict these trends could negatively impact consumer opinion of our products and services, which in turn could harm our customer and online travel agency relationships and cause the loss of sales. Our success depends upon a number of factors, including our ability to:

•	accurately anticipate customer needs;

•	innovate and develop new products and services that meet these needs;

•	successfully commercialize new products and services in a timely manner;

•	price our products and services competitively; and

•	differentiate our product offerings from those of our competitors.

If we fail to further penetrate existing markets or successfully expand our business into new markets, then the growth in sales of our online travel agencies and their sale of travel products, along with our operating results, could be negatively impacted and you could lose all or part of your investment.

The success of our business is to a large extent contingent upon our ability to continue to grow by entering new markets and further penetrating existing markets. Our ability to further penetrate existing markets in which we compete or to successfully expand our business into additional countries, to the extent we believe that we have identified attractive geographic expansion opportunities in the future, are subject to numerous factors, many of which are out of our control.

In addition, government regulations in both domestic and international markets can delay or prevent the introduction, or require the reformulation or withdrawal, of some of our products and services, which could negatively impact our business, financial condition and results of operations. We cannot assure you that our efforts to increase our market penetration in existing markets will be successful. If we are unable to continue to expand into new markets or further penetrate existing markets, our operating results would suffer and the market value of our common shares could decline.

Risks Related to Our Common Stock

Liquidity on the Pink Sheets Electronic Quotation Service is limited and we may not be able to obtain listing of our common stock on a more liquid market.

Our stock was removed from trading on Over-the-Counter Bulletin Board of the National Association of Securities Dealers, Inc. on May 22, 2006 as a result of our failure to timely file our annual report on Form 10-KSB for the year ended December 31, 2005 and other periodic filings with the SEC. Our common stock is currently quoted on the Pink Sheets, LLC under the symbol “YTBL.PK.” Pink Sheets LLC is a privately owned quotation service for over the counter securities. It is neither a Securities and Exchange Commission Registered Stock Exchange nor an NASD broker/dealer system. Pink Sheets is considered a Non-exclusive Securities Information Processor and an Interdealer Quotation System, for which registration is not required under current securities laws. The Pink Sheets provide significantly less liquidity than national or regional exchanges. Securities traded on the Pink Sheets are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. Quotes for stocks included on the Pink Sheets are not listed in newspapers. Therefore, prices for securities traded solely on the Pink Sheets may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price. We cannot give any assurance that we will be able to meet, or, if met, maintain, the listing standards of the Over-the-Counter Bulletin Board or any national or regional exchanges.

Our common stock has been thinly traded and the public market may provide little or no liquidity for holders of our common stock.

Purchasers of our common stock may find it difficult to resell their shares at prices quoted in the market or at all. There is currently a limited volume of trading in our common stock. Due to the historically low trading price of our common stock, many brokerage firms may be unwilling to effect transactions in our common stock, particularly because low-priced securities are subject to an SEC rule that imposes additional sales practice requirements on broker-dealers who sell low-priced securities (generally those below $5.00 per share). We cannot predict when or whether investor interest in our common stock might lead to an increase in its market price or the development of a more active trading market or how liquid that market might become.

The market price of our common stock may be highly volatile or may decline regardless of our operating performance.

The market prices of the securities of Internet-related and online commerce companies have been extremely volatile and have declined overall significantly since early 2000. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Further, the relative illiquidity of trading in our common stock makes it particularly susceptible to price volatility which could cause purchasers of our common stock to incur substantial losses. Factors that could cause fluctuation in the stock price may include, among other things:

• an increase in the volume of public resales of our common stock;

• actual or anticipated variations in quarterly operating results;

• changes in financial estimates by us or by any securities analysts who cover our stock;

• conditions or trends in our industry;

• changes in the market valuations of other travel service providers;

• announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

• regulatory developments or announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

• capital commitments;

• additions or departures of key personnel; and

• sales of our common stock, including sales of our common stock by our directors and officers.

The exercise of options granted under our equity compensation plans could cause your ownership in our company to be diluted and may decrease the value of your investment.

Current and future obligations to issue shares of our common stock under our equity compensation arrangements may dilute the value of your investment. As of December 31, 2006, we had options outstanding covering 625,000 shares of our common stock under our 2004 Stock Option Plan and Restricted Stock Plan. The weighted average exercise price of these options was $1.07. See “Equity Compensation Plan Information” below.

In addition, our Board of Directors has approved a new equity compensation plan for our Independent Marketing Representatives. This new plan will be submitted to a vote of our stockholders at our next Annual Meeting of Stockholders in June. Given the voting power held by our management team, this proposal is likely to be approved. Each award under this plan will consist of discounted stock options exercisable to purchase shares of our common stock. These options will have an exercise price equal to fifty percent (50%) of the fair market value of our common stock on the close of business on the business day immediately preceding the grant date. The plan authorizes the issuance of up to 40,000,000 shares of Class A common stock, assuming our shareholders approve the reclassification of our common stock described under “Risks Related to Our Business and Industry.”

The issuance of shares upon the exercise of options currently granted or that may be granted under our current and future equity compensation plans will dilute the economic and voting interests of our existing stockholders. Purchasers of our stock may discount the price that they are willing to offer for shares of our stock as a result of outstanding options.

We do not expect to pay any dividends to the holders of our common stock for the foreseeable future.

We do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as well as historical information. Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties, and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements including the factors described in the “Risk Factors” section beginning on page 4 and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the U.S. Securities and Exchange Commission, or the SEC, on Form SB-2 to register the securities being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services.

You may also request a copy of our filings at no cost by writing or telephoning us at:

YTB International, Inc.
1901 East Edwardsville Road
Wood River, Illinois 62095
(618) 655-9477

ORGANIZATIONAL AND FINANCING BACKGROUND

Organizational History

On January 4, 2005, we re-incorporated in the State of Delaware by means of a merger with a Delaware corporation named YTB International, Inc. and changed our name from REZconnect Technologies, Inc. to YTB International, Inc. We increased the number of our authorized common shares to 50,000,000, while maintaining 5,000,000 authorized preferred shares. As a consequence of this Delaware merger and associated re-incorporation, YTB International, Inc. became the successor to REZconnect Technologies, Inc. and to REZconnect Technologies, Inc.’s three subsidiaries, YourTravelBiz.com, Inc. (Delaware), REZconnect Technologies, Inc. (Delaware), and YTB Travel Network, Inc. (Delaware), with each subsidiary becoming a wholly-owned subsidiary of YTB International, Inc.

Private Placements to Laurus Master Fund, Ltd. - January 2005 and October 2005

In January 2005, we authorized the sale to Laurus Master Fund, Ltd. of a Secured Convertible Term Note in the principal amount of two million dollars ($2,000,000), which has been converted into 2,058,752 shares of our common stock. Laurus also acquired a Common Stock Purchase Warrant for the purchase of up to 800,000 shares of our common stock, exercisable until January 26, 2012 at a price of $1.25 per share on the first 400,000 shares and $1.58 on the 400,000 share balance. In January 2007, Laurus exercised the warrant and received 601,504 shares of our common stock pursuant to the cashless exercise provisions under the warrant. The warrant has been cancelled. We also granted Laurus the right to issue to us an additional note in the aggregate principal amount of $1,000,000 on the same terms and conditions as the Secured Convertible Term Note. Finally, we granted Laurus registration rights with respect to all shares of common stock underlying the Secured Convertible Term Note and warrant. Closing and funding occurred on January 26, 2005.

In October 2005, Laurus exercised its option to issue to us an additional note in the aggregate principal amount of $1,000,000. Laurus immediately converted this additional note into 800,000 shares of our common stock. In connection with this transaction, Laurus also received a warrant with respect to 400,000 additional shares of our common stock, exercisable at 1.25 per share. We granted Laurus registration rights with respect to these additional 800,000 shares of common stock and the shares of common stock underlying the warrant. Closing and funding occurred on October 31, 2005.

On November 20, 2006, we entered into a Settlement and Release Agreement with Laurus whereby we agreed to issue an additional 200,000 shares of our common stock to Laurus as settlement for liquidated damages for our inability to timely file a registration statement as stipulated in the original agreements governing the January 2005 and October 2005 transactions with Laurus. We also granted registration rights with respect to the aggregate shares of our common stock, and the shares of our common stock underlying the warrant, held by Laurus. All agreements entered into in connection with the January 2005 and October 2005 transactions with Laurus, other than the warrants issued to Laurus, were terminated.

No underwriter was employed in connection with any offer and sale of securities to Laurus. We claimed the exemption from registration provided under Section 4(2) of the Act and Rule 505 of Regulation D thereunder in connection with each such private placement offering.

Offering of Units - June 2005 Private Placement

In February, 2005, we commenced an offering of Units comprised of 18,750 shares of our common stock (at $0.80 per share) and a warrant to purchase 18,750 shares of our common stock at an aggregate price of $15,000 per Unit. Over the offering period, 64 Units were sold for an aggregate $960,000 (including a 20% over subscription provision), the closing for which occurred June 6, 2005.

The warrants attached to each of these 64 Units are exercisable for five years from the date of issuance at an exercise price of $1.75 per share of underlying common stock.

No underwriter was employed in connection with the offer and sale of the securities. We claimed the exemption from registration in connection with this private placement offering provided under Section 4(2) of the Act and Rule 505 of Regulation D thereunder.

Warrant Agreement - April 2005

On April 5, 2005, we executed a warrant agreement with a consultant. The warrant agreement provided for the issuance of warrants to purchase up to 200,000 shares of our common stock at a price of $1.73 per share. The warrant was subject to vesting provisions, all of which have since been satisfied. Shares issuable upon exercise of the warrant will be subject to customary demand and piggyback registration rights.

No underwriter was employed in connection with the offer and sale of the securities. We claimed the exemption from registration in connection with this private placement offering provided under Section 4(2) of the Act and Rule 505 of Regulation D thereunder.

Lease Warrants

We lease office space (which housed our old executive offices) in two buildings in Edwardsville, Illinois under separate commercial lease agreements. The buildings are owned by a real estate company (Meridian Land Company, Inc. (“Meridian Land”)) for which Timothy Kaiser, M.D. and Clay Winfield-- each of whom are members of our Board of Directors-- serve as principals. The combined rental cost of both spaces is $15,000 per month. In addition, each lease contains an addendum which includes a two-year warrant to purchase shares of our Common Stock in exchange for the deed to the related property, unencumbered (collectively, the “Meridian Warrants”). The first lease, which covers approximately 13,000 square feet, expires on June 30, 2010 and includes an addendum with a two-year warrant that is exercisable for 500,000 shares of our Common Stock at a price equal to (i) $1.00 (in the aggregate), plus (ii) unencumbered title to the property. Separately, we have the option to purchase the property for a cash price of $1,850,000. Correspondingly, the second lease, which covers approximately 5,000 square feet and expires on October 31, 2010, includes an addendum with a two-year warrant that is exercisable for 625,000 shares of our Common Stock at a price equal to (i) $1.00 (in the aggregate), plus (ii) unencumbered title to the second property. Separately, we have the option to purchase the second property for a cash price of $2,350,000. The entry into the lease transactions was approved by the independent members of our Board of Directors. We believe that the terms were commercially available terms and are as favorable to us as would be from an unaffiliated party.

USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale of the securities offered for sale by it under this prospectus. We will receive none of the proceeds from the sale of the securities by the selling stockholder, except upon exercise of the warrant currently outstanding. In the event such warrant is exercised, we could receive a maximum of $500,000, which we expect to use for general working capital purposes. We will bear all expenses relating to the registration of the shares of our common stock under federal and state securities laws other than expenses relating to the delivery of the shares to be sold by the selling stockholder. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholder.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Beginning in 1990, when Playorena, Inc. (the public company that is a predecessor of our current company) underwent an initial public offering of its common stock, such common stock was traded on the NASDAQ Stock Market or quoted on the Over-The-Counter Bulletin Board under the symbol “PLEX.” Upon Playorena, Inc.’s acquisition of all of the outstanding equity of Global Travel Network in September 1999 (as described under “Business - Corporate History,” the common stock of the surviving entity, ETRAVNET.COM, Inc., was quoted under the symbol “ETRV”. The symbol under which such common stock was quoted was subsequently changed to “ETVT” on December 20, 1999. Upon the change of ETRAVNET.COM, Inc.’s name to REZconnect Technologies, Inc. in August 2001, the symbol under which the common stock was quoted was changed to “REZT.”

Upon the consummation of our acquisition of YourTravleBiz.com, Inc. and our reincorporation in Delaware as YTB International, Inc. in January 2005, our common stock began to be quoted on the Over-The-Counter Bulletin Board under the symbol “YTBL.OB.” On May 24, 2006, our common stock was suspended from quotation on the Over-The-Counter Bulletin Board as a result of our not having filed our Annual Report on Form 10-KSB for the year ended December 31, 2005 in a timely manner with the United State Securities and Exchange Commission. Since that time, our common stock has been quoted on the Pink Sheets under the common stock symbol “YTBL.PK.” Because we have become current with our periodic reports under the Exchange Act, we intend to have our common stock quoted on the Over-The-Counter Bulletin Board once again and to apply for its listing in the near future on the American Stock Exchange, although no assurances can be given in this regard. See “Risk Factors - Risks Related to Our Common Stock - Liquidity on the Pink Sheets Electronic Quotation Service is limited and we may not be able to obtain listing of our common stock on a more liquid market.”

The following table sets forth the high and low closing prices for our common stock for the periods indicated as reported by the Over-the-Counter Bulletin Board and the Pink Sheets:

	Years ended December 31,
	2007		2006		2005
	High	Low	High	Low	High	Low
First	$ 17.31	$ 2.98	$ 1.37	$ 1.06	$ 1.70	$ 1.25
Second (through May 1 for 2007)	5.75	3.97	$ 1.55	$ 1.11	2.54	1.70
Third			$ 2.95	$ 1.21	3.77	1.80
Fourth			$ 3.28	$ 1.85	$ 2.50	$ 0.95

These bid prices represent prices quoted by broker-dealers on the Pink Sheets. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

As of May 1, 2007, there were approximately 373 holders of record of our common stock.

This prospectus covers 1,265,724 shares of our common stock offered for sale by the selling stockholder. The shares offered by this prospectus include 865,724 presently outstanding shares of our common stock and a maximum of 400,000 issuable upon exercise of a presently outstanding warrant to purchase common stock.

Dividend Policy

We have neither declared nor paid a cash dividend on our common stock since we became a publicly traded company. It is the policy of our Board of Directors to retain all available funds to finance the development and growth of our business. The payment of cash dividends in the future will depend upon our earnings and financial requirements.

EQUITY COMPENSATION PLAN INFORMATION
(as of December 31, 2006)

The following table provides information about securities authorized for issuance under our equity compensation plans as of December 31, 2006:

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	625,000	(2)	$1.07	4,375,000	(3)
Equity compensation plans not approved by security holders
Total	625,000	(2)	$1.07	4,375,000	(3)

(1)	Issued under the YTB International, Inc. 2004 Stock Option and Restricted Stock Plan (the “2004 Stock Option Plan”).

(2)
Consists of 625,000 shares subject to outstanding stock options issued under the 2004 Stock Option Plan; 400,000 of such options issued under the 2004 Stock Option Plan were exercised on January 3, 2007. Excludes 4,375,000 shares issuable or available for issuance under the 2004 Stock Option Plan, such shares being included in column (c) of the table.

(3)	Consists of 4,375,000 shares available for issuance under the 2004 Stock Option Plan to our officers, directors, employees, consultants and advisors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

We are a provider of Internet-based travel related services and operate through our three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc. and REZconnect Technologies, Inc. YourTravelBiz.com, Inc., which we refer to as “YTB Marketing”, establishes online travel agencies and compensates its Individual Marketing Representatives or “IMRs” via a multilevel marketing commission structure. YTB Travel Network, Inc., referred to as “YTB Travel”, contracts with the online travel agencies, provides online booking systems, fulfills travel orders and pays travel commissions. REZconnect Technologies, Inc., which we refer to as “Technologies”, is a travel technology provider, including online travel booking engine technologies, and is a franchisor of travel agencies.

We offer our customers a reliable source of travel products and services through our relationships with selected travel providers, including major airlines, cruise lines, hotels and car rental agencies, as well as wholesale travel providers. We offer our customers the ability to make reservations on over 400 airlines, at more than 57,000 hotels and with most major car rental companies, cruise lines and tour package operators.

We believe that our multi-segment operating model provides us with a competitive advantage because few travel related companies have expertise in travel, marketing and technology. We have been able to obtain favorable pricing terms with our vendors as a result of economies of scale. In addition, we have been able to realize favorable commission rates based on our transaction volume.

We also benefit from the synergies among our operating segments. YTB Marketing markets and establishes online travel agencies on behalf of YTB Travel. YTB Marketing has a unique business model and strategy of creating a network of commissioned IMRs who exclusively market the online travel agencies of YTB Travel. A purchaser of an online travel agency license from YTB Travel is known as a Referring Travel Agent or “RTA”. Each RTA pays $449.95 for the purchase of an online travel store, plus the first month’s RTA license fee of $49.95, which monthly fee continues for as long as the RTA operates their online store. YTB Travel retains a percentage of the travel commissions generated by the RTAs. In contrast Travelocity, Priceline.com, Expedia and Orbitz focus their promotion efforts on the customer. Whereas we spend less than 1% of net revenues on advertising, our major competitors typically spend over 25% of their revenue on advertising.

YTB Marketing’s sales of online travel agencies on behalf of YTB Travel are not subject to the seasonality of the travel business. Also, typical online travel merchants sell a commodity (travel), which does not engender strong customer loyalty. By contrast, each RTA develops personal relationships with his or her customers, who book travel through the RTAs own online travel store, thereby creating a significant advantage for our company over the major online travel companies. The cost to book a trip through an RTA is usually nearly identical to booking a trip through a major online travel company. The RTAs’ online stores provide access to more than 60 booking engines, including World Choice Travel (a subsidiary of Travelocity), Hotels.com, Apple Vacations, Collette Vacations, Ourvacationstore.com and more.

As of May 1, 2007, there are approximately 91,000 RTA travel store websites in operation and numerous registered travel agents, including franchisees and independent travel agents, using the Vacation Central travel portal site. Site owners are permitted to solicit organizations and associations for travel sites.

YTB Travel is our travel management subsidiary that processes travel sales from online businesses and processes and handles bookings (reservations) from approximately 91,000 websites. It also negotiates deals with over 60 preferred vendors, and receives incentives based on the volume of business that it produces. It fulfills sales and bookings through interactive, real time booking engines and access to preferred deals with leading travel industry suppliers.

We believe that the emerging market shift to the Internet for travel services presents the opportunity for advancement of products and services by referral relationships. We anticipate that future revenue growth should accelerate as more RTAs are added to the system, and as each goes through the various training programs that YTB Travel provides. RTA sites are available for use 24 hours, 7 days a week, providing travel agents the ability to personally follow-up with the online consumer and provide customer service.

Technologies generates revenue through registered travel agents and over 60 active franchised travel agencies. Technologies offers consumer driven websites which provide strong content and travel book-ability with over 60 booking engines incorporated into one site, covering virtually all aspects of the travel industry.

Our revenues are comprised primarily of online travel store sales and monthly RTA license fees, franchise fees and franchise service fees and commissions paid by travel providers. In addition, certain travel suppliers pay performance-based compensation known as “override commissions” or “overrides.” Commission revenues and gross retail sales, net of allowances for cancellations, are recognized generally based on the expected date of travel. Overrides are recognized on an accrual basis once the amount has been confirmed with the travel supplier. Franchise fees are recognized when all material services and conditions required have been performed and the ability to collect the franchise fee is relatively assured. We generally defer recognition of franchise fees until such amounts have been collected from the franchisee. Franchise service fees are recognized on an accrual basis as earned. Revenue from online travel store sales is deferred and recognized ratably as revenue over a 12-month period.

With respect to travel services, revenues are generated by transactions with customers who make offers to purchase offline, tickets or packages supplied by participating vendors. Because the company is the merchant of record in these transactions, revenue for these services includes the total amount billed to the customer.

The commission rates paid by travel suppliers, in addition to overrides, are determined by individual travel suppliers and are subject to change. Historically, typical standard base commission rates paid by travel suppliers have been approximately 10% for hotel reservations, 5% to 10% for car rentals, 10% to 16% for cruises and vacation packages and a nominal service fee for airline tickets. During the past several years, leisure vendors (including tour operators, cruise lines and hotel and car packagers) have not reduced their commission levels but in fact have offered YTB Travel incentive commissions above the standard compensation for its volume business. YTB Travel expects that its weighted average commission of online transaction revenues will increase due to the fact that its leisure bookings are much greater as a percentage of total sales than airline ticketing, the latter offering lower commissions. Each website travel storeowner pays a monthly license fee of $49.95 to us, and can earn transactional compensation from travel purchased from his or her website. There can be no assurance that travel suppliers will not reduce commission rates paid to YTB Travel or eliminate such commissions entirely, which could, individually or in the aggregate, have a material adverse effect on our business, operating results and financial condition.

Results of Operations

The following table sets forth, for the periods indicated, the percentage relationship of certain items from our consolidated statement of operations to our total revenues:

	2006		2005		Variance
	Year Ended December 31,	% of Net Revenues 2006	Year Ended December 31,	% of Net Revenues 2005	Increase (Decrease)	Inc.(Decr.) %

NET REVENUES
Online travel stores and monthly fees	$36,887,611	72.4%	$14,302,638	66.2%	$22,584,973	157.9%
Travel commissions and services	7,364,413	14.5%	4,941,007	22.9%	2,423,406	49.0%
Franchise services fees and other fees	332,345	0.7%	443,693	2.1%	(111,348)	-25.1%
Training programs and marketing materials	5,766,081	11.3%	1,579,960	7.3%	4,186,121	265.0%
Other	546,280	1.1%	326,019	1.5%	220,261	67.6%

Total net revenues	50,896,730	100.0%	21,593,317	100.0%	29,303,413	135.7%

OPERATING EXPENSES
Marketing commissions	29,908,507	58.8%	13,881,404	64.2%	16,027,103	115.5%
Travel commissions	4,893,012	9.6%	3,454,033	16.0%	1,438,979	41.7%
Depreciation and amortization	408,025	0.8%	944,619	4.4%	(536,594)	-56.8%
Marketing and selling	3,144,211	6.2%	239,853	1.1%	2,904,358	1210.9%
General and administrative	18,595,959	36.5%	8,954,335	41.5%	9,641,624	107.7%

Total operating expenses	56,949,714	111.9%	27,474,244	127.2%	29,475,470	107.3%

LOSS FROM OPERATIONS	(6,052,984)	(11.9%)	(5,880,927)	(27.2%)	(172,057)	2.9%

OTHER INCOME/(EXPENSE)
Change in fair value of derivatives	-	0.0%	312,143	1.4%	(312,143)	-100.0%
Interest and dividend income	170,224	0.4%	102,049	0.5%	68,175	66.8%
Interest expense	(93,617)	(0.2%)	(2,986,052)	(13.8%)	2,892,435	-96.9%

Total income/(expense)	76,607	0.2%	(2,571,860)	(11.9%)	2,648,467	-103.0%

NET LOSS	$(5,976,377)	(11.7%)	$(8,452,787)	(39.1%)	$2,476,410	-29.3%

The following table sets forth the number of RTAs for each period covered by this report, as well as the sales figures for each period.

RTAs as of	RTAs as of
December 31, 2006	December 31, 2005
59,736	21,385

Site sales for the	Site sales for the
12 months ended	12 months ended
December 31, 2006	December 31, 2005
58,985	22,473

The RTA numbers represent the number of active RTAs paying $49.95 per month to us as monthly license fees.  The site sales numbers represent the number of online travel store sites sold during each respective period.  The number of sales, and the number of recurring monthly license fees paid, each directly impacts our revenues and expenses.  As each new site is sold for $449.95, marketing commissions are paid on that sale.  Likewise, each recurring monthly license fee paid results in marketing commissions paid to the IMRs.  As the number of active RTAs grows, the amount of our travel commissions revenue grows as well.  Correspondingly, our travel commissions expense follows suit.

The growth on a year-to-year basis of our organization that is evidenced by the above numbers directly impacts our financial results, both on the revenue side, as well as the expense side.  As more sites are sold and maintained, the amount of marketing and travel commissions correspondingly increase, as do other volume related expenses, such as wage and benefit costs.  As more sales are made, our entire infrastructure needs to keep pace with the sales volume.

At YTB Marketing, we engage network marketing as our method of distribution of the online travel websites to new RTAs. IMRs are recruited, trained, motivated, recognized, supported, and compensated for the sale of our travel websites. A number of company-sponsored events and programs are conducted annually to benefit IMRs in the building of their businesses. Below are some events that throughout the year:

•
National Convention: The YTB National Convention has been conducted annually in St. Louis since 2003.  The registration fee of $100 - $200 provides participants with four days of training, motivation, and recognition for sales achievement. Planned for the August 2007 National Convention is “YTB University,” a two-day school of business building and travel sales classes, conducted by YTB’s leading field sales people, corporate staff, travel industry vendors and experts, and outside professionals. The final two days of the convention consist of a series of general sessions, comprised of instructional and motivational speakers, awards and recognition, special announcements, launch of contests, travel industry vendor presentations, and keynote speeches by our corporate founders and field leaders.  The attendance at the convention in 2004 was 700; in 2005, it was approximately 1,300; and in 2006 3,200 field RTAs and IMRs attended. It is anticipated that 2007 attendance could top 10,000.

•
Regional Meetings - Throughout the year our founders, corporate staff, and field leaders plan and participate in various regional meetings around the nation for IMRs and RTAs. These events, ranging from one-evening two to three-hour meetings to two-day meeting and seminars, contain many of the elements of our National Convention. Attendance can range from a few hundred to several thousand attendees. These events usually begin in January with a “Founders Tour,” whereby our founders travel to 60 - 70 cities to conduct meetings.

•
CRTA Events - These events - “RTA Certification” or “CRTAs” - are conducted by our Sales Directors, our top sales achievers.  They are primarily for the benefit of new RTAs and IMRs. There is a $149 tuition payment required for the event although no tuition is paid for repeat attendance. The one-day course consists of travel and marketing training, and is conducted normally on weekends in up to 20 to 30 cities around the nation monthly.

•
Coach’s Birthday Bash - A sales contest - “Coach’s Birthday Bash” - is launched annually at our National Convention and runs through the end of the year. The contest winners (100 in January 2005, 200 in January 2006, and 400 in January 2007,) are treated to several days on a cruise or trip to an exotic location for socializing, and recognition, motivational, and training seminars.  The January trip coincides with the birthday of one of our founders, Lloyd “Coach” Tomer.

•
Funshine Travel Trade Shows - Twice annually, in the spring on the west coast and in the fall on the east coast, there is conducted a Funshine Travel Trade Show, attended by upwards of 3,000 of our RTAs.  The Funshine event features major national travel vendors conducting travel seminars and distributing their vacation materials on cruises, golf packages, hotels and resorts, theme parks, and US and European packages, among others. Event planning starts a year in advance for these travel events, and features major vendors such as Disney, Carnival Cruises, Apple Vacations, Trafalgar Tours, and many more.

These events contribute to rapid growth in the sales of online travel stores and also aid in the retention of IMRs and RTAs throughout the year.

Revenues

Net revenues totaled $50,896,730 and $21,592,317 for the year ended December 31, 2006 and 2005, respectively.

Online travel store sales and monthly fee revenue increased $22,584,974 or 157.9% in 2006 to $36,887,611 from $14,302,638 in 2005. The increase is due to the significant growth of YourTravelBiz.com attributable to the increase in active RTAs. We believe our significant growth in RTAs is attributable to the emerging market shift to the Internet for travel services which presents the opportunity for advancement of products and services by referral relationships and the boom in home-based businesses.

Travel agency commissions for 2006 increased $2,423,406 or 49.0% in 2006 to $7,364,413 from $4,941,007 reported in 2005. The increase is attributable to an increase in the number of customers utilizing the company as their travel provider in 2006 due to the significant growth in Referring Travel Agents.

Franchise service fees and other fees decreased $111,348 or 25.1% in 2006 to $332,345 from $443,693 reported in 2005. The decrease is largely attributable to the transition to the Internet for travel bookings away from traditional/brick-and-mortar travel agencies.

Training programs and marketing materials revenue increased in 2006 as compared to 2005 by $4,186,121 or 265.0% to $5,766,081 from $1,579,960. This increase is due to the significant growth of sales revenues primarily from training programs, sales aides and miscellaneous promotional and marketing materials purchased by an increasing number of IMRs. Revenue from the sale of the “Success from Home” magazine, new in 2006, accounts for approximately $1.8 million of the increase from 2005. Additional increases in 2006 related to training programs revenue and sales aides and miscellaneous marketing materials revenue in the amount of approximately $1.7 million and $614,000, respectively, compared to 2005.

Other revenue increased in 2006 as compared to 2005 by $220,261 to $546,280 from $326,019 primarily due to the increase in convention revenues.

Operating Expenses

Marketing commissions increased by $16,027,103 or 115.5% in 2006 to $29,908,507 from $13,881,404 in 2005. This increase is due to the significant increase in active RTAs sold by our IMRs as well as the average amount of commissions paid per new RTA due to an increase in Dream Bonuses paid as well as the number of override commissions paid. The Dream Bonus is a $10,000 bonus paid when IMRs have recruited and maintained 100 paying RTAs. The initial license fee was increased October 1, 2006 in order to cover the increased costs incurred by the company due to the increase in average commissions paid. Additionally, newly implemented commissions programs contributed approximately $434,300 to the increase year over year. The year ended December 31, 2006 also includes $4,083,306 in bonus expense for the company’s IMRs earned in conjunction with a bonus program that began in the fourth quarter of 2005

Travel commissions for the year ended December 31, 2006 increased $1,438,979 or 41.7% to $4,893,012 from $3,454,033 reported in the comparable prior year period. The increase is attributable to an increase in the number of customers utilizing our company as their travel provider in 2006 due to the significant growth in referring travel agents.

Depreciation and amortization was $408,025 for the year ended 2006 compared to $944,619 in 2005. During 2005, depreciation and amortization included $103,815 of amortization of capitalized software and $517,000 of amortization of an intangible asset for RTA agreements. Both of these items became fully amortized by December 31, 2005 and were not included in 2006. This reduction year over year is partially offset by approximately $100,000 in depreciation and amortization related to new 2006 additions to property and equipment.

Marketing and selling expenses increased by $2,904,358 or 1,210.9% from $239,853 in the year 2005 to $3,144,211 in 2006. This increase is primarily due to YTB Magazine expense of $2,246,079. Other increases resulted from the increase in CRTA events held, and regional meetings, and the increase in number and size of open houses at our headquarters office “Red Carpet Days.”

General and administrative expenses increased $9,641,624 or 107.7% to $18,595,959 for the year ended 2006 from $8,954,335 in 2005. As a percentage of total net revenues, these expenses were 36.5% in 2006 and 41.5% in 2005. Although the two periods are relatively flat as a percentage of sales, the increase in general and administrative expense in 2006 is attributable to the significant growth in the number of active RTAs resulting in increased costs associated with the growth in our infrastructure to support the increased volume. The increase is also attributable to costs associated with the ongoing implementation of new company-wide business strategies, such as the increase in the number of CRTA events held, the establishment of a Spanish division, the establishment of a formal marketing division and legal and accounting fees related to the restatement of prior years’ financial statements.

Variability of Results

Our travel products and services gross bookings have increased from 2005 to 2006 due to increase in the number of hosted websites and an increase in products and services sold to travel agencies utilizing our unique private label agent only web-based booking site. Cost of travel revenues have similarly increased from 2005 to 2006.

As a result of our operating history in online commerce and the variability that can be experienced by our franchising operations, we are unable to accurately forecast our revenues. Our current and future expense levels are based predominantly on our operating plans. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an adverse effect on our business, operating results and financial condition. Further, we currently intend to substantially increase our operating expenses to develop and offer new and expanded travel services, to fund increased sales and marketing and customer service operations and to develop its technology and transaction processing systems. To the extent such expenses precede or are not subsequently followed by increased revenues, our operating results will fluctuate and net losses in a given period may be greater than expected.

We expect to experience fluctuations in its future quarterly operating results due to a variety of other factors, many of which are outside our control. Factors that may adversely affect our quarterly operating results include, but are not limited to (i) our ability to retain existing travel customers, attract new customers at a steady rate and maintain customer satisfaction, (ii) changes in travel product inventory availability from third party suppliers and commission rates paid by travel suppliers, (iii) the announcement or introduction of new or enhanced sites, services and products by our company or its competitors, (iv) general economic conditions specific to the Internet, online commerce or the travel industry, (v) the level of use of online services and consumer acceptance of the Internet and commercial online services for the purchase of consumer travel products and services such as those offered by our company, (vi) our ability to upgrade and develop its systems and infrastructure and to attract new personnel in a timely and effective manner, (vii) the level of traffic on our online sites, (viii) technical difficulties, system downtime or Internet brownouts, (ix) the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure, (x) governmental regulation and (xiii) unforeseen events affecting the travel industry, including terrorist activities similar to September 11 and the conflict with Iraq.

In addition, we expect that our company will experience seasonal fluctuations in the travel industry, Internet and commercial online and travel product purchases. We anticipate that travel bookings will typically increase during the first and second quarter in anticipation of summer travel and will typically decline during the third quarter. Internet and commercial online service usage and the rate of growth of such usage may be expected typically to decline during the summer. Depending on the extent to which the Internet and commercial online services are accepted as an travel sales medium, seasonality in the level of customer travel expenditures could become more pronounced for Internet-based travel sales.

Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast, and we believe that quarter-to-quarter comparisons of our operating results will not necessarily be meaningful and should not be relied upon as an indication of future performance. It is likely that our future quarterly operating results from time to time will not meet the expectations of security analysts or investors. In such event, the price of our common stock would likely be materially and adversely affected.

Liquidity and Capital Resources

The information below outlines the extraordinary cash expenditures we made in 2006. A portion of the legal and audit fees will be an ongoing expenditure, but not nearly to the magnitude that these fees were incurred in 2006 in connection with the restatement of our operating results. Despite our need to expend large amounts to correct problems from the past, we were still able to fund the renovation of the Wood River facility and also expand our staff significantly during the year. In addition, we sponsored several large events from which we did not profit, but which helped to spur growth in our business.

New building cash outlays for construction, equipment, etc.	$3,400,000
Legal fees	699,992
Audit fees	834,461
Other	32,323

Total	$4,966,776

The following table presents a summary of our cash flows for each of the last two fiscal years:

	2006	2005

Net cash provided by (used in):
Operating activities	$908,425	$107,722
Investing activities	(558,396)	(3,589,691)
Financing activities	(580,387)	3,686,608

Net increase (decrease) in cash	$(230,358)	$204,639

Net cash provided by operating activities in 2006 increased by $800,703 to $908,425 from the $107,722 provided in 2005. The increase is primarily the result of the growth that we experienced in 2006.

Net cash used in investing activities was $558,396 during 2006 as compared to cash used during 2005 of $3,589,691. This $3,031,295 decrease in cash used was primarily due to an increase in purchases of property and equipment in 2006 offset by in an increase in net proceeds from the sale of available-for-sale securities in 2006 compared with 2005.

Net cash used in financing activities was $580,387 in 2006 and cash provided during 2005 was $3,686,608. The cash consumed by financing activities in 2006 was primarily attributable to $500,000 in restricted cash representing collateral for the outstanding note on the property for the new corporate headquarters and $750,000 in restricted cash representing a reserve held by our credit card processor offset by a bank overdraft balance of $812,464. The cash provided by financing activities in the prior year was primarily the result of raising capital from the sale of a convertible note which occurred in January 2005 and October 2005 for $2,000,000 and $1,000,000, respectively, and from an issuance of stock in a private placement to investors resulting in gross proceeds of $960,000 in February 2005.

On July 26, 2006, we spent $2,500,000 for the purchase of 12 acres of land which includes a 100,000 square foot building which houses our new corporate headquarters in Wood River, Illinois. We financed the purchase of this property by borrowing $2.5 million from Meridian Bank, a local bank controlled by two of our directors. The loan is evidenced by a note of like principal amount that we issued to Meridian Bank, which bears interest at a floating rate equal to the prime rate, less 0.50%, determined on a daily basis. Interest only is payable monthly for the first two years of the note after which the entire principal will be paid or the note will be refinanced. Although the scheduled balloon principal payment is due July 26, 2008, the note is payable upon demand per the terms thereof, however, no demand has been made to date. The note is collateralized by a mortgage on the Wood River property and a $500,000 certificate of deposit. The certificate of deposit will be released after we have made $625,000 of improvements to the property. Through the use of working capital funds, we have completed $2.5 million of renovations to 20,000 square feet of the building located on the property which we utilize for our current operations. As a result of those renovations, as of December 31, 2006, we believe that we had met the requirements for the release of the certification of deposit, although due to procedural requirements imposed by Meridian Bank, it has not actually been released yet. In addition to the $2.5 million of renovations that we have already carried out, we are planning an additional $8 million renovation project for the property, which we will finance with cash flow from operations. Although no formal commitments have been made, we anticipate spending approximately $2.0 million of the aggregate $8.0 million under the renovation project in the fourth quarter of 2007.

In December 2006, we purchased 1.08 acres that included a 20,000 square foot building contiguous to the property acquired in July 2006. The acquisition cost was $508,693. Working capital funds were used for this acquisition.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Future Cash Flows

To facilitate an understanding of our contractual obligations and other commitments, the following table is provided.

	PAYMENTS DUE BY PERIOD
thousands	Total	2007	2008-09	2010-11	2012 & Beyond
Contractual obligations:

Short-term debt	$2,500,000		$$2,500,000		$	$
Long-term debt	262,815	21,156	44,933	48,670		148,056
Operating leases	1,190,087	337,445	656,500	196,142
Purchase obligations for
materials and services (1)	280,840	182,740	98,100	-		-

TOTAL	$4,233,742	$541,341	$3,299,533	$244,812		$148,056

(1)
Amount represents outstanding purchase commitments at December 31, 2006. The purchase commitments principally relate to future services to be received related to the company's 2007 convention of $182,740 and the 2008 convention of $98,100.

Liquidity

As of December 31, 2006, we had $1,014,591 in short-term investments. We also reported a bank overdraft of $812,464 as of December 31, 2006 which resulted from checks cut during the last week of the period that had not yet cleared the bank. This overdraft was covered by receipts of cash in the subsequent period when the checks were presented to the bank. We believe that short term investments on hand at December 31, 2006 and our cash flow from operations will be sufficient to meet our obligations on a timely basis for the next 12 months. However, our lack of external financing sources may limit our ability to continue to grow and to achieve strategic business objectives that may be targeted by our Board of Directors. Such limitations may have an adverse impact on our financial position, results of operations and liquidity.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements requires that we estimate the effect of various matters that are inherently uncertain as of the date of the financial statements. Each of these required estimates varies in regard to the level of judgment involved and its potential impact on our reported financial results. Estimates are deemed critical when a different estimate could have reasonably been used or where changes in the estimate are reasonably likely to occur from period to period, and would materially impact our financial condition, changes in financial condition or results of operations. Our significant accounting policies are discussed in Note 2 in the accompanying Notes to Consolidated Financial Statements. Critical accounting estimates for us include the determination of the estimated RTA life which impacts revenue recognition and related marketing commissions/bonuses, impairment of goodwill and realization of deferred tax assets, and are discussed in the following paragraphs.

Revenue Recognition

 A summary of our revenue recognition policies, as they relate to the specific revenue streams, is as follows:

Online travel store sales and monthly fees

We generate revenue from the selling of online travel agencies, and from providing training and ongoing services to the new business owners of online travel agencies, i.e., RTA(s). We determined that our initial sale of each online travel store was deemed to fall under the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”) and Emerging Issues Task Force 00-21 (“EITF 00-21”), “Accounting for Revenue Arrangements with Multiple Deliverables”. SAB 104 and EITF 00-21 require the initial sales price, including all up-front fees received from new RTA sales, to be amortized over the expected useful life of the RTA. The calculation of the expected useful life was based upon a review of the sales for each month and the length of time each RTA continues with our company. We then applied a weighted average to the calculations. Likewise, the commission paid in connection with negotiations to sell the business would be amortized over the same period. Any excess of expense to acquire the business over the proceeds received, is recognized immediately and not amortized. Monthly license fees are recognized in the month the services are provided. We review the underlying calculations of the expected useful life of the RTA annually.

Travel commissions and services

Commissions and incentives earned from travel sales are recognized as revenue when the related travel has been completed by the customer. Commissions earned where we act in the capacity of a travel product wholesaler are recorded at their gross amount. The cost of such revenue is recorded separately as an operating expense.

Franchise service fees and other fees

Technologies is a franchisor of traditional “brick and mortar” travel agencies. The initial franchise fee related to the sale of these travel agencies is due upon execution of a franchise agreement with the franchisee. The initial franchise fee is deferred and subsequently recognized as revenue when all material conditions prior to the opening of a franchised business have been satisfied. Fees paid are non-refundable once a site location has been selected.

Training programs and marketing materials revenue

Sales revenues from the sale of IMR sales aides and miscellaneous promotional and marketing materials are recognized when the related merchandise is shipped to the IMR. Sales revenues from training programs are recognized when the IMR has completed the related training course.

Other revenue

Sales revenues from convention attendance are recognized during the period in which the convention occurs.

Marketing compensation plan

We offer a compensation plan to its IMRs under an arrangement that pays the IMRs direct sales commissions, override compensation (if qualified) and other bonus incentives based on the amounts attributable to each IMRs personal and team travel agency sales, or enrolled referrals. The “commission override” is comprised of a small portion of the monthly license fee RTAs pay to us, which is paid to the IMR who was responsible for selling the online travel store sites to such RTAs.  Direct sales commissions and override compensation are paid on a weekly basis, based upon the amount of the previous week’s sales. Residual commissions are paid on a monthly basis for active travel agencies, following the month earned. All commissions are earned by maintaining a minimum number of personal enrollments. Commission costs are capitalized and recognized as expense in proportion to the related revenue recognized, over a period of twelve months, which is based upon the estimated RTA life. In the event that the commission payout is greater than the average commission revenue collected, the difference is immediately charged to expense when incurred.

Goodwill

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”), we assess goodwill for impairment annually during the fourth quarter, or more frequently, if an event occurs or circumstances change that more likely than not reduce the fair values of reporting units below their carrying values. The impairment test requires us to estimate the fair value of our reporting units. If the carrying value of the reporting unit exceeds the fair value, the goodwill of the reporting unit is potentially impaired and we proceed to step two of the impairment analysis. In step two of the analysis, we will record an impairment loss equal to the excess of the carrying value of the reporting unit’s goodwill over its implied fair value should such a circumstance arise.

Income Taxes

SFAS 109, “Accounting for Income Taxes”, establishes financial accounting and reporting standards for the effect of income taxes. We provide deferred income tax assets and liabilities based on the estimated future tax effects of differences between the financial and tax basis of assets and liabilities based on currently enacted tax laws. We assess temporary differences that result from differing treatments of certain items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are shown on our consolidated balance sheet. We must assess the likelihood that deferred tax assets will be realized. To the extent that we believe that realization is not likely, a valuation allowance is established. When a valuation allowance is established or increased in an accounting period, a corresponding tax expense is recorded in our consolidated statement of operations. Judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns. Fluctuations in the actual outcome of these future tax consequences could materially impact our financial position or our results of operations.

We have made certain other estimates that, while not involving the same degree of judgment, are important to understanding our financial statements. These estimates are in the areas of assessing recoverability of long-lived assets and in establishing reserves in connection with our accounts receivable. On an ongoing basis, management evaluates its estimates and judgments in these areas based on its substantial historical experience and other relevant factors. Management’s estimates as of the date of the financial statements reflect its best judgment giving consideration to all currently available facts and circumstances. As such, these estimates may require adjustment in the future, as additional facts become known or as circumstances change.

Our management has discussed the development and selection of these critical accounting policies with the Audit Committee of our Board of Directors and the Audit Committee has reviewed our disclosure relating to it in this Management Discussion and Analysis or Plan of Operation.

New Accounting Pronouncements

We adopted SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, effective January 1, 2006. The amendments made by SFAS No. 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The adoption of SFAS No. 151 did not have a material impact on the consolidated financial statements of our company.

We adopted SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 (Accounting Changes) and FASB Statement No. 3 (Reporting Accounting Changes in Interim Financial Statements), effective January 1, 2006. SFAS No. 154 provides guidance on accounting for and reporting of accounting changes and error corrections. It requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the specific period effects or the cumulative effect of the change. The adoption of SFAS No. 154 did not have a material impact on our company’s consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. As a result of our net operating losses, this statement will have minimal impact on our consolidated financial statements. We will reassess the impact of this statement when our company becomes profitable.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurement. SFAS 157 does not require any new fair value measurement and we are currently evaluating the impact, if any, of SFAS 157 on our financial position, results of operations and cash flows. SFAS 157 requires prospective application for fiscal years beginning after November 15, 2007.

In September 2006, the FASB issued Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 123(R) (“SFAS 158”).” SFAS 158 requires employers to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in comprehensive income in the year in which the changes occur. Under SFAS 158, employers are required to measure plan assets and benefit obligations as of the date of their fiscal year-end statement of financial position. SFAS 158 is effective for our company at the end of the 2006 fiscal year. We do not currently have any plans under the scope of this statement.

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 was issued to provide interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The provisions of SAB 108 must be applied to annual financial statements no later than the first fiscal year ending after November 15, 2006. The adoption of SAB 108 had no impact on our consolidated financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115 (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value. The provisions of SFAS 159 are effective as of the beginning of our 2008 fiscal year. We are currently evaluating the impact of adopting SFAS 159 on our financial statements.

We do not believe that there are any other new accounting pronouncements that we are required to adopt that are likely to have at least some effect on our company’s future financial statements.

Restatement of Prior Year Financial Statements

We recently filed Amendments No. 1 and 2 to our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2005 (the “2005 10-KSB”). These amendments reflect the following changes:

During a review of our outstanding options and warrants, we discovered that the expense related to 200,000 warrants previously issued had not been recognized in the 2005 consolidated financial statements. We amended the 2005 10-KSB to reflect this additional expense of $311,028, or ($0.01) per share, and to update the related disclosure. See Note 11, “Capital Stock,” and Note 15, “Restatement of Financial Statements” in the Notes to Consolidated Financial Statements for a detailed discussion of the effect of the restatement. Furthermore, we clarified the disclosure in Item 8A. “Controls and Procedures”, Item 8C. “Management's Remediation Plan”, Item 12. “Certain Relationships and Related Transactions” and Note 10, “Related Party Transactions,” to the Notes to Consolidated Financial Statements.

In addition, certain items in the Consolidated Statement of Cash Flows for the year ended December 31, 2005 were reclassified to properly reflect non-cash items as well as the gross activity related to the conversion of debt to common stock that occurred in the fourth quarter of 2005. Certain reclassifications were also made in the Consolidated Statement of Changes in Stockholders’ Equity for the year ended December 31, 2005 to provide additional detail regarding the value of warrants issued in conjunction with the convertible debt, as well as a reclassification on the Consolidated Statement of Operations between the “Change in the fair market value of derivatives” and “Interest Expense”.

Amendment No. 2 was filed simply to include the signature block on page F1, “Report of Independent Registered Accounting Firm” that was unintentionally omitted from the prior filing.

The amendments do not reflect events occurring after the filing of the original 2005 10-KSB, nor do they modify or update the disclosures contained therein as affected by subsequent events. The amendments continue to speak as of the date of the original 2005 10-KSB, and do not modify or update any other item or disclosures in the original 2005 10-KSB.

BUSINESS

Overview

We provide Internet-based and other travel related services through our three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc. and REZconnect Technologies, Inc. Our marketing division, YourTravelBiz.com, Inc., establishes online travel agencies and compensates its Individual Marketing Representatives or “IMRs” via a multilevel marketing commission structure. YTB Travel Network, Inc. contracts with the online travel agencies, provides online booking systems, fulfills travel orders and pays travel commissions. REZconnect Technologies, Inc. is a travel technology provider, including online travel booking engine technologies, and is a franchisor of travel agencies.

We believe our company may benefit from several growing trends: increasing consumer spending in the travel industry; growth in home-based businesses and the growing acceptance of conducting retail business on the Internet. With job security as well as an ability to spend time with family an ever increasing concern, the ability to own a home-based business is becoming an increasingly attractive option. As more people use the Internet to become better informed and to save time and money, we believe that online travel planning will continue to make tremendous inroads in the marketplace. At the same time, luxury cruise ship companies and resort builders are gearing up for a new wave of retirees, which we believe will add to the demand for travel-related products and services.

YourTravelBiz.com, Inc. Division

Your Travel Biz.com, Inc., which we refer to as “YTB Marketing”, is our marketing division. YTB Marketing conducts business through recruitment, enrollment, training, and support of its sales force. There are currently approximately 178,000 independent contractors, known as Independent Marketing Representatives (each referred to as an “IMR”), who are responsible for enrolling Referring Travel Agents or “RTAs”, most of whom work from their homes. IMRs are compensated via a multilevel marketing commission structure. An IMR might utilize a number of methods for attracting new RTAs, including the use of informational meetings and events, newspaper advertising, and one-on-one meetings with individuals seeking a home-based business enterprise.

YTB Marketing was created to market travel agency websites to RTAs in a referral marketing program that provides incentives to IMRs to bring RTAs into the system. RTAs are also independent contractors and are provided with training materials and onsite training at various locations throughout the United States. YTB Marketing charges an initial license feel of $449.95 plus $49.95 per month, on a month-to-month basis, for RTAs to own and operate an online travel site.

The marketing division uses a referral marketing program that allows representatives to bring others into the sales system, earn sales commissions and benefit from tax advantages associated with owning their own businesses.

YTB Travel Network, Inc. Division

YTB Travel Network, Inc. and its subsidiary YTB Travel Network of Illinois, Inc. make up our “YTB Travel” division. This division handles arrangements to sell airline tickets, cruise packages and other services, plus travel sales, from the approximately 91,000 RTAs’ web sites which it hosts. YTB Travel handles travel processing, document distribution and travel commission payments, including tracking transactions for each of the sites. RTAs are schooled through our travel training courses. This training is accomplished through a combination of company conference calls, e-training modules and hands-on certification seminars.

REZconnect Technologies, Inc. Division

REZconnect Technologies, Inc., which we refer to as our “Technologies” division, includes a “brick and mortar” travel franchise system and provides our technology software and services to the travel industry. Technologies builds reservation systems using proprietary applications for suppliers within the travel industry. Technologies sells and services travel stores within the travel industry and includes RezCity.com, an online city guide and travel store. Technologies operates under the following brands: Travel Network, Global Travel Network and Travel Network/Vacation Central.

Technologies’ consumer driven websites provide strong content and booking-ability, with over 60 booking engines incorporated into any one site, covering all aspects of the travel industry. Technologies offers the ability to make reservations on over 424 airlines, at more than 35,000 hotels and with most major car rental companies, cruise lines and tour package operators.

REZcity, our online city guide and travel store for over 53,000 towns throughout the United States, provides a unique model for entrepreneurs and travel agencies by licensing local community content with rights to sell advertising and e-commerce solutions. REZcity provides every postal zip code in the U.S. with strong rich content from over 100 sources, including weather, entertainment, sports, news, various information guides with yellow page listings of over 15,000,000 businesses. Franchisees are required to sell e-commerce and advertising solutions to earn revenue within their purchased territory and market their website to local residents residing in the community.

All of Technologies’ franchised operations are independently owned and operated. All sales of travel products by Technologies are made through its web sites, independent agencies and franchisees. Technologies also operates two company-owned travel agencies. Operational expenses consist of franchise system sales and support personnel, executive management and minimal administrative personnel. We believe Technologies’ solutions provide growth potential for our franchisees to offer lower cost services and product support. Through our customer relations management services, our franchisees can better serve their clients through customized vacation packages based on pre-defined customer profiles and prior travel history.

Corporate History

We were originally incorporated as a New York corporation in June 1982 as Travel Network, Ltd., doing business as Global Travel Network. In February 1994, we re-incorporated in the State of New Jersey. In 1998, our assets were transferred to Global Travel Network, L.L.C. Global Travel Network. Global Travel Network was created as a conduit to participate in the franchise Global Travel Network business of Travel Network, Ltd.

In September 1999, Playorena, Inc., a public company with no operations, acquired the outstanding equity of Global Travel Network in exchange for 5,063,379 shares of Playorena’s common stock (including 123,292 shares reserved for issuance upon the exercise of certain warrants previously issued by Global Travel Network and 4,931,087 shares issued to equity holders of Global Travel Network), representing 94.5% of the issued and outstanding common stock of Playorena upon completion of the share exchange. Following the merger with Playorena, Inc., the surviving entity’s name was changed to ETRAVNET.COM, Inc. In August 2001, ETRAVNET.COM, Inc. changed its name to REZconnect Technologies, Inc.

In December 2004, we acquired all of the issued and outstanding stock of YourTravelBiz.com, Inc., then an Illinois corporation, pursuant to a share exchange transaction. In this transaction the stockholders of YourTravelBiz.com, Inc. received, in exchange for 100% of YourTravelBiz.com, Inc.’s capital stock, 11,522,376 newly issued shares of our capital stock (the “Exchange Stock”). The number of shares of Exchange Stock issued was one share greater than the total number of then-outstanding shares of our stock and consisted of 7,430,000 shares of our common stock and 4,092,376 shares of our Series B Convertible Preferred Stock. The Series B Stock was created and issued because we did not have a sufficient number of authorized and un-issued shares of our common stock available for issuance to the YourTravelBiz.com, Inc. stockholders in the transaction. Each share of Series B Stock was converted into one share of our common stock on January 9, 2005. The issuance of the Exchange Stock was not registered, as the transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Effective January 4, 2005, we reincorporated in Delaware, changed our name to YTB International, Inc., and increased the number of authorized shares of our common stock to 50,000,000. A principal result of the share exchange transaction was the creation of our current multiple subsidiary operating structure.

Competition and Customer Base

The travel industry is highly diverse, specialized and one of the most competitive industries in the United States. Much of the travel business is niche oriented and highly price sensitive. Many of our competitors are much more highly capitalized. One of the principal functions of our share exchange transaction and reincorporation in late 2004 (as described in “Corporate History” above) was to position us to be more competitive.

We have the characteristics of both an online travel provider and a “brick and mortar” travel agency, selling our travel-related products through traditional “brick and mortar” travel agencies and online sites. This unique positioning results in our having few direct competitors. Our competition can be classified into three separate types of companies: online travel providers; retail travel providers; and electronic distributors of travel information and services. Websites such as Travelocity.com, Priceline.com, Expedia.com and Orbitz.com are retailers of travel online, unlike YTB Travel which serves in a facilitator function only. In addition, the YTB Travel target markets serve as direct referrals for our company’s RTAs.

Our franchise travel agency business is subject to competition. Travelocity, through its subsidiary World Choice Travel, a competitor, is now a revenue-generating preferred supplier for air ticketing and hotel on our travel sites.

To our knowledge, there are currently no other direct network marketing companies specializing in the travel online business similar to YTB Marketing. Hence, while there are travel site network marketing companies in existence, we do not believe that they are direct competitors of YTB Marketing.

Because of our direct marketing approach and our diffuse customer base, we are not dependent on major customers for a significant portion of our revenues.

Regulatory Framework

Our current and prospective operations within the travel services industry are not restricted to a material extent by any current or proposed governmental regulations, nor is governmental approval required for the conduct of our business (other than ordinary course travel licenses and similar approvals). Similarly, environmental laws do not materially limit or materially impact our operations, nor does compliance with environmental laws impose a material cost on our business. YTB Marketing, whose IMRs sell the online travel agency business opportunity of YTB Travel, is subject to the various state and federal laws and regulations governing the structure and conduct of network marketing companies.

Employees

As of May 1, 2007, we had a total of 211 full-time employees (this number which excludes our IMRs and RTAs, who are independent contractors and not our employees). Our employees are not represented by any collective bargaining agreement and we have never experienced a work stoppage. We believe that we enjoy good relations with our employees.

Facilities

The following table sets forth certain information concerning our principal facilities:

PROPERTY LOCATION	APPROXIMATE AREA IN SQUARE FEET	PRIMARY USES OF PROPERTY	OWNERSHIP OR LEASE

1901 East Edwardsville Road Wood River, Illinois	120,000	Corporate headquarters	Owned	(1)

560 Sylvan Avenue, Englewood Cliffs, NJ	2,000	REZconnect Technologies, Inc. (subsidiary) headquarters	Leased	(2)

One Country Club View Drive Edwardsville, Illinois	13,000	Administration	Leased	(3)

Two Country Club View Drive 2nd Floor Edwardsville, Illinois	5,000	Administration	Leased	(4)

(1)
Subject to mortgage in original principal amount of $2,500,000, which bears interest at a floating rate equal to the prime rate, less 0.50%. Currently, $2,500,000 of principal remains outstanding under such mortgage.

(2)	Lease term expires in April 2008.

(3)	Lease term expires on June 30, 2010. Also, subject to landlord option to transfer title and receive stock.

(4)	Lease term expires on October 31, 2010. Also, subject to landlord option to transfer title and receive stock.

Owned Real Property

Our headquarters office is located at 1901 East Edwardsville Road, Wood River, Illinois 62095. We acquired the 12 acres of land on which our headquarters office is located, including the 100,000 square foot building that houses our headquarters office for $2.5 million on July 26, 2006. We financed the purchase of this property by borrowing $2.5 million from Meridian Bank, a local bank controlled by two of our directors. The loan is evidenced by a note of like principal amount that we issued to Meridian Bank, which bears interest at a floating rate equal to the prime rate, less 0.50%, determined on a daily basis. Interest only is payable monthly for the first two years of the note after which the entire principal will be paid or the note will be refinanced. Although the scheduled balloon principal payment is due July 26, 2008, the note is payable upon demand per the terms thereof, however, no demand has been made to date. The note is collateralized by a mortgage on the property and a $500,000 certificate of deposit. The certificate of deposit will be released after we have made $625,000 of improvements to the property. Through the use of working capital funds, we have completed a $2.5 million renovation of 20,000 square feet of the building for our current operations. As a result of those renovations, as of December 31, 2006, we believe that we had met the requirements for the release of the certificate of deposit, although due to procedural requirements imposed by Meridian Bank, it has not actually been released yet. Besides the $2.5 million of renovations already carried out, we are planning an additional $8.0 million renovation project for the property, which we will finance via general working capital funds.

The Chairman and principal shareholder of Meridian Bank, Timothy Kaiser, M.D., is also one of our directors. Another of our directors, Clay Winfield, is a principal shareholder and director of Meridian Bank. The loan transaction with Meridian Bank was approved by the independent members of our Board of Directors. See “Certain Relationships and Related Transactions.”

In addition to the property that houses our headquarters office, we also acquired, in December 2006, 1.08 acres of land that included a 20,000 square foot building contiguous to our current office for $508,693 cash as part of the future facility plan for our corporate headquarters that began back in July 2006.

Leased Real Property

In addition to our owned real property, we lease office space (which housed our previous headquarters office) in two buildings in Edwardsville, Illinois under separate commercial lease agreements with Meridian Land company, Inc., the owner of the buildings. The combined rental cost of both spaces is $15,000 per month. In addition, each lease contains an addendum which includes a two-year warrant to purchase shares of our common stock in exchange for the deed to the related property, unencumbered. The first lease, which covers approximately 13,000 square feet, expires on June 30, 2010 and includes an addendum with a two-year warrant that is exercisable for 500,000 shares of our common stock at a price equal to $1.00 (in the aggregate), plus unencumbered title to the property. Separately, we have the option to purchase the property for a cash price of $1,850,000. Correspondingly, the second lease, which covers approximately 5,000 square feet and expires on October 31, 2010, includes an addendum with a two-year warrant that is exercisable for 625,000 shares of our common stock at a price equal to $1.00 (in the aggregate), plus unencumbered title to the property. Separately, we have the option to purchase the second property for a cash price of $2,350,000. We plan on relocating a portion of our travel staff to the leased space in Illinois during the second quarter of 2007.

Meridian Land is controlled by Timothy Kaiser, M.D. and Clay Winfield, each of whom are members of our Board of Directors. The lease transactions with Meridian Land were approved by the independent members of our Board of Directors. See “Certain Relationships and Related Transactions”.

Besides our current and previous headquarters offices, we also lease office space at 560 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, principally for the operations of our Technologies subsidiary. Our New Jersey offices consist of approximately 2,000 square feet of leased space. The current monthly rent under our New Jersey lease is $4,083, and such lease expires in April 2008.

In addition, we have entered into various operating lease agreements with Wal-Mart Stores, Inc. for eight locations pursuant to a master lease agreement. The term of the individual location leases is two years with two options to extend the lease for one consecutive term of three years followed by one consecutive term of five years. We have also entered into sub-lease agreements with franchisees at these Wal-Mart locations. The subleases with the franchises also have a two year term with operations that mirror the master lease renewal options.

Adequacy of Property

All of our owned and leased real properties are in good working condition, and we believe that they are adequate to meet our current operational needs. In addition, we believe that all such properties are adequately covered by insurance.

We began planning an $8.0 million project for the renovation of our current headquarters office in late 2006. Please see “Management’s Discussion and Analysis or Plan of Operation”, for further discussion of this renovation project and the expenditures that will be incurred in connection therewith.

Real Estate Investment Policies

We do not have any policies in place with respect to investments in real estate or interests in real estate, real estate mortgages or securities of or interests in persons primarily engaged in real estate activities. The real estate that we own and lease were acquired to support our operations and for long-term investment purposes.

Legal Proceedings

We are not involved in legal proceedings as of May 1, 2007 the results of which would have a material effect on the financial position of our company if adversely decided.

MANAGEMENT

Executive Officers and Directors

The following table shows the positions held by our board of directors and executive officers, and their ages as of May 1, 2007:

Name	Age	Position
J. Lloyd Tomer	73	Chairman of the Board of Directors
J. Scott Tomer	49	Chief Executive Officer and Director
J. Kim Sorensen	56	President and Director
John D. Clagg	48	Chief Financial Officer and Treasurer
Andrew Cauthen	63	Secretary*
Clay Winfield	52	Director
Harold L. Kestenbaum, Esq.	57	Director
Andrew Wilder	55	Director
Timothy Kaiser, M.D.	49	Director
John Simmons, Esq.	39	Director
Lou Brock	67	Director

* Andrew Cauthen serves as our Secretary, and as President and Chief Operating Officer of one of our chief operating subsidiaries, YourTravelBiz.com, Inc. Because he performs policy making functions for us, he has been listed as an executive officer of our company.

Each of our directors is serving until our 2007 Annual Meeting of Stockholders scheduled to take place June 11, 2007.

J. Lloyd Tomer	Director Since December 2004

Lloyd Tomer, Chairman of the Board of Directors, has been a Director of the company since December 2004. He is the father of our Chief Executive Officer, J. Scott Tomer, and is a seasoned veteran of direct sales and marketing. After spending thirteen years in the ministry, he became an agent of the A. L. Williams company (now known as Primerica Financial Services) in January 1981. He achieved the level of Senior National Sales Director in 1985 and maintained that position through 2001. While at A. L. Williams he built a successful sales organization numbering in the thousands, whose combined life insurance sales was measured in the billions, with assets under management of $750 million. He sold his Primerica agency in January 2002. Thereafter, he devoted his marketing expertise to YourTravelBiz.com, Inc. He attended Anderson College in Anderson, Indiana.

J. Scott Tomer	Director Since December 2004

J. Scott Tomer, Director and Chief Executive Officer, son of J. Lloyd Tomer, was employed at Primerica Financial Services from 1981-1993, where he earned the level of National Sales Director; he had the responsibility of field support and training for its sales force, where he trained over 2,000 sales personnel. He left Primerica to become a Certified Financial Planner, which he continued while specializing in real estate investing prior to co-founding YourTravelBiz.com, Inc. in 2001.

J. Kim Sorensen	Director Since December 2004

J. Kim Sorensen, a Director and our newly appointed President, brings to YTB International, Inc. an extensive and successful business history. He has owned several businesses, and managed a multi-million dollar mixed real estate complex across from the Illinois state capital in Springfield. He joined A. L. Williams in 1981 and became Senior Vice President in 1985. In 1990, Mr. Sorensen partnered with J. Lloyd Tomer to provide technical and management support for his growing sales organization through 2001. He is a co-founder of YourTravelBiz.com, Inc., and his expertise in computer technology has led to the development and management of many of our systems.

John D. Clagg	Chief Financial Officer and Treasurer

John D. Clagg, Chief Financial Officer, graduated with a Bachelor of Science Degree from Southern Illinois University-Edwardsville. His 25 year career includes extensive experience at the corporate level in financial and strategic planning, merger/acquisition transactions, financial and treasury management and budgeting and financial forecasting. Mr. Clagg began his professional career in 1983 at Arthur Andersen & Co. in St. Louis. He joined the Sisters of Mercy Health System and rose to the position of Corporate Controller. From 1998 to 2001 he served as Director of Operational and Financial Support at the national office for Ascension Health in St. Louis. From 2001 to 2003 he served as Chief Financial Officer for a large assisted living and retirement center in St. Louis County. He joined us as Chief Financial Officer in November 2005 and Treasurer in December 2006.

Andrew Cauthen	Secretary of YTB International, Inc. and President and Chief Operating Officer of YourTravelBiz.com, Inc, a YTB International, Inc. operating subsidiary

Mr. Cauthen joined our company in November 2004 as Chief Operating Officer of YourTravleBiz.com, Inc., our wholly owned subsidiary, and was later appointed President and Chief Executive Officer of YourTravelBiz.com, Inc. Mr. Cauthen’s background lies in executive management, corporate operations, administration, marketing and sales. He has served as president and CEO of two major ($1 billion plus asset-based) companies, and has had profits and loss responsibility for a $200 million budget and 2,000 employees. He was recently appointed Secretary of YourTravelBiz.com, Inc.

Clay Winfield	Director Since November 2005

Clay Winfield, Director, is a principal in numerous business ventures, centered primarily in the real estate development and real estate management arenas, in both the St. Louis, Missouri and Naples, Florida markets. Mr. Winfield was an early builder and developer of premier communities in the Naples, Florida market and continues to develop communities there. Mr. Winfield also is a principal in Meridian Bank, where another director, Dr. Timothy Kaiser, is Chairman of the Board, and Meridian Land company, Inc., which has holdings in the St. Louis and Naples area. See “Certain Relationships and Related Transactions.”

Harold L. Kestenbaum, Esq.	Director Since December 1991

Harold Kestenbaum, Esq., Director, graduated from the University of Richmond School of Law in 1975, and is franchise counsel for REZconnect Technologies, Inc., our wholly-owned subsidiary. Mr. Kestenbaum is engaged primarily in the independent practice of law, specializing in franchise and distribution law, representing franchisors only, both start-up and established from his Uniondale, New York offices. He is, among other professional roles, a founding member of the New York State Bar Association’s Franchising, Distribution and Licensing Law Section. Mr. Kestenbaum also serves as a member of the Audit Committee of our Board of Directors.

Andrew Wilder	Director Since November 2005 Currently Serving until 2007 Annual Meeting of Stockholders

Andrew Wilder, Director, is a licensed CPA and shareholder with the firm of Israeloff, Trattner & Co., CPAs P.C. in Garden City, New York. Mr. Wilder graduated from Monmouth University in 1972 and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. He also has served on various committees of the New York State Society of Certified Public Accountants, including the Accounting and Auditing and the SEC committees as well as a former adjunct lecturer at Queens College. Mr. Wilder also serves on the Board of Directors of Napco Security Systems, Inc., since 1995 and has been Chairman of its Audit Committee since 2001. Mr. Wilder serves as Chairman of the Audit Committee of our Board of Directors.

Timothy Kaiser, M.D.	Director Since November 2005

Timothy Kaiser, M.D., Director, graduated with highest honors from the University of Oklahoma and magna cum laude from Harvard Medical School. Dr. Kaiser is Chairman of the Board of Meridian Bank, an Illinois commercial bank where Mr. Winfield is a principal,, and is involved in several business interests as a principal, primarily involving real estate holding, sales, and development companies in the St. Louis, Missouri and Naples, Florida areas. See “Certain Relationships and Related Transactions.”

John Simmons, Esq.	Director Since December 2006

Mr. John Simmons, Esq., Director, graduated college and law school and spent his first two years as a lawyer in Atlanta, Georgia. He returned to Illinois to establish his own firm now known as SimmonsCooper LLC. Mr. Simmons is a member of the American Trial Lawyers Association, Illinois Trial Lawyers Association, and the state bar associations of Illinois, Georgia, and Florida. In 2005, he organized a company uniting his various interests under one umbrella, Hedgewood International, LLC. The companies under this umbrella include Alton Steel; the Savannah Sand Gnats, a Class A minor league baseball team now affiliated with the New York Mets; an independent recording label, Montage Music Group; a trucking parts supply business, Trans Supply, Inc.; a distributor of basketball training devices, Perfect Jumper; a sports and entertainment representation agency, Axcess Sports and Entertainment; two car dealerships and a leasing company, Subaru of Dallas, Subaru of Plano and Park Lease, Inc.; and other smaller interests. Mr. Simmons serves as Chairman of the Investment Committee of our Board of Directors.

Lou Brock	Director Since December 2006

Lou Brock, Director, is one of Major League Baseball’s all-time hits and stolen base leaders. He was inducted into Major League Baseball’s Hall of Fame in 1985. He was named one of the Top 100 Players of the 20th century. Following his 19-year career in Major League Baseball, Lou Brock serves on the board of several universities and many local and national youth organizations, including Education Is Freedom Foundation, Variety Club for Children, Wyman Youth Camp, Old Newsboys Day Children’s Charities, ECHO Children’s Home, Missouri Valley College and the Lou Brock Scholarship Foundation. He also serves on the board of Premier Bank. Mr. Brock holds honorary Doctorate degrees from Washington University, St. Louis, MO; Southern University, Baton Rouge, LA; and Missouri Valley College, Marshall, MO. Mr. Brock serves as Chairman of the Compensation Committee of our Board of Directors.

CORPORATE GOVERNANCE

Board of Directors and Committees

Meetings and Attendance

During the fiscal year ended December 31, 2006, there were three meetings of our Board of Directors. All of our directors attended all of the Board of Directors meetings and the meetings of the committees on which they serve (except for one director who only missed one such meeting and who attended greater than seventy-five percent (75%) of the aggregate meetings held by our Board of Directors and its committees on which he serves).

Our Board of Directors has established various committees to assist it in discharging its duties. The three standing Committees of our Board of Directors are the Audit Committee, the Compensation Committee and Investment Committee.

Audit Committee

Consisting entirely of independent directors, the Audit Committee’s function is to evaluate the adequacy of our internal accounting controls, review the scope of the audit by the independent auditors and related matters pertaining to the examination of the financial statements, review the year-end and the quarterly financial statements, review the nature and extent of any non-audit services provided by our independent auditors and make recommendations to our Board of Directors with respect to the foregoing matters as well as with respect to the appointment of our independent auditors. The Audit Committee had three meetings in the fiscal year ended December 31, 2006. The Audit Committee is responsible for overseeing our compliance with the Sarbanes Oxley Act of 2002 and all rules promulgated thereunder by the SEC. Our Board of Directors has determined that the members of the Audit Committee are independent, as independence is defined by Rules 121B and 803 of the company Guide of the American Stock Exchange LLC (the “AMEX”), as applicable and as may be modified or supplemented. While we are not listed on the AMEX, our Board of Directors believes that this standard is a useful one in assisting it in making its determination of director independence. The Audit Committee is governed by a written charter that was adopted by our Board of Directors on October 27, 2006. A copy of such charter has been filed as an exhibit to our Annual Report on form 10-KSB for the year ended December 31, 2006. The Audit Committee is responsible for approving the engagement of, and has engaged, UHY LLP to perform audit services for us and our subsidiaries. Members of the Audit Committee, none of whom are employees of YTB International, Inc. or its affiliates, are:

Andrew Wilder, Chairman
Dr. Tim Kaiser
Harold Kestenbaum, Esq.

Audit Committee Financial Expert

The Board of Directors has determined that Andrew Wilder qualifies as an “audit committee financial expert” within the meaning of Rule 407(d)(5)(ii) of Regulation S-B.

Compensation Committee

The Compensation Committee, which consists in the majority of non-employee directors, did not hold any meetings in the fiscal year ended December 31, 2006, as it was formed in February 2007. The Compensation Committee administers our equity incentive plans. The Compensation Committee is generally empowered to review the performance and development of our management in achieving corporate goals and objectives and to assure that our senior executives are compensated effectively in a manner consistent with our strategy, competitive practice, and the requirements of the appropriate regulatory bodies. Toward that end, the Compensation Committee will oversee, review and administer all compensation, equity and employee benefit plans and programs. The Compensation Committee is governed by a written charter that was adopted by our Board of Directors in February 2007. A copy of such charter has been appended as Appendix D to our preliminary proxy statement filed with the SEC on March 7, 2007. Members of the Compensation Committee, none of whom are employees of YTB International, Inc. or its affiliates, are:

Lou Brock, Chairman
Andrew Wilder
Clay Winfield

EXECUTIVE COMPENSATION

The following table sets forth information as to compensation paid or accrued by us and our subsidiaries for the fiscal years ended December 31, 2005 and 2006 to each of our named executive officers:

Name and Principle Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
J. Scott	2006	127,061	6,000	-	-		-	-	397,759	(1)	530,820

Michael Y. Brent,	2006	254,400	4,500	-	-		-	-	454,865	(2)	713,765
(former President)

John D. Clagg,	2006	122,361	6,000	-	15,010	(3)	-	-	39,541	(4)	182,649
Chief Financial Officer and Treasurer

Andrew Cauthen,	2006	195,969	5,000	-	-		-	-	25,478	(5)	226,447
Secretary (President and CEO of operating subsidiary)

J. Kim Sorensen	2006	127,061	6,000						397,759	(6)	530,820

(1)
Includes $371,271 in commissions; $12,000 in vehicle allowance; $13,056 for 401k contribution and $1,432 in insurance premiums. As a sales director level referring travel agent, he also received an award of 699,998 shares of restricted stock in January 2007 (these shares are not included in the table above).

(2)
Includes $217,786 in commissions; $200,000 in ordinary income for options exercised on November 26, 2006; $19,800 for 401K contribution; $12,587 in vehicle allowance and $4,692 in insurance premiums. As a sales director level RTA, he also received an award of 699,998 shares of restricted stock in January 2007 (these shares are not included in the table above).

(3)	Grant date fair value of 25,000 options as determined per FAS 123(R), granted on April 24, 2006 with an exercise prices of $1.20.

(4)	Includes $26,372 in consulting fees; $11,553 for 401K contribution and $1,616 in insurance premiums.

(5)	Includes $18,087 for 401k contribution; $5,385 in consulting fees and $2,006 in insurance premiums.

(6)
Includes $371,271 in commissions; $12,000 in vehicle allowance; $13,056 for 401k contribution and $1,432 in insurance premiums. As a sales director level referring travel agent, he also received an award of 699,998 shares of restricted stock in January 2007 (these shares are not included in the table above).

Base Salary

For further information concerning the current salaries of our executive officers, please see the description of the employment agreements entered into by us with members of our senior management, described below in “Employment Contracts and Other Arrangements with Executive Officers.”

Bonus

No discretionary bonuses were paid by us for the 2006 fiscal year, other than a company-wide holiday bonus for all employees calculated based upon length of service. The achievement-based bonus levels for our executive officers are described below in “Employment Contracts and Other Arrangements with Executive Officers.” It will be the role of our Compensation Committee to set bonus levels in the future (when not predetermined by the terms of an existing employment agreement between us and a particular executive) based upon our achievement of non-GAAP pre-tax income performance goals.

Stock Option and Equity Incentive Programs

The YTB International 2004 Stock Option and Restricted Stock Plan (the “2004 Stock Option Plan”) serves as the primary vehicle by which we offer long-term incentives and rewards to our executive officers and key employees. In addition, as described below beneath the heading “One Time Stock Award for IMRs”, we have also utilized special performance-based, one-time grants to incentivize the performance of individuals who serve as independent marketing representatives (“IMRs”) on our behalf. We regard the 2004 Stock Option Plan as a key retention tool. Retention serves as a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award. Because of the direct relationship between the value of an option and the market price of our Common Stock, we have always believed that granting stock options is the best method of motivating our executive officers to manage our Company in a manner that is consistent with the interests of our Company and our stockholders.

Stock Options and Restricted Stock Awards Granted

We grant stock awards to our executive officers and key employees based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. However, there is no set formula for the granting of awards to individual executives or employees. In the past two fiscal years combined, we have granted options to purchase 0.78% of the outstanding shares of our Common Stock on a fully-diluted basis. Of this amount, less than 0.13% has been granted to the named executive officers, and the balance has been granted to other officers, non-employee directors and key employees. During fiscal year 2006, a total of 3 employees and 4 non-employee directors received options to purchase an aggregate of 0.52% of the outstanding shares of our Common Stock, including one of the four named executive officers, who received options to acquire an aggregate of 25,000 shares or 10.0% of the total options granted in fiscal 2006.

One-Time Restricted Stock Award for IMRs

In January 2007, three of our current directors and/or executive officers and one former director/executive officer (J. Lloyd Tomer, J. Scott Tomer, J. Kim Sorensen and Michael Y. Brent, respectively) each received a one-time restricted stock grant of 699,998 shares of our Common Stock. These awards were granted as special one-time awards outside of the context of our 2004 Stock Option Plan and were approved by our Board of Directors. They were each made pursuant to the terms of a restricted stock award agreement (the “Award Agreement”) under which, in each award, 225,806 shares vested immediately and the remaining 474,192 shares may vest in four equal installments of 118,548 shares each on the first four anniversaries of the grant date, provided that the performance conditions contained in the Award Agreement are satisfied. The grant of these awards was unrelated to these individuals’ roles as our directors and/or executive officers (or, in the case of Mr. Brent, his role as our former director/executive officer), but were rather awarded in connection with their performance as IMRs on our behalf.

Timing of Grants

While we have no formal policy as to the timing of our stock awards, our Board of Directors has targeted an annual window during which stock options or similar awards will be made to our directors and executive officers. We anticipate such window to commence approximately one week following the filing of our Annual Report on Form 10-KSB. In addition, if Proposal No. 6 is adopted, we intend to make semiannual grants of discounted stock options under our new 2007 Sales Director Bonus Plan, on January 15th and July 15th of each year.

Perquisites

We limit the perquisites that we make available to our executive officers. Our executives are entitled to few benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

The perquisites that we provided in fiscal 2006 are as follows. Under our 401(k) plan, we made optional contributions of an aggregate of $159,650 on behalf of all employees who participate in the plan. All of our named executive officers participated in our 401(k) plan and received an aggregate of $62,495 in contributions from us. Our health and insurance plans are the same for all employees. In general, we pay for the employee portion of the health premium due and our employees pay for 100% of elective/dependent coverage. However, it is our policy to pay the full premium for our executives. In addition, certain of our executive officers receive a car allowance, life insurance and long-term disability insurance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Scott Tomer, CEO	100,000	—	—	$1.00	02/23/07	(1)	—	—	—	—

Michael Y. Brent (former CEO)	—	—	—	—	—		—	—	—	—

John D. Clagg	—	25,000	—	$1.20	04/24/12	(2)	25,000	15,010	—	—
Chief Financial
Officer and Treasurer

Andrew Cauthen	100,000	—	—	$1.00	02/23/07	(3)	—	—	—	—
Secretary (President
and CEO of
operating subsidiary)

(1)	These 100,000 options were exercised by J. Scott Tomer on January 3, 2007.

(2)	5,000 of these 25,000 options vest on April 24, 2007.

(3)	These 100,000 options were exercised by Andrew Cauthen on January 3, 2007.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
J. Lloyd Tomer	—	—	—		—	—	$602,434	(1)	$602,434
J. Scott Tomer (2)	—	—	—		—	—	$530,820		$530,820
J. Kim Sorensen (3)	—	—	—		—	—	$530,820		$530,820
Clay Winfield	$22,000	—	$15,010	(4)	—	—	—		$37,010
Harold L. Kestenbaum, Esq.	$22,000	—	$15,010	(5)	—	—	—		$37,010
Andrew Wilder	$26,800	—	$30,020	(6)	—	—	—		$56,820
Timothy Kaiser, M.D.	$22,000	—	$15,010	(7)	—	—	—		$37,010
John Simmons, Esq.	$5,500	—	—		—	—			$5,500
Lou Brock	$5,500	—	—		—	—	$11,668	(8)	$17,168
Michael Y. Brent (2)	—	—	—		—	—	$713,765		$713,765
Derek J. Brent (9)	—	—	—		—	—	$277,065		$277,065
Darren J. Brent	$22,000	—	—		—	—	$29,700	(10)	$51,700

(1)
Includes $425,699 in commissions; $54,462 in wages paid for his work as an employee directing the marketing efforts of our company; $120,000 in consulting; $1,634 for 401k contribution and $639 in medical insurance premiums. As a sales director level IMR, he also received an award of 699,998 shares of restricted stock in January 2007 (these shares are not included in the table above). See “One-Time Stock Award for IMRs” above.

(2)	Detail included in Summary Compensation Table.

(3)
Includes $127,061 in wages; $6,000 in bonus; $371,271 in commissions; $12,000 in vehicle allowance; $13,056 for 401k contribution and $1,432 in insurance premiums. As a sales director level IMR, he also received an award of 699,998 shares of restricted stock in January 2007 (these shares are not included in the table above). See “One-Time Stock Award for IMRs” above.

(4)	Grant date fair value as determined per FAS 123(R) of 25,000 options granted on April 24, 2006 with an exercise price of $1.20.

(5)	Grant date fair value as determined per FAS 123(R) of 25,000 options granted on April 24, 2006 with an exercise price of $1.20.

(6)	Grant date fair value as determined per FAS 123(R) of 50,000 options granted on April 24, 2006 with an exercise price of $1.20.

(7)	Grant date fair value as determined per FAS 123(R) of 25,000 options granted on April 24, 2006 with an exercise price of $1.20.

(8)	Consists of commissions.

(9)	Includes $152,308 in salary; $4,500 in bonus; $6,144 in vehicle allowance; $100,000 in ordinary income for options exercised on November 26, 2006 and $14,113 for 401k contribution.

(10)	Includes consulting fees.

Overview of Compensation of Directors and Related Matters

Each non-employee member of our Board of Directors receives compensation of $5,500 per fiscal quarter for serving thereon. In addition, non-employee directors are eligible for option grants from time to time, in accordance with the recommendation of the Compensation Committee. Non-employee directors who also serve on various committees of our Board of Directors do not receive any additional compensation with respect to such service, except for the Chairman of our Audit Committee. The non-employee members our Board of Directors are also entitled to reimbursement for all reasonable fees and expenses incurred in connection with the performance of services on our behalf, including travel expenses incurred in attending meetings of our Board of Directors or committees thereof. Fees and expenses are reimbursed upon submission of appropriate documentation to us in accordance with our then-current policy.

Certain Relationships and Related Transactions

While we may enter into transactions with affiliates in the future, we have, and we intend to continue, to enter into such transactions only at prices and on terms no less favorable to us than could be obtained from unaffiliated third parties. See for example, the descriptions in “Executive Compensation” above and “Employment Agreement and other Arrangements with Executive Officers” below. In that context, we will require any director or officer who has a pecuniary interest in a matter being considered to recuse himself or herself from any negotiations.

J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen own a company that YourTravelBiz.com, Inc. utilizes for printing of its sales materials. During 2006, we made $1,467,402 in payments to such company for printing sales materials. In addition, at December 31, 2006, we have a pre-paid asset of $136,553 on the balance sheet for payments related to work not yet completed by such company.

In July 2006, we borrowed $2.5 million from Meridian Bank, the proceeds from which were used for the acquisition of the land and building which houses our new corporate headquarters in Wood River, Illinois. The chairman and principal shareholder of Meridian Bank, Timothy Kaiser, M.D., is also one of our directors. Another of our directors, Clay Winfield, is a director and principal shareholder of Meridian Bank. This transaction was approved by the independent members of our Board of Directors. We believe that the terms were commercially available terms and are as favorable to us as would be from an unaffiliated party. The term of the loan is two years and the loan accrues interest at a rate of 7.75%. Under the loan, we are required to make payments of interest-only for 23 months, to be followed by a balloon payment of $2,515,925 due on July 26, 2008. We have paid $81,226 in interest-only payments through December 31, 2006. The balance of principal outstanding under the loan as of December 31, 2006 was $2.5 million.

In further connection with our new corporate headquarters in Wood River, Illinois, Winfield Development (which is controlled by our director, Clay Winfield) was awarded a contract with us for development of the real property that serves as such headquarters. The aggregate payments actually made by us pursuant to the terms of the development contract totaled approximately $2,200,000. This transaction was approved by the independent members of our Board of Directors. We believe that the terms were commercially available terms and are as favorable to us as would be from an unaffiliated party.

We lease office space (which housed our old executive offices) in two buildings in Edwardsville, Illinois under separate commercial lease agreements. The buildings are owned by a real estate company (Meridian Land Company, Inc.) for which Timothy Kaiser, M.D. and Clay Winfield — each of whom are members of our Board of Directors — serve as principals. The combined rental cost of both spaces is $15,000 per month. In addition, each lease contains an addendum which includes a two-year warrant to purchase shares of our common stock in exchange for the deed to the related property, unencumbered. The first lease, which covers approximately 13,000 square feet, expires on June 30, 2010 and includes an addendum with a two-year warrant that was initially exercisable for 500,000 shares of our common stock at a price of $1.00 in exchange for the deed to the building in which the space is leased. Separately, we have the option to purchase the building for a cash price of $1,850,000. Correspondingly, the second lease, which covers approximately 5,000 square feet and expires on October 31, 2010, includes an addendum with a two-year warrant that was initially exercisable for 625,000 shares of our common stock at a price of $1.00 in exchange for the deed to the building in which the space is leased. Separately, we have the option to purchase the building for a cash price of $2,350,000. The entry into the lease transactions was approved by the independent members of our Board of Directors. We believe that the terms were commercially available terms and are as favorable to us as would be from an unaffiliated party.

Employment Contracts and Other Arrangements with Executive Officers

We have entered into a long-term employment agreement with each of Mr. J. Scott Tomer, (Chief Executive Officer), Mr. J. Kim Sorensen, (President), and Mr. John D. Clagg, (Chief Financial Officer). All employment agreements expire December 31, 2009 and subject each officer to confidentiality requirements, as well as anti-raiding and non-competition restrictions for an additional two years following termination of employment.

We were also previously party to long-term employment agreements, expiring December 31, 2009, with Mr. Michael Y. Brent, our former President, and Derek Brent, our former Secretary, with substantially the same restrictions concerning confidentiality, anti-raiding and non-competition as are contained in the employment agreements of Messrs. Tomer and Sorensen. Effective as of November 22, 2006, however, upon the resignation of Messrs. Michael Brent and Darren Brent from their positions as our officers and directors, such agreements were terminated by us and new agreements, on substantially the same terms, were entered into by and between them and our wholly-owned subsidiary, REZconnect Technologies, Inc. We are obligated to pay all compensation owed to Michael Brent and Darren Brent under their new employment agreements with our subsidiary.

Employment Agreements with J. Scott Tomer and J. Kim Sorensen

Under their employment agreements with us, each of Messrs. J. Kim Sorensen and J. Scott Tomer receives a base annual salary of $120,000, increasing annually in 6% increments. They each receive an override on RTA sales and monthly fees generated by “representative position #2” of the YourTravelBiz.com, Inc. sales organization equal to one-third of the monthly commissions and overrides earned by such representative position #2, paid monthly.  Additionally, each of Messrs. J. Kim Sorensen and J. Scott Tomer receives a cash bonus based on our net pre-tax income equal to 2% if net pre-tax income is between $500,000 and $1,500,000, 2.25% if net pre-tax income is between $1,500,000 and $3,000,000 and 2.5% if net pre-tax income is at least $3,000,000. No such bonus has been paid or accrued, as we have not generated net pre-tax income. They each receive a car allowance and health and medical insurance provided by us. We have also taken out a term life insurance policy on the lives of Messrs. J. Kim Sorensen and J. Scott Tomer in an amount equal to three times their respective annual base salary, payable to beneficiaries designated by each.

Employment Agreement with Michael Y. Brent, former President

Under his former employment agreement with us (which has now been replaced by an agreement with our wholly-owned subsidiary on substantially the same terms), Mr. Michael Y. Brent received a base annual salary of $240,000, increasing annually in 6% increments. Mr. Brent received an override on the RTA sales and monthly fees generated by “representative position #1” of the YourTravelBiz.com, Inc. sales organization equal to 16.69% of the monthly commissions and overrides earned by said position #1, paid monthly. Additionally, Mr. Brent received a cash bonus based on our net pre-tax income equal to 2% if net pre-tax income is between $500,000 and $1,500,000, 2.25% if net pre-tax income is between $1,500,000 and $3,000,000 and 2.5% if net pre-tax income is at least $3,000,000. No such bonus has been paid or accrued, as we have not generated net pre-tax income. Mr. Brent received a car allowance and health and medical insurance provided by us. We also took out a term life insurance policy on the life of Mr. Brent in an amount equal to three times his annual base salary, payable to beneficiaries designated by him.

Employment Agreement with John D. Clagg, Chief Financial Officer and Treasurer

Mr. John D. Clagg, whose contract became effective December 1, 2005, receives a base salary of $180,000 increasing annually in $30,000 increments. Mr. Clagg also receives health, life, and medical insurance provided by us.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND 5% OWNERS

The following table lists the number of shares of Common Stock beneficially owned as of May 1, 2007, by those known by us to own beneficially 5% or more of our Common Stock, all the directors, each executive officer listed in the table under the caption “Summary Compensation Table” and all of our directors and executive officers as a group. As of May 1, 2007, 38,646,967 shares of our common stock were outstanding. Except where indicated below, the address of each of the persons named below is 1901 East Edwardsville Road, Wood River, Illinois 62095.

Name and Address	Amount and Nature of Beneficial Ownership+		Percent of Class*
J. Lloyd Tomer	13,388,851	(1)	34.64%
J. Scott Tomer	13,018,826	(2)	33.69%
J. Kim Sorensen	12,932,950	(3)	33.46%
John D. Clagg	55,940	(4)	.14%
Andrew Cauthen	250,000	(5)	.65%
Harold L. Kestenbaum, Esq. (6)	25,454	(7)	.07%
Clay Winfield	1,130,000	(8)	2.84%
Andrew Wilder	10,000	(9)	.03%
Timothy Kaiser, M.D.	1,130,000	(10)	2.84%
Lou Brock	30,000	(11)	.08%
John D. Simmons, Esq.	1,112,919	(12)	2.88%

All executive officers and directors as a group (12 persons)	16,946,533		43.85%

Michael Y. Brent (former President) (13)	4,982,355	(14)	12.89%

+
In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Rule 13d-3”), the number of shares beneficially owned is deemed to include shares of our common stock as to which the beneficial owner has or shares either investment or voting power. Unless otherwise stated, and except for voting powers held jointly with a person’s spouse, the persons and entities named in the table have voting and investment power with respect to all shares of common stock shown as beneficially owned by them. As provided by Rule 13d-3, each such person’s percentage ownership is determined by assuming that the options or convertible securities that are held by such person, and which are exercisable or convertible within 60 days after May 1, 2007, have been exercised or converted, as the case may be. In addition, as required by Rule 13d-3, restricted shares that have been granted to a stockholder but have not yet vested and will not vest within 60 days of May 1, 2007 have been excluded from such stockholder’s beneficial ownership total (although such shares are nevertheless deemed outstanding for purposes of calculating each stockholder’s beneficial ownership percentage).

All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to us by such beneficial owners.

*	Based on 38,646,967 shares outstanding as of May 1, 2007.

(1)
This number consists of: (i) 179,700 shares of our common stock held by J. Lloyd Tomer individually; (ii) 100,000 shares held by Christine J. Tomer, J. Lloyd Tomer’s spouse; (iii) 50,000 shares held by Samantha C. Tomer, J. Lloyd Tomer’s dependent child; (iv) 50,000 shares held by J. Lloyd Tomer, Jr., J. Lloyd Tomer’s dependent child; (v) 200,000 shares held by Tomer & Associates, Inc. (of which J. Lloyd Tomer is the sole stockholder); (vi) 2,702,559 shares of common stock held by Great River Enterprises, LP#1, an Illinois partnership (“Great River”) (J. Lloyd Tomer is the sole stockholder of a corporation that is the general partner of Great River); (vii) 5,698,177 shares of common stock over which J. Lloyd Tomer may be deemed to share beneficial ownership with J. Scott Tomer and J. Kim Sorensen as a result of the grant, on November 22, 2006, by Michael Brent and Derek Brent to J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen of an irrevocable proxy (the “Proxy”) with respect thereto, including 225,806 shares constituting the vested portion of a restricted stock award to Michael Brent on January 2, 2007; (viii) 4,335,892 additional shares of common stock currently held by J. Scott Tomer (2,160,446) and J. Kim Sorensen (2,175,446) over which Great River may be deemed to share beneficial ownership as a result of the voting arrangements with respect thereto under the Stockholders’ Agreement dated as of December 8, 2004 (the “Stockholders’ Agreement”) by and among Michael Brent, Derek Brent, Great River, J. Scott Tomer and J. Kim Sorensen; and (ix) 225,806 shares, constituting the vested portion a restricted stock award to J. Lloyd Tomer on January 2, 2007. J. Lloyd Tomer disclaims beneficial ownership of (x) the 2,160,446 shares of common stock held by J. Scott Tomer and the 2,175,446 shares of common stock held by J. Kim Sorensen that are subject to the Stockholders’ Agreement, (y) the 5,698,177 shares subject to the Proxy, and (z) the 200,000 shares held by his spouse and dependent children.

(2)
This number consists of: (i) 2,160,446 shares of Common Stock held directly by J. Scott Tomer; (ii) 100,000 shares held by Lauri L. Tomer, J. Scott Tomer’s spouse; (iii) 5,698,177 shares of Common Stock over which J. Scott Tomer may be deemed to share beneficial ownership with J. Lloyd Tomer and J. Kim Sorensen as a result of the grant, on November 22, 2006, by Michael Brent and Derek Brent to J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen of the Proxy with respect thereto, including 225,806 shares constituting the vested portion of a restricted stock award to Michael Brent on January 2, 2007; (iv) 2,702,559 additional shares of Common Stock currently held by Great River and 2,175,446 shares of Common Stock currently held by J. Kim Sorensen over which J. Scott Tomer may be deemed to share beneficial ownership as a result of the voting arrangements with respect thereto under the Stockholders’ Agreement; and (v) 225,806 shares of Common Stock constituting the vested portion of a restricted stock award to J. Scott Tomer on January 2, 2007. J. Scott Tomer disclaims beneficial ownership of (x) the 2,702,559 shares of Common Stock held by Great River and the 2,175,446 shares of Common Stock held by J. Kim Sorensen that are subject to the Stockholders’ Agreement, (y) the 5,698,177 shares subject to the Proxy, and (z) the 100,000 shares held by his spouse.

(3)
This number consists of: (i) 2,175,446 shares of Common Stock held by J. Kim Sorensen individually; (ii) 123,799 shares of Common Stock held jointly by J. Kim Sorensen and his spouse; (iii) 5,698,177 shares of Common Stock over which J. Kim Sorensen may be deemed to share beneficial ownership with J. Lloyd Tomer and J. Scott Tomer as a result of the grant, on November 22, 2006, by Michael Brent and Derek Brent to J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen of the Proxy with respect thereto, including 225,806 shares constituting the vested portion of a restricted stock award to Michael Brent on January 2, 2007; (iv) 2,702,559 additional shares of Common Stock currently held by Great River and 2,160,446 shares of Common Stock currently held by J. Scott Tomer over which J. Kim Sorensen may be deemed to share beneficial ownership as a result of the voting arrangements with respect thereto under the Stockholders’ Agreement; and (v) 225,806 shares constituting the vested portion of a restricted stock award to J. Kim Sorensen on January 2, 2007. J. Kim Sorensen disclaims beneficial ownership of (x) the 2,702,559 shares of Common Stock held by Great River and the 2,160,446 shares of Common Stock held by J. Scott Tomer that are subject to the Stockholders’ Agreement and (y) the 5,698,177 shares of Common Stock subject to the Proxy.

(4)	Includes 5,000 shares of common stock issuable upon the exercise of options (which are exercisable within 60 days hereof).

(5)	Includes 75,000 shares of common stock issuable upon the exercise of warrants (which are exercisable within 60 days hereof).

(6)	The address of Harold L. Kestenbaum, Esq. is EAB Plaza, West Tower - 14th Floor, Uniondale, NY 11556.

(7)	Includes 5,000 shares of common stock issuable upon the exercise of options (which are exercisable within 60 days hereof).

(8)
Includes 5,000 shares of common stock issuable upon the exercise of options (which are exercisable within 60 days hereof) and 1,125,000 shares of common stock issuable upon the exercise of warrants (which are exercisable within 60 days hereof) held by Meridian Land Company, Inc. (in which Clay Winfield holds a substantial interest). Mr. Winfield disclaims beneficial ownership of the 1,125,000 shares of common stock issuable upon exercise of the warrants held by Meridian Land Company, Inc. except to the extent of his pecuniary interest therein.

(9)	Includes 10,000 shares of common stock issuable upon the exercise of options (which are exercisable within 60 days hereof).

(10)
Includes 5,000 shares of common stock issuable upon the exercise of options (which are exercisable within 60 days hereof) and 1,125,000 shares of common stock issuable upon the exercise of warrants (which are exercisable within 60 days hereof) held by Meridian Land Company, Inc. (in which Timothy Kaiser, M.D. holds a substantial interest). Dr. Kaiser disclaims beneficial ownership of the 1,125,000 shares of common stock issuable upon exercise of the warrants held by Meridian Land Company, Inc. except to the extent of his pecuniary interest therein.

(11)
Includes 112,919 shares of common stock held jointly by Mr. Simmons and his spouse, Jayne Simmons, 875,284 shares held by The River House Trust dated August 21, 2003, for which Mr. Simmons and his spouse serve as the sole two trustees and for which Mr. Simmons is the sole beneficiary, and 124,716 shares held by The JDS Exempt Trust, for which Mr. Simmons is one of several beneficiaries. Mr. Simmons, Esq. disclaims beneficial ownership of the 124,716 shares held by The JDS Exempt Trust except to the extent of his pecuniary interest therein.

(12)	The address of Michael Y. Brent is 560 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

(13)
The 4,982,355 shares of Common Stock held by Michael Y. Brent are subject to the Proxy granted by him to J. Scott Tomer, J. Lloyd Tomer and J. Kim Sorensen on November 22, 2006, and include 225,806 shares constituting the vested portion of a restricted stock award to him on January 2, 2007.

Change in Control Transaction in Fiscal 2006

Effective as of November 22, 2006, Messrs. Michael Y. Brent and Derek Brent — then serving as directors — (collectively referred to below, with Mr. Darren Brent, as the “Brent Group”) agreed to (i) grant an irrevocable proxy to Messrs. J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen (collectively referred to below as, the “Tomer Group”) with respect to all shares of our Common Stock (or our other capital stock) now held or hereafter acquired by them and (ii) assign their right to nominate and remove members of our Board of Directors under a Stockholders’ Agreement, dated as of December 8, 2004, by and among YTB International, Inc., the Brent Group and the Tomer Group (excluding, however, J. Lloyd Tomer individually, but including Great River Enterprises, LP#1 instead) to the Tomer Group. An effect of this agreement and the proxy grant was to give effective control of our Board of Directors to the members of the Tomer Group and to grant them a controlling voting position as stockholders of the company. The consideration for the grant of the proxy and the concomitant change in control consisted of a grant of parity to Michael Brent in certain compensation structures which are owned by the Tomer Group and other non-cash consideration

Effective November 22, 2006, each of the members of the Brent Group resigned from his position as a member of our Board of Directors. Mr. Michael Brent also resigned from his position as our President, and Mr. Derek Brent resigned from his position as our Secretary.

All three of the resigning directors remained in their positions as officers and directors of our wholly-owned operating subsidiary, REZconnect Technologies, Inc.

In addition, in conjunction with their respective resignations from the Board of Directors and officer positions of YTB International, Inc., Messrs. Michael Y. Brent and Derek Brent agreed to the amendment of their respective employment agreements with us to reflect their revised role in providing services to us exclusively in connection with the operations of, and their officerships with, REZconnect Technologies, Inc. Such amendments to their employment agreements were finalized, with the approval of our Board of Directors, at a meeting of our Board of Directors.

SELLING STOCKHOLDERS

The following table sets forth:

•	the name of the selling stockholder,

•	the number of shares of common stock beneficially owned by the selling stockholder as of May 1, 2007,

•	the maximum number of shares of common stock that may be offered for the account of the selling stockholder under this prospectus, and

•
the amount and percentage of common stock that would be owned by the selling stockholder after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Except as noted below and elsewhere in this prospectus, the selling stockholder has not, within the past three years, had any position, office or other material relationship with us. The selling stockholder is not a member of the National Association of Securities Dealers, Inc.

Beneficial ownership is determined under the rules of the U.S. Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after May 1, 2007. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

	Beneficial Ownership	Shares Registered	Beneficial Ownership After this Offering (3)
Name	Prior to this Offering (1)	in this Offering (2)	Number of Shares	Percent (4)

Laurus Master Fund, Ltd.(5)	1,265,724	1,265,724	-0-	-0-

*	Represents less than 1% of outstanding shares.

(1)	As of May 1, 2007.

(2)
The number of shares in this column includes 865,724 presently outstanding shares of our common stock and 400,000 shares of our common stock issuable upon the exercise of a warrant to purchase common stock.

(3)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(4)
Based on 38,646,967 shares of common stock outstanding on May 1, 2007. The shares issuable under stock options, warrants and other derivative securities to acquire our common stock that are currently exercisable or convertible within 60 days after May 1, 2007, are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.

(5)
Eugene Grin is the Director of Laurus Master Fund, Ltd., which is the registered holder of the shares of common stock. Mr. Grin, as Director of Laurus Master Fund, Ltd., has voting and disposition power over the shares owned by Laurus Master Fund, Ltd. offered under this prospectus.

PLAN OF DISTRIBUTION

Distribution by Selling Stockholder

We are registering the shares of our common stock covered by this prospectus for the selling stockholder. As used in this prospectus, “selling stockholder” includes the donees, transferees or others who may later hold the selling stockholder’s interests. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may, from time to time, sell all or a portion of its shares of common stock on the Pink Sheets Electronic Quotation Service or on any national securities exchange or automated inter-dealer quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the current market price or at negotiated prices. One or more underwriters on a firm commitment or best efforts basis may sell the shares of common stock directly or through brokers or dealers or in a distribution. The methods by which the shares of common stock may be sold include:

•
a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block, as principal, to facilitate the transaction,

•	purchases by a broker or dealer, as principal, and resales by such broker or dealer for its account pursuant to this prospectus,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers or through market-makers,

•	transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the registration statement of which this prospectus is a part, and

•	privately-negotiated transactions.

In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold in transactions complying with that rule, rather than pursuant to this prospectus.

For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares, or both. We have advised the selling stockholder that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to its sales in the market and have informed it that it must deliver copies of this prospectus. We are not aware, as of the date of this prospectus, of any agreements between the selling stockholder and any broker-dealers with respect to the sale of the shares of common stock covered by this prospectus.

The selling stockholder and any broker-dealers or agents participating in the distribution of our shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions received by any broker-dealer or agent and profit on any resale of shares of common stock may be deemed to be underwriting commissions under the Securities Act of 1933. The commissions received by a broker-dealer or agent may be in excess of customary compensation. If the selling stockholder is deemed to be an “underwriter,” the selling stockholder may have liability for the accuracy of the contents of this prospectus under the Securities Act of 1933.

At a time a particular offer of shares is made by the selling stockholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholder and any other required information.

In connection with distributions of the selling stockholder’s shares, or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or others prior to or after the effective time of the arrangement. These broker-dealers may engage in short sales of shares or other transactions in the course of hedging the positions assumed by them or otherwise. The selling stockholder may also:

•	sell shares short and redeliver shares to close out short positions,

•
enter into option or other transactions with broker-dealers or others that may involve the delivery to those persons the shares, and broker-dealers may resell those shares pursuant to this prospectus, and

•	pledge the shares to a broker-dealer or others and, upon a default, these persons may effect sales of the shares pursuant to this prospectus.

We have advised the selling stockholder that open positions in shares of common stock covered by this prospectus prior to the registration statement, of which this prospectus is a part, being declared effective by the U.S. Securities and Exchange Commission may constitute a violation of Section 5 of the Securities Act of 1933. The selling stockholder advised us that it did not have an open position in the common stock covered by this prospectus at the time of its response to our inquiry.

In order to comply with securities laws of some states, if applicable, the shares of our common stock may be sold only through registered or licensed broker-dealers.

The selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of our common stock by the selling stockholder. Rule 102 under Regulation M provides, with limited exceptions, that it is unlawful for the selling stockholder or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling stockholder or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the above may affect the marketability of our common stock.

The selling stockholder may offer all of the shares of our common stock for sale immediately. Because it is possible that a significant number of shares could be sold at the same time under this prospectus, these sales, or that possibility, may have a depressive effect on the market price of our common stock.

We will receive none of the proceeds from the sale of the shares of common stock by the selling stockholder, except upon exercise of warrants presently outstanding.

We will pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933 of the shares of common stock offered by the selling stockholder, including all registration and filing fees, listing fees, printing expenses, and our legal and accounting fees. We estimate that these fees and expenses will total approximately $28,476.80. The selling stockholder will pay all of its own brokerage fees and commissions, if any, incurred in connection with the sale of its shares of common stock. In addition, we have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933.

We cannot assure you, however, that the selling stockholder will sell any or all of the shares of common stock it may offer.

DESCRIPTION OF SECURITIES

General

Our authorized securities consist of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. No preferred stock is outstanding and the common shares are fully paid and non-assessable. The following outlines the rights of the holders of common. This summary does not purport to be complete and is qualified in all respects by the actual text all of the exhibits incorporated here by reference. Please read these documents in their entirety before making a decision to subscribe for shares offered by the designated selling shareholder. Please see “Risk Factors - Risks Related to Our Business and Industry” for a description of proposals to change our capitalization which will be voted upon at our next Annual Meeting of Shareholders.

Common Stock

Voting Rights. Holders of common stock are entitled to one vote per share held of record on all matters to be voted on by the stockholders.

Dividends. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the rights and preferences of the holders of shares of our preferred stock, if any (of which there are currently none outstanding).

Liquidation Preference. In the event we liquidate, dissolve or wind-up, holders of common stock are entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference, if any, of any then outstanding shares of our preferred stock. Holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities, and there are no redemption or sinking fund provisions with respect to such shares. The rights, preferences and privileges of holders of common stock are subject to, and may be materially adversely affected by, the rights of the holders of shares of any series of our preferred stock or which the Board of Directors may designate and issue in the future.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock. None are outstanding at this time. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of preferred stock, as well as to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights which could materially adversely affect the voting power of the holders of common stock. The issuance of preferred stock could also decrease the amount of earnings and assets available for distribution to holders of common stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company.

Market Information

Our common stock is quoted on the Pink Sheets Electronic Quotation service under the trading symbol YTBL.PK. The high and low bid prices for our common stock at the close of business on May 1, 2007, as reported by the Pink Sheets, were $4.60 and $4.35 per share, respectively.

Transfer Agent

Our transfer agent is American Stock Transfer and Trust company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

Anti-Takeover, Limited Liability and Indemnification Provisions

Certificate of Incorporation and By-laws. Pursuant to our certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors, or

•	effecting an acquisition that might complicate or preclude the takeover.

Our certificate of incorporation also allows our board of directors to fix the number of directors in the by-laws. Cumulative voting in the election of directors is specifically denied in our certificate of incorporation. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his or its best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status,

•
upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers, or

•
on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith,

•
reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests, and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus will be passed upon for us by our counsel, Greenberg Traurig, LLP, New York, New York.

EXPERTS

Our financial statements as of December 31, 2006, and for the year ended December 31, 2006 included in this prospectus and in the registration statement have been audited by UHY LLP, independent registered public accounting firm, as stated in its report, appearing in this prospectus and in the registration statement and have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

In September 2005, we and our former independent accountant, Dischino & Associates, P.C. (referred to below as “Dischino”), mutually agreed that Dischino would not continue to act as our independent accountant following Dischino’s review for the quarter ended September 30, 2005. Based on the recommendation of our Audit Committee, our Board of Directors, at a meeting held on December 22, 2005, approved the engagement of UHY LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005. On January 4, 2006 arrangements were finalized with UHY LLP. Prior to its appointment, UHY LLP was not consulted by us regarding matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B promulgated by the U.S. Securities and Exchange Commission.

The reports of Dischino on our financial statements for each of the two fiscal years ended December 31, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of our financial statements for each of the two fiscal years ended December 31, 2004 and 2003, and through January 4, 2006, there were no disagreements with Dischino on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Dischino, would have caused Dischino to make reference to the matter in its reports.

During each of the two fiscal years ended December 31, 2004 and 2003, and through January 4, 2006, Dischino did not advise us concerning any of the matters required to be reported under Item 304(a)(1)(iv)(B) of Regulation S-B.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
YTB International, Inc.
Wood River, Illinois 62095

We have audited the accompanying consolidated balance sheets of YTB International, Inc. (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the years in the two year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

St. Louis, Missouri

April 2, 2007

YTB INTERNATIONAL, INC.
Consolidated Balance Sheets
December 31, 2006 and 2005

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$—	$230,358
Restricted cash	1,250,000	—
Available-for-sale securities	1,014,591	3,611,003
Accounts receivable (less allowance for doubtful accounts of $6,919 in 2006 and $24,888 in 2005)	103,539	64,402
Notes receivable	1,233,624	20,000
Inventory	1,016,690	—
Prepaid marketing commissions	12,978,516	4,212,417
Other prepaid expenses and current assets	394,125	285,169
Total current assets	17,991,085	8,423,349
Property and equipment, net	6,191,408	631,992
Intangible assets, net	2,468,580	2,542,020
Goodwill	2,224,322	2,224,322
Other assets	14,994	16,184
TOTAL ASSETS	$28,890,389	$13,837,867
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Bank overdraft	$812,464	$—
Accounts payable and accrued expenses	5,099,248	1,944,640
Current maturities of long-term debt	21,156	19,532
Deferred revenue	14,769,085	4,660,200
Notes payable		122,055
Accrued bonuses	7,435,132	3,451,826
Short-term debt	2,500,000	—
Convertible debt derivatives	—	280,000
Total current liabilities	30,637,085	10,478,253
Other long-term liabilities:
Long-term debt, less current maturities	241,659	264,079
Deferred revenue, less current portion	4,366	4,366
Other liabilities	23,636	23,636
Total other long-term liabilities	269,661	292,081
TOTAL LIABILITIES	30,906,746	10,770,334

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $.001 par value, 5,000,000 authorized, none issued and outstanding at December 31, 2006 and 2005	—	—
Common stock, $.001 par value, 50,000,000 shares authorized; 27,870,454 and 27,336,260 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	27,870	27,336
Additional paid-in capital	20,268,006	19,376,053
Retained earnings (deficit)	(22,312,233)	(16,335,856)
Total STOCKHOLDERS' EQUITY (DEFICIT)	(2,016,357)	3,067,533
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$28,890,389	$13,837,867

See accompanying notes to consolidated financial statements.

YTB INTERNATIONAL, INC.
Consolidated Statements of Operations
Years Ended December 31, 2006 and 2005

	2006	2005
NET REVENUES
Online travel store sales and monthly fees	$36,887,611	$14,302,638
Travel commissions and services	7,364,413	4,941,007
Franchise service fees and other fees	332,345	443,693
Training programs and marketing materials	5,766,081	1,579,960
Other	546,280	326,019
Net revenues	50,896,730	21,593,317
OPERATING EXPENSES
Marketing commissions	29,908,507	13,881,404
Travel commissions	4,893,012	3,454,033
Depreciation and amortization	408,025	944,619
Marketing and selling	3,144,211	239,853
General and administrative	18,595,959	8,954,335
Total operating expenses	56,949,714	27,474,244
LOSS FROM OPERATIONS	(6,052,984)	(5,880,927)
OTHER INCOME (EXPENSE)
Change in fair value of derivatives	—	312,143
Interest and dividend income	170,224	102,049
Interest expense	(93,617)	(2,986,052)
Total other income (expense)	76,607	(2,571,860)
NET LOSS	$(5,976,377)	$(8,452,787)
NET LOSS PER SHARE:
Weighted-average shares outstanding	27,433,491	24,861,904
Net loss per share - basic and diluted	$(0.22)	$(0.34)

See accompanying notes to consolidated financial statements.

YTB INTERNATIONAL, INC.
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
Years Ended December 31, 2006 and 2005

	Delaware Series B		Delaware Common		Series B				Additional	Retained	Total
	Convertible Preferred		Stock		Convertible Preferred		Common Stock		Paid-in	Earnings	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	Equity
Balance at January 1, 2005	—	$—	—	$—	4,092,376	$4,092	18,976,125	$18,976	$12,616,988	$(7,883,069)	$4,756,987

Conversion of common stock to
Delaware common stock upon
reincorporation in Delaware	—	—	18,976,125	18,976	—	—	(18,976,125)	(18,976)	—	—	—

Conversion of series B preferred stock to Delaware common stock upon
reincorporation in Delaware	4,092,376	4,092	—	—	(4,092,376)	(4,092)	—	—	—	—	—

Conversion of preferred stock to
common stock	(4,092,376)	(4,092)	4,092,376	4,092	—	—	—	—	—	—	—

Common shares issued for services	—	—	201,091	201	—	—	—	—	352,787		352,988

Warrants issued for services	—	—	—	—	—	—	—	—	311,028	—	311,028

Common shares issued through private
placement	—	—	1,200,000	1,200	—	—	—	—	958,800	—	960,000

Warrants issued in conjunction
with debt offering	—	—	—	—	—	—	—	—	258,004	—	258,004

Conversion of debt to common stock	—	—	2,766,668	2,767	—	—	—	—	4,822,566	—	4,825,333

Common shares issued for options
exercised	—	—	100,000	100	—	—	—	—	49,900	—	50,000

Stock option compensation	—	—	—	—	—	—	—	—	5,980	—	5,980

Net loss	—	—	—	—	—	—	—	—	—	(8,452,787)	(8,452,787)
Balance at December 31, 2005	—	—	27,336,260	27,336	—	—	—	—	19,376,053	(16,335,856)	3,067,533

Settlement of convertible debt
derivative with common shares	—	—	200,000	200	—	—	—	—	399,800	—	400,000

Common shares issued for services	—	—	184,194	184	—	—	—	—	294,276	—	294,460

Common shares surrendered for											—
cashless option exercise	—	—	(150,000)	(150)	—	—	—	—	(299,850)	—	(300,000)

Common shares issued for cashless
option exercise	—	—	300,000	300	—	—	—	—	299,700	—	300,000

Stock option compensation	—	—	—	—	—	—	—	—	198,027	—	198,027

Net loss	—	—	—	—	—	—	—	—	—	(5,976,377)	(5,976,377)

Balance at December 31, 2006	—	$—	27,870,454	$27,870	—	$—	—	$—	$20,268,006	$(22,312,233)	$(2,016,357)

See accompanying notes to consolidated financial statements

YTB INTERNATIONAL, INC.
Consolidated Statements of Cash Flows
Years Ended December 31, 2006 and 2005

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(5,976,377)	$(8,452,787)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	408,025	944,619
Amortization of deferred offering cost	—	174,020
Shares issued for services	294,460	352,988
Warrants issued for services	—	311,028
Employee stock option expense	198,027	5,980
Change in fair value of derivatives	—	(312,143)
Amortization of remaining debt discount on convertible debt	—	2,369,480
Gain on settlement of convertible debt derivative	(460,820)	—
Change in operating assets and liabilities:
Accounts receivable, net	(39,137)	(43,991)
Notes receivable	(1,213,624)	(20,000)
Inventory	(1,016,690)	—
Prepaid marketing commissions	(8,766,099)	(2,589,772)
Other prepaid expenses and current assets	(108,956)	(285,169)
Other assets	1,190	(1,358)
Accounts payable and accrued expenses	2,915,415	1,080,893
Accrued bonuses	3,983,306	3,451,826
Deferred revenue	10,108,885	2,839,392
Convertible debt derivative	580,820	280,000
Other liabilities	—	2,716
NET CASH PROVIDED BY OPERATING ACTIVITIES	908,425	107,722

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,154,808)	(429,645)
Accrued transaction cost	—	(77,354)
Proceeds from sale of available-for-sale securities	2,903,440	5,908,078
Purchases of available-for-sale securities	(307,028)	(8,990,770)
NET CASH USED IN INVESTING ACTIVITIES	(558,396)	(3,589,691)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	812,464	—
Other current liabilities	—	(100,000)
Repayment of debt	(20,796)	(21,946)
Repayment of notes payable	(122,055)	(53,426)
Restricted cash-collateral for outstanding note and reserve for credit card processing	(1,250,000)	—
Proceeds from convertible debentures	—	3,000,000
Cash paid for debt issuance costs	—	(148,020)
Proceeds from shares issued in private placement memorandum	—	960,000
Shares issued for option exercises	—	50,000
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(580,387)	3,686,608

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(230,358)	204,639
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	230,358	25,719
CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$230,358

See accompanying notes to consolidated financial statements.

YTB INTERNATIONAL, INC.
Consolidated Statements of Cash Flows
Years Ended December 31, 2006 and 2005

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$95,035	$81,330

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment included in accounts payable and accrued expenses	$239,193	$—
Increase in short-term obligations and property and equipment	$2,500,000	$—
Shares issued in settlement of convertible debt derivative	$400,000	$—
Shares issued in cashless option exercise	$150	$—
Increase in notes payable and property and equipment	$—	$73,139
Warrants issued for debt offering costs	$—	$26,000
Decrease in notes receivable and deferred revenue	$—	$81,879
Convertible debt exchanged for common stock	$—	$4,825,333

See accompanying notes to consolidated financial statements.

YTB INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

YTB International, Inc. (“YTBI,” or the “Company”) and its three wholly-owned subsidiaries, YourTravelBiz.com, Inc. (“YTB Marketing”), and YTB Travel Network, Inc. (“YTB Travel”) and REZconnect Technologies, Inc. (“Technologies”), sometimes hereafter collectively referred to as the “Company”, are the entities that resulted from a corporate reorganization that took place on January 4, 2005. On that date, the Company re-incorporated in the State of Delaware, while simultaneously effecting a name change, by means of a “downstream merger” between itself (then incorporated in the State of New York under its former name of REZconnect Technologies, Inc., hereafter referred to as “the former REZconnect” during periods when incorporated as such), and a Delaware corporation formed for the purpose of the reorganization (the “Reorganization”).

On December 8, 2004, prior to the Reorganization, the former REZconnect acquired 100% of the outstanding common shares from the stockholders of YourTravelBiz.com, Inc. (“YTB, Inc.”), following requisite approval by the Boards of Directors and stockholders, in a business combination structured as a statutory merger under the laws of the State of New York and the reorganization provisions of the Internal Revenue Code. The acquisition, which was recorded at total value of $4,847,928, was effected by means of the former REZconnect exchanging 7,430,000 shares of its common stock and 4,092,376 shares of its Series B convertible preferred stock for all of the outstanding common stock of YTB, Inc.

As part of the Reorganization, the assets of the Company were assigned to three newly-organized wholly-owned subsidiaries, each a Delaware corporation: Technologies, YTB Marketing and YTB Travel.

On January 9, 2005, following both the Reorganization and a corresponding increase in the number of its authorized common shares from 20,000,000 to 50,000,000, each share of the aforementioned Series B convertible preferred stock was converted into one share of YTBI common stock.

The Company provides Internet-based travel-related services and technology, which offers proprietary reservation systems for the travel and entertainment industry, and is also a full-service provider of discount travel products and services to the leisure and small business traveler. The Company operates under various trade names, including “Your Travel Biz”, “YTBnet.com”, “Travel Network”, “Global Travel Network” and “Travel Network Vacation Central”, as well as Internet websites “Bookmytravel.com”, “REZconnect.com” and “RezCity.com”. The Company provides services to customers located primarily in the United States, and maintains its corporate headquarters in the State of Illinois. One of its subsidiaries maintains administrative offices in New Jersey.

Each of the three aforementioned operating subsidiaries was formed to divide the Company’s operations into three basic divisions. The YourTravelBiz.com, Inc. subsidiary markets online travel agencies on behalf of YTB Travel Network, Inc. by use of Independent Marketing Representatives (“IMRs”). The REZconnect Technologies, Inc. subsidiary owns, maintains and develops online and other booking technologies for suppliers within the travel industry. It also franchises brick and mortar travel agencies. The YTB Travel Network, Inc. subsidiary is a travel agency which books online travel transactions, collects payments, collects licensing fees, and pays travel sales commissions.

All of REZconnect’s franchised operations are independently owned and operated. All sales of travel products by the Company are made through its independent agencies and franchisees, or through its interactive websites. Operational expenses consist of franchise system sales and support personnel, executive management and minimal administrative personnel.

YTB INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of YTB International, Inc., and its wholly-owned subsidiaries, YourTravelBiz.com, Inc., YTB Travel Network, Inc., YTB Travel Network of IL, and REZconnect Technologies, Inc. All intercompany accounts and transactions are eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates that are particularly sensitive to change in the near term include, but are not limited to the determination of the estimated RTA life which impacts revenue recognition and related marketing commissions/bonuses, impairment of goodwill, realization of deferred tax assets, the recoverability of capitalized software development costs and allowance for doubtful accounts. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Available-for-sale securities

The Company presents investments in marketable securities that are available for sale at fair value as determined by quoted market prices, with changes in realized/unrealized gains and losses recorded to other comprehensive income when material. As of December 31, 2006, the cost of marketable securities approximates fair value.

Accounts receivable

The Company reflects accounts receivable at the outstanding principal balance as of the balance sheet date, as adjusted by any charge-offs or allowances established as a reserve for potentially uncollectible accounts. The allowance for doubtful accounts reflects management’s best estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance at the end of each reporting period based on the length of time receivables are past due, known troubled accounts, historical experience and other currently available evidence. Activity in the allowance for doubtful accounts is as follows:

	2006	2005

Beginning balance	$24,888	$169,644
Provision for doubtful accounts	4,534	119,815
Accounts written off	(22,503)	(264,571)
Ending balance	$6,919	$24,888

Notes receivable

Notes receivable are generally issued to certain IMRs at interest rates that approximate the current market interest rates and have terms of 1 year or less. The notes receivable are guaranteed by sales directors with at least 2,000 people or more in their organization, against future earnings of those sales directors. When appropriate, a reserve is recorded against notes receivable to reduce the balance to the estimated net realizable value. As of December 31, 2006, no reserve has been recorded against the balance of $1,233,624 as management has a high level of assurance of the collectibility of these amounts.

YTB INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

Concentration of credit risk

The Company is subject to credit risk through its cash, trade receivables, available-for-sale securities and notes receivable. The Company maintains its cash deposits in accounts insured up to $100,000 by the Federal Deposit Insurance Corporation. Balances in excess of the Federal Deposit Insurance Corporation totaled $1,083,394 and $98,854 at December 31, 2006 and 2005, respectively. The Company has deposits in a limited number of financial institutions with federally insured limits. Cash (including cash equivalents) at these institutions is normally in excess of the insured limits. However, the Company believes that the institutions are financially sound and there is only nominal risk of loss. There is no collateral currently required for cash, trade receivables, available-for-sale securities and notes receivable.

Fair value of financial instruments

The Company considers the carrying amounts of its accounts receivable, accounts payable and accrued expenses to approximate fair value because of the short maturity of these financial instruments. The Company considers amounts outstanding under debt agreements to approximate their fair value, based on the incremental borrowing rates currently available to the Company for financing with similar terms and maturities.

Inventory

Inventories are stated at lower of cost or market and consist of marketing sales aids such as “Success from Home” magazines, a promotional tool for the IMRs, and other printed marketing materials. At the end of each reporting period, when required, a provision is made to reduce excess and obsolete inventory to estimated net realizable value. Inventory items are predominantly sales aides material that are sold at Company cost or for a nominal profit to IMRs to help facilitate their sales efforts.

Property and equipment

Property and equipment are recorded at cost. Depreciation and amortization of property and equipment generally is computed using the straight-line method based on the estimated useful lives of the assets. The estimated useful lives of buildings and building improvements range from 15 to 30 years, furniture and fixtures range from two to five years, equipment including computer hardware and software has an estimated useful life of three to five years, vehicles have a life of five years and leasehold improvements have a five year life, based on the term of the underlying lease. Maintenance and repairs are charged to expense when incurred.

Expenditures for improvements are capitalized, while normal repair and maintenance costs are charged to expense when incurred. When property and equipment are disposed, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is credited or charged to income.

The company capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is added to the cost of qualified assets and is amortized over the estimated useful lives of the assets. Capitalized interest totaled $81,226 in 2006 and $0 in 2005.

In accordance with Accounting Standards Executive Committee Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”, property and equipment includes amounts related to the capitalization of certain costs incurred in connection with developing or obtaining software for internal use.

Long-lived asset recoverability

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”, long-lived assets, primarily property and equipment, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.

The Company believes that the carrying amounts of its long-lived assets are fully recoverable. Accordingly, no impairment loss has been reflected in the Company’s reported results of operations for years ended December 31, 2006 or 2005.

YTB INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

Intangible assets, net

Intangible assets other then domain names are amortized using the straight-line method over their estimated period of benefit, ranging from one to ten years. The Company periodically evaluates the recoverability of intangible assets and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. No impairment of intangible assets was identified during any of the periods presented.

Goodwill

Goodwill, which is the excess of cost over the fair value of net assets (including identifiable intangibles) acquired in a business acquisition, is not amortized but rather tested at least annually for impairment or whenever events or changes in circumstances indicate that the carrying amount of the asset might not be fully recoverable, in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” SFAS 142 also requires the Company to compare the fair value of the acquired business to its carrying amount on an annual basis to determine if there is potential goodwill impairment. If the fair value of the acquired business is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill is less than its carrying value. Fair values for acquired businesses are determined based on discounted cash flows, market multiples or appraised values. For further discussion of goodwill, see “Note 6: “Goodwill.”

Revenue Recognition

Online travel store sales and monthly fees

The Company generates revenue from the selling of on-line travel agencies, and from providing training and ongoing license services to the new business owners of such on-line travel agencies, i.e. Referring Travel Agent (“RTA(s)”). The recognition of all up-front fees received from new travel agency sales is deferred and recognized as income over a twelve-month period, which is the weighted average RTA life. Monthly license fees are recognized in the month the services are provided.

Travel commissions and services

Commissions and incentives earned from travel sales are recognized as revenue when the related travel has been completed by the customer. Commissions earned where the Company acts in the capacity of a wholesaler are recorded at their gross amount. The cost of such revenue is recorded separately as an operating expense.

Franchise service fees and other fees

The Company is a franchisor of traditional “brick and mortar” travel agencies. The initial franchise fee related to the sale of these travel agencies is due upon execution of a franchise agreement with the franchisee. The initial franchise fee is deferred and subsequently recognized as revenue when all material conditions prior to the opening of a franchised business have been satisfied and all substantial doubts of collectibility have been eliminated generally upon receipt of payment. Fees paid are non-refundable once a site location has been selected.

Training programs and marketing materials revenue

Sales revenues from the sale of IMR sales aides and miscellaneous promotional and marketing materials are recognized when the related merchandise is shipped to the IMR. Sales revenues from training programs are recognized when the IMR has completed the related training course.

Other revenue

Sales revenues from convention attendance are recognized during the period in which the convention occurs.

YTB INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

Expense recognition of commission costs

The Company incurs commission costs that are directly related to the origination of new RTA sales; sales which result in the deferral of revenue. Such incremental direct commission costs are capitalized in accordance with Financial Accounting Standards Board (“FASB”) Technical Bulletin No. 90-1 (“FTB 90-1”). In addition, the Company has elected to account for such commission costs in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB") 104 and FTB 90-1, by deferring and charging such costs to expense in proportion to the related revenue recognized, over the same deferral period of twelve months.

Marketing compensation plan

The Company offers a compensation plan to its sales IMRs under an arrangement that pays the IMRs direct sales commissions, override compensation (if qualified) and other bonus incentives based on the amounts attributable to each IMRs personal and team travel agency sales, or enrolled referrals. The “commission override” is comprised of a small portion of the monthly license fee RTAs pay to the Company, which is paid to the IMR who is responsible for selling the online travel store sites to such RTAs. Direct sales commissions and override compensation are paid on a weekly basis, based upon the amount of the previous week’s sales. Residual commissions are paid on a monthly basis for active travel agencies, following the month earned. All commissions are earned by maintaining a minimum number of personal enrollments. Commission costs are capitalized and recognized as expense in proportion to the related revenue recognized, over a period of twelve months, which is based upon the estimated RTA life. In the event that the commission payout is greater than the average commission revenue collected, the difference is immediately charged to expense when incurred.

Advertising costs

Pursuant to the provisions of Statement of Position (“SOP”) No. 93-7 issued by the American Institute of Certified Public Accountants, the Company expenses advertising costs as incurred. Advertising expense was $385,024 in 2006 and $26,306 in 2005.

Income taxes

The Company recognizes deferred income tax assets and liabilities for future tax consequences resulting from differences between the book and tax bases of existing assets and liabilities. A valuation allowance is provided for that portion of deferred income tax assets which may not be realized.

Stock-based compensation

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)). SFAS No. 123(R) requires employee equity awards to be accounted for under the fair value method. Accordingly, share-based compensation is measured at the grant date, based on the fair value of the award. Prior to January 1, 2006, the Company accounted for awards granted under its equity incentive plans using the intrinsic value method prescribed by Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25), “Accounting for Stock Issued to Employees,” FASB Interpretation No. 44 (“FIN 44”), “Accounting for Certain Transactions Involving Stock Based Compensation—an Interpretation of APB No. 25,” and related interpretations and provided the required pro forma disclosures prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), as amended.

Under APB No. 25 and FIN 44, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of our stock and the exercise price of the stock option being granted. Certain options, which have been re-priced, are subject to the “variable accounting” requirements of APB No. 25 and FIN 44 that require the Company record compensation expense for changes in the fair value of the Company’s common stock when it exceeds the re-priced amount.

YTB INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

Had the Company accounted for stock option grants in accordance with SFAF 123(R), the fair value recognition method would have had the following effects on the consolidated financial statements for the year ended December 31, 2005:

2005

Net loss - as reported	$(8,452,787)

Add: Add: Stock-based compensation expense included in reported net loss	5,980

Less: Additional stock-based compensation expense determined under fair value based method for all awards	(175,595)

Net loss - pro forma	$(8,622,402)

Earnings loss per share - basic
As reported	$(0.34)
Pro forma	$(0.34)

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2005: risk-free interest rates of 3.4%; expected lives of 1.0, dividend yield of 0% and expected volatility of 75%. The expected average life represents the period of time that options granted are expected to be outstanding giving consideration to vesting schedules, historical exercise and forfeiture patterns. The expected dividend yield is based on historical information and management’s plan. Expected volatility is based on analysis of historical volatilities of companies which are considered YTB International, Inc.’s peer group.

Earnings (loss) per share

Basic earnings (loss) per share are based on the weighted-average number of common shares outstanding. Diluted earnings (loss) per share assumes that outstanding common shares are increased by common shares issuable upon the exercise of stock options and warrants, and by the conversion of preferred stock using the treasury stock method, where such exercise or conversion would be dilutive. For the years ended December 31, 2006 and 2005, the effects any assumed exercise of stock options and warrants on the 2006 and 2005 loss per share would be anti-dilutive and, therefore, are not included in the calculation of the Company’s basic loss per share for the years ended December 31, 2006 and 2005.

YTB INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

New accounting pronouncements

The Company adopted SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, effective January 1, 2006. The amendments made by SFAS No. 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The adoption of SFAS No. 151 did not have a material impact on the consolidated financial statements of the Company.

The Company adopted SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 (Accounting Changes) and FASB Statement No. 3 (Reporting Accounting Changes in Interim Financial Statements), effective January 1, 2006. SFAS No. 154 provides guidance on accounting for and reporting of accounting changes and error corrections. It requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the specific period effects or the cumulative effect of the change. The adoption of SFAS No. 154 did not have a material impact on the Company’s consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. As a result of the Company’s net operating losses, this statement will have minimal impact on its consolidated financial statements. The Company will reassess the impact of this statement when the Company becomes profitable.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurement. SFAS 157 does not require any new fair value measurement and the Company is currently evaluating the impact, if any, of SFAS 157 on its financial position, results of operations and cash flows. SFAS 157 requires prospective application for fiscal years beginning after November 15, 2007.

In September 2006, the FASB issued Statement No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS 158”)." SFAS 158 requires employers to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in comprehensive income in the year in which the changes occur. Under SFAS 158, employers are required to measure plan assets and benefit obligations at the date of their fiscal year-end statement of financial position. SFAS 158 is effective for the Company at the end of the 2006 fiscal year. The Company does not currently have any plans under the scope of this statement.

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"). SAB 108 was issued to provide interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The provisions of SAB 108 must be applied to annual financial statements no later than the first fiscal year ending after November 15, 2006. The adoption of SAB 108 had no impact on the Company's consolidated financial position, results of operations and cash flows.

The Company does not believe that there are any other new accounting pronouncements that the Company is required to adopt that are likely to have at least some effect on the Company’s future financial statements.

YTB INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

NOTE 3 - INVENTORY

Inventory consists of the following materials available for sale to IMRs:

	2006	2005

"Success From Home" magazines	$906,600	$-
Printed marketing materials	110,090	-

Inventory	$1,016,690	$-

NOTE 4 - NOTES RECEIVABLE

As of December 31, 2006 the Company had $1,233,624 of notes receivable outstanding. Interest income recorded on these notes during 2006, calculated at 7.5%, totaled $19,995 was included as a component of Other Income (Expenses) in the accompanying consolidated statement of income. Notes receivable are generally issued to certain IMRs at interest rates that approximate the current market interest rates and have terms of 1 year or less. The notes receivable are guaranteed by sales directors with at least 2,000 people in their organization, against the future earnings of the sales directors, and thus no reserve has been recorded against the notes receivable in 2006. The terms call for no payments to be received on these notes in 2006. There was no allowance for doubtful accounts recorded at December 31, 2006 as management has a high level of assurance of the collectibility of these amounts.

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2006 and 2005 consists of the following:

	2006	2005
Equipment	$1,105,005	$266,025
Furniture and fixtures	436,369	187,745
Capitalized software	1,555,003	1,378,711
Vehicles	168,908	168,908
Building and improvements	3,085,519	-
Land	1,538,693	-
Leasehold improvements	116,522	110,629
	8,006,019	2,112,018
Less: Accumulated depreciation	(1,814,611)	(1,480,026)

Property and equipment, net	$6,191,408	$631,992

Depreciation and amortization expense on property and equipment was $334,585 and $223,839 for the years ended December 31, 2006 and 2005, respectively. Depreciation on leasehold improvements was accelerated during the fourth quarter of 2006 in anticipation of the planned move of the headquarters office to the new facility. As of December 31, 2006, all leasehold improvements are fully depreciated.

As of December 31, 2006 and 2005, capitalized software development costs, net of accumulated amortization, totaled $235,299 and $105,539, respectively. For the years ended December 31, 2006 and 2005, the Company recorded amortization of capitalized software development costs of $46,532 and $129,680, respectively.

YTB INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

NOTE 6 - INTANGIBLE ASSETS, NET

The following tables present the components of the Company’s intangible assets as of December 31, 2006 and 2005:

	At December 31, 2006			At December 31, 2005
	Accumulated			Accumulated
	Cost	Amortization	Net	Cost	Amortization	Net
Amortized intangible assets (1)
Non-compete agreement	$360,000	$106,060	$253,940	$360,000	$54,620	$305,380
RTA agreements	690,000	690,000	-	690,000	690,000	-
Vendor agreements	220,000	45,360	174,640	220,000	23,360	196,640
Total amortized intangible assets	1,270,000	841,420	428,580	1,270,000	767,980	502,020

Unamortized intangible assets
Domain names	2,040,000	-	2,040,000	2,040,000	-	2,040,000
Total unamortized intangible assets	2,040,000	-	2,040,000	2,040,000	-	2,040,000
Total	$3,310,000	$841,420	$2,468,580	$3,310,000	$767,980	$2,542,020

(1) The estimated useful lives of non-compete agreements, RTA agreements and vendor agreements are seven years, one year and 10 years, respectively.

Amortization expense was $73,440 and $720,780 for the years ended December 31, 2006 and 2005, respectively. The estimated amortization expense related to intangible assets as of December 31,2005 over the next five years follows, assuming no subsequent impairment of the underlying assets, is as follows:

2007	$73,429
2008	73,429
2009	73,429
2010	73,429
2011	70,249

NOTE 7 - GOODWILL

The Company has elected to perform the annual impairment test on goodwill during the fourth quarter of each year, unless circumstances arise that require more frequent testing. During the fourth quarter of 2006, the Company completed the annual impairment test of goodwill and concluded goodwill was not impaired.

NOTE 8 - BONUS ACCRUAL

During the 4th quarter of 2005, the Company began a program to award bonuses to its IMRs to recognize certain IMRs for outstanding contributions made to the growth and success of the Company and to encourage all IMRs to fulfill specific goals or targets for sales levels, recruiting of new referring travel agents or other business-critical functions. The awards offered are in the form of Company stock, based upon a predetermined calculation. The bonuses that are to be awarded in Company stock are recorded at their fair value at each balance sheet date. Total bonus expense included in marketing commissions expense for the year ended December 31, 2006 and 2005 was $4,083,306 and $3,751,826, respectively. Accrued bonuses as of December 31, 2006 and 2005 totaled $7,435,132 and $3,451,826, respectively.

YTB INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

NOTE 9 - FINANCING ARRANGEMENTS

Notes Payable

The Company financed one vehicle in 2006 and four in 2005, payable in monthly installments ranging from approximately $1,000 to $1,477, at the rate of approximately 6.25%. The loans were payable through March 2008; however, the Company paid the final loan remaining balance of $22,225 on December 13, 2006. The balance due on these vehicle loans as of December 31, 2006 and 2005 totaled $0 and $122,055, respectively.

Short-Term Debt

On July 26, 2006, the Company purchased 12 acres of land which included a 100,000 square foot building (the “Property”) for $2.5 million to house their new corporate headquarters in Wood River, Illinois. The Company financed the purchase of the Property with a note in the amount of $2.5 million with an interest rate of Prime, less 0.50% floating daily from Meridian Bank, a local bank. Interest only is payable monthly for the first two years of the note after which the entire principal will be paid or the note will be refinanced. Although the scheduled balloon principal payment is due July 26, 2008, the Note is payable upon demand per the terms thereof, however, no demand has been made to date. The Note is collateralized by the first mortgage on the Property and a $500,000 Certificate of Deposit. The Certificate of Deposit will be released after the Company makes $625,000 of improvements to the Property. There are no other restrictive covenants included in the Note. Through the use of working capital funds, we have completed a $2.5 million renovation of 20,000 square feet of the building for our current operations. As a result of those renovations, as of December 31, 2006, we believe that we had met the requirements for the release of the certificate of deposit, although due to procedural requirements imposed by Meridian Bank, it has not actually been released yet. The Company is planning an $8.0 million renovation project to the Property. The outstanding loan balance at December 31, 2006 is $2,500,000.

Long-Term Debt

On January 11, 2002, as a result of a decrease in demand for travel related services due to the events of September 11, 2001, the Company borrowed $324,000 from the United States Small Business Administration (“SBA”) under its disaster relief program. Payments were to have initially commenced in January 2003. However, the SBA extended the commencement date into November 2003. The loan is repayable via a monthly installment of $2,607, including interest at 4% per annum, through October 2017. The loan was guaranteed by the President of the REZconnect subsidiary. On December 27, 2006, the board of directors guaranteed the debt releasing the President of the REZconnect subsidiary. The outstanding loan balance as of December 31, 2006 and 2005 was $262,815 and $283,611, respectively.

Minimum principal payments of long-term debt as of December 31, 2006 are as follows:

Year ending December 31,
2007	$21,156
2008	22,018
2009	22,915
2010	23,849
2011	24,821
Thereafter	148,056
Total	$262,815

YTB INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

During January 2005, the Company entered into an agreement with an investor to raise an additional $2,000,000 of capital via a convertible term note (“the Note”). The Note had a principal balance of $2,000,000, and interest was payable monthly at prime plus 3%, subject to an 8% floor. The Note was superior to the SBA loan of approximately $300,000. The terms of the Note provided for interest payments only during the first six months, with payments of $66,667 of principal plus interest monthly beginning in August 2005. The note was required to be paid in full by January 2008, unless it was converted by the investor into shares of common stock. The Note agreement contained several features, which are discussed below:

•
Interest Rate Adjustment Feature - The interest rate stated in the Note could subsequently be adjusted downward if the Company maintained an effective registration statement and the market price of the Company’s common stock exceeded certain targets.

•
Initial Conversion Ratio - The Note was convertible into shares of the Company’s common stock at a rate of $0.80 per share for the first $1 million of Note principal, and $1.25 per share for any amounts in excess of the first $1 million.

•
Contingent Conversion Ratio Adjustment Feature - If the Company were to obtain subsequent equity financing at per share prices less than those obtained by the investor, the conversion rate would be lowered to that amount.

•	Prepayment penalty - The Note could be prepaid at the Company’s option, with a 30% prepayment penalty.

•
Warrant Coverage - The Note contained 800,000 detachable stock warrants, which have a 7 year term, and are exercisable for the first 400,000 warrants at $1.58 per share, and the second 400,000 warrants at $1.72 per share.

•
Additional Loan Option - The investor, at its sole option, had the ability to loan an additional $1,000,000 to the Company on the same terms as the original Note, including proportional warrant coverage.

•
Registration Rights - As part of the Note agreement, the Company agreed to file a registration statement covering the warrants and potential shares to be issued upon conversion of the Note. The registration statement was to be filed within 30 days of the agreement, and declared effective within 120 days. The registration statement was to be continuously effective until the investor had sold all of the underlying shares. The registration rights agreement provides for a penalty of 2% per month. The Company treated this item as an additional derivative and in failing to satisfy the registration rights requirement and accrued $860,820 as of November 30, 2006 and $280,000 as of December 31, 2005, in penalties under the terms of the agreement. Such amounts were reflected as a current liability in the Company’s balance sheet. On November 30, 2006, this obligation was settled by the issuance of 200,000 shares of common stock and a settlement gain of $460,820 was recognized in the fourth quarter 2006.

Because the Note was potentially convertible into an unlimited number of shares of common stock, the Company accounted for the Note under the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and Emerging Issues Task Force (“EITF”) Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock. Accordingly, the interest rate adjustment feature, conversion feature, and additional loan option were, collectively, considered an embedded derivative, which was bifurcated from the host debt instrument. The initial allocation of the gross proceeds of $2,000,000 is as follows:

Embedded Derivative	$1,923,201
StockWarrants	16,192
Term Note	60,607
$2,000,000

The embedded derivative was initially recorded at fair value, and adjusted to fair value at each subsequent balance sheet date. The net decrease in the embedded derivative liability recognized at the conversion of the Note to equity during the year ended December 31, 2005 was $312,143 and is recorded as Other Income in the Consolidated Statement of Operations.

YTB INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

The difference between the stated principal of the Note of $2,000,000 and its allocated carrying value was amortized as debt discount using the effective interest rate method over the term of the Note.

In addition to the items noted above, the Company incurred debt issuance costs related to the Note of $174,020, of which $148,020 was paid in cash, and $26,000 was settled by issuing stock warrants. These costs were amortized over the term of the Note.

On October 12, 2005, the investor converted the remaining principal balance at that time of $1,866,666 into 1,800,000 shares of common stock. On October 31, 2005, the investor exercised its option for the additional loan, at which time the Company received cash proceeds of $1,000,000. As provided in the agreement, the investor also received 400,000 additional stock warrants, exercisable at $1.25 per share, the fair value of which was recorded at $215,812. The investor immediately converted the additional loan into common stock, receiving 800,000 shares.

Total interest incurred during the years ended December 31, 2006 and 2005 was $174,843 and $2,986,052, respectively, of which $81,226 was capitalized in 2006 and $0 in 2005.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space (which housed its previous headquarters offices) in two buildings in Edwardsville, Illinois under separate commercial lease agreements with Meridian Land Company, Inc. (“Meridian Land”), the owner of such buildings (see Note 12, “Related Party Transactions”). The combined rental cost of both spaces is $15,000 per month. In addition, each lease contains an addendum which includes a two-year warrant to purchase shares of our common stock in exchange for the deed to the related property, unencumbered. The first lease, which covers approximately 13,000 square feet, expires on June 30, 2010 and includes an addendum with a two-year warrant that is exercisable for 500,000 shares of our common stock at a price equal to (i) $1.00 (in the aggregate), plus (ii) unencumbered title to the property. Separately, we have the option to purchase the property for a cash price of $1,850,000. Correspondingly, the second lease, which covers approximately 5,000 square feet and expires on October 31, 2010, includes an addendum with a two-year warrant that is exercisable for 625,000 shares of our common stock at a price equal to (i) $1.00 (in the aggregate), plus (ii) unencumbered title to the property. Separately, we have the option to purchase the second property for a cash price of $2,350,000. The Company plans on re-locating a portion of its travel staff to the leased space in Illinois during the second quarter of 2007.

The Company is also obligated under an operating office lease for the offices in New Jersey which expires on April 30, 2008, to pay minimum annual rentals, currently at $49,916 per year plus real estate taxes and operating cost charges. In addition, the Company has entered into various operating lease agreements with Wal-Mart Stores, Inc. (Wal-Mart) for eight locations pursuant to a master lease agreement. The term of the individual location leases is two years with two options to extend the lease for one consecutive term of three years followed by one consecutive term of five years. The Company has also entered into sub-lease agreements with franchisees at these Wal-Mart locations. The subleases with the franchises also have a two year term with options that mirror the master lease renewal options.

The Company also leases certain office equipment and one vehicle under noncancellable operating lease agreements with initial terms in excess of one year and expiring at various dates through fiscal year 2011.

Following is a summary of net rental expense for the years ended December 31, 2006 and 2005:

	2006	2005
Rental expense	$377, 662	$278, 481
Less sublease rental income	110,434	135,384

Net rental expense	$267, 228	$143, 097

YTB INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

Minimum future rental payments under non-cancelable operating leases (including the Wal-Mart location leases), having remaining terms in excess of one year as of December 31, 2006 are as follows:

Year ending December 31,	NJ Office	Wal-Mart Locations	IL Offices	Office Equipment/ Vehicle	Sublease Rental Income	Net Rental Expense

2007	$50,470	$31,252	$209,800	$45,923	$31,922	$305,523
2008	17,068	23,789	269,300	34,048	25,230	318,975
2009	-	5,947	274,300	32,048	6,496	305,799
2010	-	-	172,000	24,142	-	196,142
Total	$67,538	$60,988	$925,400	$136,161	$63,648	$1,126,439

Employment Agreements

The Company has entered into a long-term employment agreement with each of Mr. J. Scott Tomer, (Chief Executive Officer), Mr. J. Kim Sorensen, (President and former Treasurer), Mr. Michael Y. Brent, (former President), Mr. Derek J. Brent, (former Secretary), and Mr. John D. Clagg, (Chief Financial Officer and Treasurer). All employment agreements expire December 31, 2009 and subject each officer to confidentiality provisions, as well as non-raid and non-compete provisions for an additional 2 years following termination of employment.

Each of Messrs. J. Kim Sorensen, J. Scott Tomer and Michael Y. Brent receives a base annual salary of $134,832 (effective January 1, 2007), increasing annually at a rate of 6%. They each receive an override on RTA sales and monthly fees generated by a certain override representative position within the YTB compensation program of the YourTravelBiz.com sales organization equal to 33 1/3% of the monthly commissions and overrides earned by such representative position, paid monthly. Additionally, each of Messrs. J. Kim Sorensen, J. Scott Tomer and Michael Y. Brent receives a cash bonus based on the net pre-tax income of the Company equal to 2% if net pre-tax income is between $500,000 and $1,500,000, 2.25% if net pre-tax income is between $1,500,000 and $3,000,000 and 2.5% if net pre-tax income is at least $3,000,000. They each receive a car allowance and health and medical insurance provided by the Company. The Company has also taken out a term life insurance policy on the lives of Messrs. J Kim Sorensen, J. Scott Tomer and Michael Y. Brent in an amount equal to three times their respective annual base salary, payable to beneficiaries designated by each.

Mr. John D. Clagg, whose contract became effective December 1, 2005, receives a base salary of $180,000 increasing annually in $30,000 increments. Mr. Clagg also receives health, life, and medical insurance provided by the Company.

Mr. Derek J. Brent receives a base annual salary of $210,000, increasing annually in $30,000 increments. Additionally, Mr. Derek J. Brent receives a cash bonus based on the net pre-tax income of the Company equal to 2% if net pre-tax income is between $500,000 and $1,500,000, 2.25% if net pre-tax income is between $1,500,000 and $3,000,000 and 2.5% if net pre-tax income is at least $3,000,000. In addition, Mr. Derek J. Brent receives a car allowance and health and medical insurance provided by the Company.

YTB INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

NOTE 11 - STOCK OPTIONS

In December 2004, stockholders approved the YTB International, Inc. 2004 Stock Option and Restricted Stock Plan (the “2004 Plan”). The 2004 plan is administered by the compensation committee of the board of directors which determines the employees, officers, directors and consultants subject to receive awards and the terms and conditions of these awards. The purpose of the plan is to make available to our key employees and directors certain compensatory arrangements related to the growth in the value of our stock so as to generate an increased incentive to contribute to the Company’s financial success and prosperity; to attract and retain exceptionally qualified individuals whose efforts can affect the Company’s financial growth and prosperity; and align in general the interests of our employees and directors with the interest of our stockholders. The 2004 Plan includes 5,000,000 common shares authorized for issuance under the plan. As of December 31, 2006, 4,350,000 shares remain available for future grants under the 2004 Plan.

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), as discussed in Note 2, “Summary of Significant Accounting Policies” (“Note 2”). Pro forma information required under SFAS No. 123(R), for periods prior to fiscal year 2006, as if the Company had applied the fair value recognition provisions of SFAS No. 123 to options granted under the Company’s stock option plan is included in Note 2.

On April 24, 2006, the Company’s Board of Directors granted 250,000 options to certain employees and directors and two outside consultants. These stock options vest in equal increments on the anniversary date over the next five years and expire six years from the date of the grant. Of the 250,000 options granted, 25,000 options were forfeited on September 30, 2006. The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2006: risk-free interest rate of 4.90%; expected life of 6.0 years; dividend yield of 0% and expected volatility of 75%. The expected average life represents the period of time that options granted are expected to be outstanding giving consideration to vesting schedules, historical exercise and forfeiture patterns. The expected dividend yield is based on historical information and management’s plan. Expected volatility is based on analysis of historical volatilities of companies which are considered YTB International, Inc.’s peer group. The Company adjusts share-based compensation on a quarterly basis for changes to the estimate of expected equity awarded for forfeitures based on a review of recent forfeiture activity and expected future employee turnover. The effect of forfeiture adjustments in 2006 was insignificant. Accordingly, the Company recognized $198,027, or ($0.01) per share, for the year ended December 31, 2006 in compensation expense for stock options. Unrecognized expense related to unvested options as of December 31, 2006 is $98,882.

The following table provides additional information with respect to stock option plan activity:

	Shares	Weighted-Average Exercise Price	Weighted-Average Fair Value
Options outstanding, beginning of period	940,000	$1.15	$0.290
For the period from January 1 to December 31, 2006
Granted	250,000	1.20	0.600
Forfeited	(25,000)	1.20	0.600
Expired	(240,000)	1.58	0.120
Exercised	(300,000)	1.00	0.005
Options outstanding, end of period	625,000	$1.07	$0.630
Options exercisable, end of period	400,000	$1.00	$0.650

YTB INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

The following table summarizes information about options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Life (years)	Weighted-Average Exercise Price	Number Outstanding	Weighted-Average Exercise Price
$0.00-$1.00	400,000	0.15	1.00	400,000	1.00
$1.01-$1.20	225,000	5.32	1.20	-	-

Total	625,000	2.01	$1.07	400,000	1.00

Prior to January 1, 2006, compensation expense for stock options was recognized over the vesting period only to the extent that the grant date market price of the stock exceeded the exercise price of the options. For the years ended December 31, 2006 and 2005, the Company recognized $0 and $89,980 in compensation expense related to options granted with an exercise price less than the fair value of the underlying stock at the date of the grant. In addition, FASB Interpretation No. 44 (“FIN 44”), “Accounting for Certain Transactions Involving Stock Based Compensation - an Interpretation of APB No. 25,” requires variable accounting for compensation expense when stock options have been cancelled and re-issued with a change in strike price. The variable compensation associated with these types of stock options for the years ended December 31, 2006 and 2005 was $0 in 2006 and a reduction in compensation expense in 2005 of $84,000.

NOTE 12 - INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

As a result of the Company’s operating losses in 2006 and 2005, and loss carry forwards available in 2006, there is no provision for current income taxes.

SFAS No. 109, Accounting for Income Taxes, requires a valuation allowance to reduce any deferred tax assets to their net realizable amounts if, based on the weight of evidence, it is more likely than not that all or some portion of such deferred tax assets will not be realized. As of December 31, 2006 and 2005, the Company is uncertain if it will realize any future tax benefit of its deferred tax assets. Accordingly, a full valuation allowance has been established as a reserve against the Company’s deferred tax assets and, therefore, no deferred income tax credits have been recognized in the statements of operations for the years ended December 31, 2006 and 2005.

At December 31, 2006 the Company had approximately $13,285,000 of federal and state net operating losses that may be available to offset future taxable income. The net operating loss carry forwards, if not utilized, will expire from 2019 to 2021 for federal and state purposes. The net operating losses may be subject to a substantial limitation under the “Change of Ownership” section 382 of the Internal Revenue Code.

YTB INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

A reconciliation of income taxes, with the amounts computed at the statutory federal rate, is as follows:

	As of December 31,
	2006	2005
Computed tax at federal statutory rate	$(2,031,968)	$(2,873,948)
Other, net	(446,032)	61,948
Change in valuation allowance	2,478,000	2,812,000
Total	$-	$-

Deferred tax assets and liabilities consist of the following:

	As of December 31
	2006	2005
Deferred tax assets
Allowance for doubtful accounts	$3,000	$9,000
Depreciation	4,000	-
Capitalized consulting	-	23,000
Accrued vacation	28,000	8,000
Capital losses	9,000	9,000
Accrued compensation	3,081,000	1,281,000
Net operation loss carry-forward	4,916,000	4,233,000
	8,041,000	5,563,000
Deferred tax liabilities	-	-
Net deferred tax asset
Before valuation allowance	8,041,000	5,563,000
Less valuation allowance	(8,041,000)	(5,563,000)
Net Deferred Tax Asset	$-	$-

YTB INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

NOTE 13 - RELATED PARTY TRANSACTIONS

Certain members of management of the Company also own a company that YTB Marketing utilizes for printing much of its sales materials. During 2006 and 2005, the Company expended $1,467,402 and $512,392, respectively for printing sales materials. In addition, at December 31, 2006 and 2005, the Company has a pre-paid asset of $136,553 and $212,027, respectively, reflected on the balance sheet for payments related to work not yet completed.

The Company leases office space (which housed our previous headquarters office) in two buildings under separate commercial lease agreements. The buildings are owned and controlled by company of which a certain members of the Company’s Board of Directors are principals. In addition, each lease contains an addendum which grants to the landlord a two-year common stock purchase warrant to purchase Company stock in exchange for the deed to the property, unencumbered. The first lease, which covers approximately 13,000 square feet, commenced July 1, 2005 and expires June 30, 2010. This lease includes an addendum with a two-year common stock purchase warrant, which expires June 30, 2007, to purchase 500,000 shares of Company stock for a total exercise price of $1.00 and the deed to the property, unencumbered, in which the space is leased. Separately, the Company has the option to purchase the property for a cash price of $1,850,000.

Correspondingly, the second lease, which covers approximately 5,000 square feet, commenced November 1, 2005 and expires on October 31, 2010. This lease includes an addendum with a two-year common stock purchase warrant, which expires October 31, 2007, to purchase 625,000 shares of Company stock for the total price of $1.00 and the deed to the property, unencumbered, in which the space is leased. Separately, the Company has the option to purchase the property for a cash price of $2,350,000.

The combined rental cost of both spaces is $15,000 per month. Combined rent expense for these two leases was $180,000 and $65,000 for December 31, 2006 and 2005, respectively. As of December 31, 2006, neither of the common stock warrants has been exercised.

In July 2006, the Company borrowed $2.5 million in connection with the land and building which will house their new corporate headquarters in Wood River, Illinois. The chairman of the bank is also a director of the Company. This transaction was approved by the independent members of the Company’s board of directors.

NOTE 14 - STOCKHOLDERS’ EQUITY

On February 8, 2005, the Company commenced a Private Placement Offering for the issuance of up to 1,000,000 shares at a price of $0.80 per share. Pursuant to the terms of the offering, the minimum investment was $15,000 to purchase an investment unit consisting of (a) 18,750 shares of common stock and (b) 18,750 common stock purchase warrants. Each warrant is exercisable to purchase one share of common stock at an exercise price of $1.75, exercisable for three years from date of issuance.

On April 5, 2005, the Company executed a warrant agreement with a consultant. The warrant agreement provided for the issuance of warrants to purchase up to 200,000 shares of the Company’s common stock at a price of $1.73 per share. The warrant was exercisable as to 66,666 shares upon execution of the agreement and the warrants to purchase the remaining 133,334 shares were to be exercisable upon the following vesting schedule; an additional 66,666 shares vest on August 5, 2005 and the final 66,668 shares vest on December 5, 2005. Shares issuable upon exercise of the warrant will be subject to customary demand and piggyback registration rights. Expense is recognized over the vesting period. For the year ended December 31, 2005, the Company recorded consulting expense of $311,028 based on the estimated fair value of the vested warrants using the Black-Scholes pricing model, with an offsetting adjustment to additional paid in capital. As of December 31, 2006, none of the warrants have been exercised.

During the fourth quarter of 2006, equity compensation in the amount of $294,460 was recorded as a result of 184,194 shares issued as compensation for services to non-employees with an offsetting adjustment to common stock in the amount of $184 and additional paid in capital in the amount of $294,276.

YTB INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

NOTE 15 - SEGMENT INFORMATION

The Company operates in the following three business segments: marketing of online travel stores including the development of a sales network (“Marketing”); sales of travel through online travel stores (“Travel”); developing and commercializing Internet-based technology programs used in supporting online travel stores (“Technology”). The Company’s business segments operate primarily in the United States, but are structured for potential international growth.

Summarized financial information concerning the Company’s reportable segments is shown in the following tables. The “parent” column includes corporate items not specifically allocated to the segments.

Year Ended December 31, 2006	Marketing	Travel	Technology	Parent	Elimination	Total
External and inter-segment revenue	$43,079,472	$7,971,942	$127,073	$-	$(281,757)	$50,896,730
Segment profit(loss)	(3,276,925)	1,681,687	85,849	(4,466,988)	-	(5,976,377)
Assets	20,750,647	4,381,686	-	10,531,821	(6,773,765)	28,890,389
Depreciation and amortization	314,585	-	-	93,440	-	408,025
Capital expenditures	1,269,787	-	-	4,624,214	-	5,894,001

Year Ended December 31, 2005	Marketing	Travel	Technology	Parent	Elimination	Total
External and inter-segment revenue	$16,244,918	$5,157,763	$237,741	$-	$(47,105)	$21,593,317
Segment profit(loss)	(3,676,254)	800,964	73,139	(5,650,636)	-	(8,452,787)
Assets	5,992,397	1,703,476	165,413	4,845,102	1,131,479	13,837,867
Depreciation and amortization	100,024	-	103,815	740,780	-	944,619
Capital expenditures	502,784	-	-	-	-	502,784

NOTE 16 - BENEFIT PLANS

The Company maintains a 401(k) benefit plan for its employees, which generally allows participants to make contributions via salary deductions up to allowable Internal Revenue Service limits on a tax-deferred basis. Discretionary contributions made by the Company are dependent upon the length of service of each employee. Such contributions by the Company were $159,650 in 2006 and $101,861 in 2005.

NOTE 17 - SUBSEQUENT EVENTS

On February 19, 2007, the Board of Directors of the Company granted shares of restricted stock, effective January 2, 2007, to certain Sales Directors under a Restricted Stock Award agreement in satisfaction of bonuses previously earned but not paid during the year ended December 31, 2006 and the fourth quarter of 2005.

In January 2007, the Company moved its headquarters offices to a new location in Wood River, Illinois. The Company is planning to relocate some departments to the Edwardsville, Illinois location.

On February 18, 2007, the board of YTB authorized the payment of $1 per monthly license renewal to be paid to J. Lloyd Tomer, Chairman of the Board of the Company, once the Company reaches 75,000 RTAs, continuing indefinitely.

On March 28, 2007, the Board of Directors authorized the Company to issue up to 500,000 five-year warrants to purchase shares of common stock to a certain vendor at an exercise price of $3.59 (market price less $1.50 per share), contingent upon certain conditions being met.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our amended and restated certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the amended and restated certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our certificate of incorporation provides for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (a) willful misconduct, (b) willful neglect, or (c) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

Registration Fees	$176.80
Federal Taxes	—
State Taxes	—
Legal Fees and Expenses	17,000.00
Printing and Engraving Expenses	2,800.00
Blue Sky Fees	—
Accounting Fees and Expenses	8,500.00
Miscellaneous
Total	$28,476.80

Item 26. Recent Sales of Unregistered Securities.

There has been an established trading market for the Registrant’s common stock since September 29, 1999. While changing over time, Registrant’s trading symbol is now YTBL.PK. The last reported sale price for Registrant’s common stock on May 1, 2007 was $4.35. As of May 1, 2007, Registrant had approximately 373 shareholders of record owning, on a fully diluted basis, its 38,646,967 out-standing shares of common stock.

On December 8, 2004, Registrant closed on its Merger and Stock Exchange Agreement dated September 17, 2004 (the “Merger Agreement” and the associated “Merger”) by and among REZconnect Technologies, Inc. (the Registrant prior to the recapitalization herein described, YourTravelBiz.com, Inc., a privately held Illinois corporation (“YTB”), and all of the stockholders of YTB. As amended November 19, 2004, the stockholders of YTB received in the Merger, in exchange for 100% of YTB’s capital stock, 11,522,376 newly issued shares of Registrant’s capital stock (the “Merger Stock”). The Merger Stock consisted of 7,430,000 shares of common stock of YTB International, Inc. and 4,092,376 shares of Series B Convertible Preferred Stock of YTB International, Inc. (“Series B Stock”). Each share of Series B Stock was convertible into one share of Common Stock, subject to adjustment, and has voting rights on an as converted basis. The issuance of the Merger Stock to the 18 YTB shareholders was not registered as the transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. In turn, the subsequent issuance of the shares in the reincorporated and renamed YTB International, Inc. was an exchange with its existing shareholders effected as of January 8, 2005 pursuant to Section 3(a)(9) of the Securities Act of 1933.

On January 26, 2005, the Registrant authorized the sale to Laurus Master Fund, Ltd. (“Laurus”) of a Secured Convertible Term Note in the principal amount of two million dollars ($2,000,000), which has been converted into 2,058,752 the Registrant’s common stock, (the “Term Note”). Laurus also acquired a Common Stock Purchase Warrant for the purchase of up to 800,000 shares of Common Stock, exercisable until January 26, 2012 at a price of $1.25 per share on the first 400,000 shares and $1.58 on the 400,000 share balance (the “Warrant”). In January 2007, Laurus exercised the Warrant and received 601,504 shares of Registrant’s common stock pursuant to the cashless exercise provisions under the Warrant. The Warrant has been cancelled. If not converted the Term Note would have matured on January 26, 2008 and was secured by a first priority lien on all collateral of the Registrant and its wholly-owned subsidiaries, including inventory, accounts receivable, raw materials and all of its ownership interests in REZconnect Technologies, Inc., YTB Travel Network, Inc. and YourTravelBiz.com, Inc., Registrant’s wholly-owned subsidiaries. The Term Note was also guaranteed by each of the Registrant’s wholly-owned subsidiaries. The Term Note accrued interest at a rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time, plus three percent (3%), but in no event less than eight percent (8%) per annum. The Registrant also granted Laurus the right, on or prior to October 26, 2005 (270 days following the closing) to issue an additional note in the aggregate principal amount of $1,000,000 on the same terms and conditions (including the same interest rate and fixed conversion price of $1.25). (See below.) Finally the Registrant granted Laurus registration rights with respect to all, shares of Common Stock underlying the Term Note and Warrant. Closing and funding occurred on January 26, 2005. No underwriter was employed in connection with the offer and sale of the shares. Registrant claimed the exemption from registration in connection with such private placement offering provided under Section 4(2) of the Act and Rule 505 of Regulation D thereunder.

In February 2005, Registrant commenced an offering of Units comprised of 18,750 shares of its common stock (at $0.80 per share) and a warrant to purchase 18,750 shares of its common stock at an aggregate price of $15,000 per Unit. Over the offering period 64 Units were sold for an aggregate of $960,000 (including a 20% over subscription provision). The warrants attached to these Units are exercisable for five years from the date of issuance at an exercise price of $1.75 per share of underlying common stock. No underwriter was employed in connection with the offer and sale of the shares. The closing occurred on June 6, 2005. Registrant claimed the exemption from registration in connection with such private placement offering provided under Section 4(2) of the Act and Rule 505 of Regulation D thereunder.

On April 5, 2005, the Registrant executed a warrant agreement with a consultant. The warrant agreement provided for the issuance of warrants to purchase up to 200,000 shares of the Registrant’s common stock at a price of $1.73 per share. The warrant was subject to vesting provisions all of which have since been satisfied. Shares issuable upon exercise of the warrant will be subject to customary demand and piggyback registration rights. Registrant claimed the exemption from registration in connection with such private placement offering provided under Section 4(2) of the Act and Rule 505 of Regulation D thereunder.

On October 31, 2005, Laurus exercised its option to issue an additional note to the Registrant in the aggregate principal amount of $1,000,000 on the same terms as the Term Note. Laurus immediately converted this additional note into 800,000 shares of the Registrant’s Common Stock. Laurus also received a warrant with respect to 400,000 additional shares of Registrant’s Common Stock, exercisable at 1.25 per share. Registrant granted Laurus registration rights with respect to these additional 800,000 shares of Common Stock and the shares of Common Stock underlying the warrant. Closing and funding occurred on October 31, 2005. No underwriter was employed in connection with the offer and sale of the additional 800,000 shares. Registrant claimed the exemption from registration in connection with such private placement offering provided under Section 4(2) of the Act and Rule 505 of Regulation D thereunder.

On November 20, 2006, the Registrant entered into a Settlement and Release Agreement with Laurus whereby the Registrant agreed to issue an additional 200,000 shares of its common stock to Laurus as settlement for liquidated damages for its inability to timely file a registration statement as stipulated in the original documents governing the January 2005 and October 2005 transactions with Laurus. The Registrant also granted registration rights with respect to the shares of its common stock, and the shares of its common stock underlying warrants, held by Laurus. All agreements entered into in connection with the January 2005 and October 2005 transactions with Laurus, other than the warrants issued to Laurus, were terminated. Registrant claimed the exemption from registration in connection with such private placement offering provided under Section 4(2) of the Act and Rule 505 of Regulation D thereunder.

Item 27. Exhibits.

The following is a list of Exhibits filed as part of this registration statement:

Exhibit No.	Description of Exhibit
2.1
Amended and Restated Merger and Stock Exchange Agreement dated November 19, 2004 by and between REZconnect Technologies, Inc. and YourTravelBiz.com, Inc., incorporated by reference to YTB International, Inc.’s Current Report on Form 8-K as amended, Exhibit 2.1, filed June 20, 2005.

3.1	Articles of Incorporation of the company, incorporated by reference to YTB International, Inc.’s Current Report on Form 8-K, Exhibit 3.1, filed January 10, 2005.

3.2	Amended By-Laws of the company, incorporated by reference to YTB international, Inc.’s Current Report on Form 8-K, Exhibit 3.2, filed January 10, 2005.

4.1	Form of Warrant to Purchase Common Stock

4.2
Stockholders’ Agreement dated December 8, 2004 by and among Great River Enterprises, LP#1, J. Scott Tomer, J. Kim Sorenson, Michael Y. Brent, Derek J. Brent and REZconnect Technologies Inc., incorporated by reference to YTB International, Inc.’s Current Report on Form 8-K, as amended, Exhibit 4.1, filed June 20, 2005.

4.3
Agreement and Irrevocable Proxy, dated November 22, 2006, by and among J. Lloyd Tomer, J. Scott Tomer, J. Kim Sorensen, jointly and severally, and Michael Y. Brent, Derek Brent and Darren Brent, jointly and severally, with respect to certain matters specified therein, incorporated by reference to Exhibit 99.1 to the Schedule 13D/A filed by Great River Enterprises, LP #1, J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorenson on November 24, 2006.

5.1	Opinion of Greenberg Traurig, LLP as to the legality of the shares of common stock.*

10.1	Form of Franchise Agreement, incorporated by reference to REZconnect Technologies, Inc.’s Annual Report for fiscal year 2004 on Form 10-KSB Amendment No. 6, Exhibit 10.2, filed November 22, 2006.

10.2
Form of Area Franchise Agreement (otherwise known as the Master Franchise Agreement), incorporated by reference to REZconnect Technologies, Inc.’s Annual Report for fiscal year 2004 on Form 10-KSB, Amendment No. 6, Exhibit 10.3, filed November 22, 2006.

10.3
Lease Agreement dated July 1, 1996 by and between Wal-Mart Stores, Inc. and Travel Network, incorporated by reference to Etravnet.com, Inc.’s Annual report for fiscal year 1999 on Form 10-KSB, Exhibit 10.2, filed March 30, 2000.

10.4
Employment Agreement dated January 30, 2006 and effective December 1, 2005 by and between John D. Clagg and YTB International Inc., incorporated by reference to YTB International Inc.’s Current Report on Form 8-K, Exhibit 10.1, filed February 7, 2006.

10.5
Employment Agreement dated January 1, 2005 by and between Michael Y. Brent and YTB International, Inc., incorporated by reference to YTB International, Inc.’s Annual Report for fiscal Year 2006 on Form 10-KSB, Exhibit 10.5, filed April 2, 2007.

10.6
Employment Agreement dated January 1, 2005 by and between Derek Brent and YTB International, Inc., incorporated by reference to YTB International, Inc.’s Annual Report for fiscal Year 2006 on Form 10-KSB, Exhibit 10.6, filed April 2, 2007.

Exhibit No.	Description of Exhibit
10.7
Employment Agreement dated January 1, 2005 by and between J. Scott Tomer and YTB International, Inc., incorporated by reference to YTB International, Inc.’s Annual Report for fiscal Year 2006 on Form 10-KSB, Exhibit 10.7, filed April 2, 2007.

10.8
Employment Agreement dated January 1, 2005 by and between J. Kim Sorensen and YTB International, Inc., incorporated by reference to YTB International, Inc.’s Annual Report for fiscal Year 2006 on Form 10-KSB, Exhibit 10.8, filed April 2, 2007.

10.9
Lease Agreement, effective as of July 1, 2005, by and between the company and Meridian Land company, Inc. with respect to that certain real property located at One Country Club View, Edwardsville, Illinois 62025, incorporated by reference to YTB International, Inc.’s Annual Report on Form 10-KSB/A (Amendment No. 1) for the fiscal year ended December 31, 2005, Exhibit 10.13, filed March 13, 2007.

10.10
Lease Agreement, effective as of November 1, 2005, by and between the company and Meridian Land company, Inc. with respect to that certain real property located at Two Country Club View, 2nd Floor, Edwardsville, Illinois 62025, incorporated by reference to YTB International, Inc.’s Annual Report on Form 10-KSB/A (Amendment No. 1) for the fiscal year ended December 31, 2005, Exhibit 10.14, filed March 13, 2007.

10.11
Amendment dated November 22, 2006 by and between Derek Brent and YTB International Inc., incorporated by reference to YTB International Inc.’s Current Report on Form 8-K, Exhibit 10.1, filed February 7, 2006.

10.12
Amendment dated November 22, 2006 by and between Michael Y. Brent and YTB International Inc., incorporated by reference to YTB International Inc.’s Current Report on Form 8-K, Exhibit 10.1, filed February 7, 2006.

10.13	Settlement and Release Agreement, dated November 20, 2006, by and between YTB International Inc. and Laurus Master Fund Limited.*

21	Subsidiaries of YTB International, Inc. incorporated by reference to YTB International, Inc.’s Annual Report for fiscal Year 2006 on Form 10-KSB, Exhibit 21, filed April 2, 2007.

23.1	Consent of UHY LLP.

23.2	Consent of Greenberg Traurig, LLP (included in the Opinion filed as Exhibit 5.1).*

24.1	Power of Attorney (set forth on signature page of Registration Statement).*

Item 28. Undertakings.

(a) The undersigned small business issuer hereby undertakes:

(1) To file, during any period in which it offers and sells securities, a post-effective amendment to this prospectus to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchase and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

(d) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Wood River, State of Illinois, on May 7, 2007.

YTB INTERNATIONAL, INC.

By:	/s/ J. Scott Tomer
J. Scott Tomer
Chief Executive Officer (principal executive officer)

By:	/s/ John Clagg
John Clagg
Chief Financial Officer (principal financial and accounting officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

*
J. Lloyd Tomer	Chairman of the Board of Directors	May 7, 2007

*
J. Scott Tomer	Director and Chief Executive Officer	May 7, 2007

*
J. Kim Sorensen	President and Director	May 7, 2007

*
Clay Winfield	Director	May 7, 2007

*
Harold L. Kestenbaum, Esq.	Director	May 7, 2007

*
Andrew Wilder	Director	May 7, 2007

*
Timothy Kaiser M.D.	Director	May 7, 2007

*
John Simmons, Esq.	Director	May 7, 2007

*
Lou Brock	Director	May 7, 2007

*
John Clagg	Chief Financial Officer	May 7, 2007

*	By John Clagg, attorney in fact.